EXHIBIT 10.15

S-K 1300 Technical Report Summary-FINAL

Lookout Mountain Project, Eureka Property, Eureka, Nevada USA

Submitted by:

Timberline Resources Inc. 101 East Lakeside Ave, Coeur d’Alene, ID 83814 USA +1 208 664-4859

RESPEC 210 S. Rock Blvd., Reno, NV 89502 +1 775 856-5700

Effective Date: December 31, 2022

Report Date: June 21, 2023

TABLE OF CONTENTS

DATE AND SIGNATURE PAGE			viii

1	EXECUTIVE SUMMARY		1

	1.1	Property Description and Ownership	1

	1.2	Geology and Mineralization	1

	1.3	Status of Exploration	2

	1.4	Development and Operations	3

	1.5	Mineral Resource Estimate	3

	1.6	Mineral Reserve Estimate	4

	1.7	Capital and Operating Costs	4

	1.8	Economic Analysis	4

	1.9	Permitting Requirements	4

	1.10	Qualified Person’s Conclusions and Recommendations	4

2	INTRODUCTION		5

	2.1	Registrant Information	5

	2.2	Terms of Reference and Purpose	5

	2.3	Sources of Information	5

	2.4	Personal Inspection Summary	6

	2.5	Previously Filed Technical Reports	7

3	PROPERTY DESCRIPTION		8

	3.1	Property Location	8

	3.2	Mineral Titles, Claims, Rights, Leases and Options	8

	3.3	Environmental Impacts, Permitting, Other Significant Factors and Risks	11

	3.4	Royalty Payments	11

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY		12

	4.1	Topography and Land Description	12

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	4.2	Access to the Property	12

	4.3	Climate Description	12

	4.4	Infrastructure and Availability and Sources	12

5	HISTORY		14

	5.1	Exploration History	14

	5.2	Past Production	14

6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT		16

	6.1	Regional Geology	16

	6.2	Local Geology	16

	6.3	Project Geology	17

	6.4	Mineralization	22

	6.4.1	Lookout Mountain Deposit Paragenesis	26

	6.4.2	South Adit	26

	6.4.3	Other Gold Occurrences in Ratto Canyon and Vicinity	27

	6.5	Deposit Type	30

7	EXPLORATION		31

	7.1	Introduction	31

	7.2	Non-drilling Exploration	31

	7.2.1	Geophysical Exploration	31

	7.2.2	Geochemical Exploration	33

	7.2.3	Reverse Circulation and Diamond Drill-core Drilling	33

	7.2.4	Collar Surveys, Down-Hole Surveys, and Project Coordinates	36

	7.3	Hydrologic Characterization	37

	7.4	Geotechnical Data, Testing and Analysis	39

	7.5	Opinion of Qualified Person	39

8	SAMPLE PREPARATION, ANALYSES, AND SECURITY		43

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	8.1	Site Sample Preparation Methods and Security	43

	8.2	Sampling Preparation, Assaying, Analytical Procedures, and Assay Laboratories	43

	8.3	Quality Control and Quality Assurance Programs	45

	8.4	Opinion of Qualified Person	45

9	DATA VERIFICATION		46

	9.1	Drillhole Database	46

	9.2	Quality Control/Quality Assurance Data	47

	9.2.1	Amselco Drill Data	47

	9.2.2	Barrick Drill Data	53

	9.2.3	Echo Bay Drill Data	53

	9.2.4	Staccato Drill Data	53

	9.2.5	Timberline Drill Data - 2010 and 2011 Programs	53

	9.2.6	Timberline Drill Data - 2012 Program	56

	9.2.7	Discussion of QA/QC Results	58

	9.3	Site and Field Office Inspections	59

	9.4	Additional Data Verification	59

	9.5	Summary Statement	60

10	MINERAL PROCESSING AND METALLURGICAL TESTING		61

	10.1	Nature and Extent of Metallurgical Testing and Analytical Procedures	61

	10.2	Representative Metallurgical Test Samples	61

	10.3	Metallurgical Laboratories	63

	10.4	Metallurgical Recovery Testing Results	63

	10.4.1	Column Leach Tests – Surface Bulk Samples	63

	10.4.2	Column Leach Tests – Core Composite Samples	64

	10.4.3	Preliminary HPGR Crushing Test	65

	10.4.4	Historical Recoveries	65

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	10.5	Opinion of Qualified Person	65

11	MINERAL RESOURCE ESTIMATES		66

	11.1	Introduction	66

	11.2	Lookout Mountain Project Data	66

	11.3	Deposit Geology Relevant to Resource Modeling	66

	11.4	Geologic Modeling	66

	11.5	Oxidation Modeling	67

	11.6	Density Modeling	67

	11.7	Gold Modeling	68

	11.7.1	Mineral Domains	68

	11.7.2	Assay Coding, Capping, and Compositing	69

	11.7.3	Block Model Coding	74

	11.7.4	Grade Interpolation	74

	11.7.5	Model Checks	77

	11.8	Lookout Mountain Project Mineral Resources	78

	11.8.1	Project Risks and Resource Classification	85

	11.8.2	Further Comments on the Resource Modeling	86

12	MINERAL RESERVE ESTIMATES		87

13	MINING METHODS		88

14	PROCESSING AND RECOVERY METHODS		89

15	INFRASTRUCTURE		90

16	MARKET STUDIES		92

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS		93

	17.1	Environmental Studies	93

	17.1.1	Baseline Biological Resources Survey	93

	17.1.2	Cultural Survey and Report	93

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	17.1.3	Spring/Riparian Baseline Data	93

	17.1.4	Groundwater Data Collection	93

	17.1.5	Waste Rock and Ore Geochemical Characterization	94

	17.2	Requirements and Plans for Waste Rock Disposal, Site Monitoring, and Water Management	94

	17.3	Project Permitting Requirements	94

	17.4	Plans, Negotiations, or Agreements with Local Individuals or Groups	96

	17.5	Mine Closure Plans	96

	17.6	QP’s Opinion	96

	17.7	Commitments to Local Procurement and Hiring	96

18	CAPITAL AND OPERATING COSTS		97

19	ECONOMIC ANALYSIS		98

20	ADJACENT PROPERTIES		99

21	OTHER RELEVANT DATA AND INFORMATION		100

22	INTERPRETATION AND CONCLUSIONS		101

23	RECOMMENDATIONS		103

24	REFERENCES		105

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT		109

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TABLES

Table 1.1 Lookout Mountain Project Gold Resources	3
Table 2.1: Key Acronyms and Definitions	6
Table 7.1 Lookout Mountain Project Drilling Database Summary	37
Table 8.1 Compilation of Lookout Mountain Analytical Laboratories and Assay Methods	44
Table 9.1 Descriptive Statistics of ALS Pulp Duplicates and Original Monitor Assays	50
Table 9.2 Timberline Certified Standards	54
Table 9.3 Timberline Certified Standards	57
Table 10.1 Summary of Historical Metallurgical Testing	61
Table 10.2 Summary of Column Leach Test Gold Recovery in Bulk Samples from	64
Table 10.3 Summary of Column Leach Test Gold Recovery in Drill Core Composite Samples	64
Table 10.4 Comparison of Bottle Roll Test Gold Recovery in Jasperoid by	65
Table 11.1 Density Data	67
Table 11.2 Descriptive Statistics of Lookout Mountain Coded Gold Assays	69
Table 11.3 Descriptive Statistics of South Adit Coded Gold Assays	70
Table 11.4 Descriptive Statistics of Lookout Mountain Gold Composites	70
Table 11.5 Descriptive Statistics of South Adit Gold Composites	70
Table 11.6 Summary of Lookout Mountain Estimation Parameters	76
Table 11.7 Summary of South Adit Estimation Parameters	77
Table 11.8 Pit Optimization Parameters	78
Table 11.9 Lookout Mountain Project Gold Resources	79
Table 11.10 Lookout Mountain Deposit In-Pit Mineralization at Various Cutoffs	80
Table 11.11 South Adit Deposit Mineralization at Various Cutoffs	81
Table 11.12 Lookout Mountain Classification Parameters	86
Table 11.13 South Adit Classification Parameters	86
Table 23.1 Recommended Phase I Lookout Mountain Work Program	103
Table 23.2 Recommended Phase II Lookout Mountain Work Program	104

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FIGURES

Figure 3.1 Location of the Lookout Mountain Project	9
Figure 3.2 Eureka Property Map	10
Figure 6.1 Stratigraphic Column of the South Eureka District	18
Figure 6.2 Geology of the Eureka Property and South Eureka District	19
Figure 6.3 Geologic Map of the Lookout Mountain Project Area (Mapping by Timberline, December 7, 2010)	23
Figure 6.4 Exploration Targets	29
Figure 7.1 Project IP Survey and Anomalies over Gravity Vertical Derivative Base Map	32
Figure 7.2 Surface Rock Samples in Lookout Mountain Project Area.	34
Figure 7.3 Lookout Mountain Project Drillhole Locations	38
Figure 7.4 Lookout Mountain Spring Sampling Location Map	41
Figure 7.5 Lookout Mountain Monitoring Well Location Map	42
Figure 9.1 ALS Preparation Duplicates Relative to Original Monitor Assays – Staccato	49
Figure 9.2 Absolute Value of Relative Differences of ALS vs. Monitor - Staccato	49
Figure 9.3 Normalized Results of Inspectorate Analyses of All 2010 and 2011 Certified Standards	54
Figure 9.4 Normalized Results of Inspectorate Analyses of All 2012 Certified Standards	58
Figure 10.1 Lookout Mountain Project Metallurgical Testing Sample Sites	62
Figure 11.1 North Lookout Mountain Cross Section 1697700 Showing Gold Mineral Domains	71
Figure 11.2 South Lookout Mountain Cross Section 1694900 Showing Gold Mineral Domains	72
Figure 11.3 South Adit Cross Section 1687300 Showing Gold Mineral Domains	73
Figure 11.4 Variogram of Lookout Mountain Domain 100 and 200 Composites in Dip Direction	75
Figure 11.5 North Lookout Mountain Cross Section 1697550N Showing Block Model Gold Grades	82
Figure 11.6 South Lookout Mountain Cross Section 1694900N Showing Block Model Gold Grades	83
Figure 11.7 South Adit Cross Section 1687300N Showing Block Model Gold Grades	84
Figure 15.1 Lookout Mountain Project Scoping-level Facilities Siting	91

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DATE AND SIGNATURE PAGE

The effective date of the Mineral Resource estimate is December 31, 2021.

Author	Section(s)	Signature
Steven A. Osterberg (Timberline) RESPEC Company LLC	All except Section 11 Sections 1.5, 1.10, 9, 11, 21, 22, and 23

The qualifications and relevant experience of the QP are shown below.

Steven A. Osterberg Ph.D., P.G:

•	Education:

–	Bachelor of Science in Geology, University of Wisconsin, Oshkosh, 1982

–	Master of Science in Geology, University of Minnesota, Duluth, 1985

–	Doctor of Philosophy in Geology, University of Minnesota, 1993

•	Years of Experience:

–	Has 40 years of experience in the mining industry as a geologist.

•	Relevant Experience

–	Employed as a geologist in the minerals exploration industry for 20 years with mineral companies including: Kerr-McGee Corporation, Noranda Mining, Minnova, BHP Minerals, and Timberline.

–	Employed as an independent geological and hydrogeological consultant for 15 years in consulting for Knight Piesold, Ltd., MFG, Inc., Tetra Tech, Inc., and as an independent.

–	Has been the non-independent QP for Timberline Resources since 2012.

–	Has more than 10 years of experience working on Carlin-type gold deposits.

•	Professional Registration:

–	Licensed Professional Geologist – Wyoming, U.S. (Registration No – PG-3444)

–	Registered Member of the Society of Mining Engineers (Registration No. 4103097)

•	· Certified Professional Geologist of the American Institute of State Boards of Geology

RESPECT Company LLC acted as an independent QP for this Technical Report Summary.

viii

1 EXECUTIVE SUMMARY

1.1 Property Description and Ownership

Lookout Mountain is one of several projects located on what Timberline Resources Corporation (“Timberline”) refers to as its Eureka property, which covers an area of about 17,000 acres or over 27 square miles. The Eureka property is in the southern part of the Eureka mining district in Eureka County, central Nevada, beginning approximately one mile south and extending for several miles south of the town of Eureka. The Lookout Mountain claim block is one of eight blocks that comprise Timberline’s Eureka property.

The Eureka property lies within T19N, R53E and unsurveyed T17N and T18N, and R53E. The property is also within the bounds of the United States Geological Survey (“USGS”) 1:24,000-scale 7.5-minute topographic series maps of the Pinto Summit and Spring Valley Summit quadrangles and includes the Lookout Mountain, Windfall and Oswego trends of historic mines and exploration prospects.

1.2 Geology and Mineralization

Central Nevada was a shelf environment throughout Paleozoic time, interrupted by the Late Devonian to Early Mississippian Antler Orogeny with east-directed compression and thrust faulting whose primary feature was the Roberts Mountains thrust, exposed just west of the Eureka district. During the Tertiary, several periods of igneous activity deposited a variety of volcanic and intrusive rocks throughout this region. Extensional tectonics dominated the Tertiary throughout Nevada. The Eureka district lies on the southern end of the 100-mile-long, northwest-trending Battle Mountain-Eureka trend, which hosts numerous sediment-hosted gold deposits and base-metal replacement deposits.

The sedimentary rocks exposed in the south Eureka district are dominantly of Cambrian through Devonian age and are made up of limestone, dolomite, and minor amounts of shale and quartzite that were deposited in a shallow-water miogeosynclinal environment. They have been intruded by a Cretaceous pluton and several felsic dikes of Eocene age. The Oligocene Ratto Springs rhyodacite and Sierra Springs tuff overlie the Paleozoic rocks. Included within the Paleozoic section in the south Eureka district are the Ordovician Goodwin Formation of the Pogonip Group, which hosts gold mineralization at the nearby Ruby Hill Mine; the Cambrian Dunderberg Shale and Hamburg formation, which host gold mineralization at the Lookout Mountain, Windfall, Paroni, Rustler deposits on Timberline’s Eureka property; and the Devonian Bartine Limestone, which hosts gold mineralization at the Gold Bar mine to the northwest.

A pronounced north-trending high-angle fault zone, the Ratto Ridge fault system, has localized jasperoids and gold mineralization in sedimentary units along more than 2.5 miles of strike length at Lookout Mountain. This fault juxtaposes gently dipping Cambrian sedimentary rocks on the east against gently dipping Devonian sedimentary rocks on the west, an offset of perhaps 7,000 feet vertically along Ratto Ridge. The Ratto Ridge fault system is cut by several northeast- and east-trending, steeply south-dipping faults and also by less prominent northwest-trending, steeply south-dipping sets of faults.

There are breccias of multiple origins at Lookout Mountain as evidenced in the historical pit and drill core. Most appear to be collapse breccias, but there are also tectonic and probably depositional breccias, and these breccias host the bulk of the resources discussed in this report. Timberline believes these breccias, which are collectively referred to as Lookout Mountain breccia in this report, are developed within both the Dunderberg and Hamburg formations.

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The Lookout Mountain breccia has a northerly strike and moderate dip to the east. The breccia is quite wide at the surface and typically thins down dip. Jasperoid-rich zones are common in the upper portion of the breccia near its contact with the Dunderberg Shale, while the lower portion near the Secret Canyon Shale is characterized by a structural zone; both zones are frequently characterized by higher-than-average gold grades. The highest grades at Lookout Mountain appear to be controlled by favorable structural settings in both the breccia and overlying Dunderberg Shale. The Secret Canyon Shale, which immediately underlies much of the breccia, rarely hosts mineralization.

Gold mineralization at the Lookout Mountain project is Carlin-type disseminated sediment-hosted mineralization. Characteristic alteration of these deposits is decalcification, argillization, and intense silicification, which forms jasperoid. Gold is invariably accompanied by silver (at similar or lower concentrations) and a halo of pathfinder elements commonly including arsenic, thallium, mercury, antimony, and barium. In addition to the previously mined Lookout Mountain deposit, other concentrations of gold mineralization on the Lookout Mountain claim block have been identified at South Adit, South Lookout Mountain, South Ratto Ridge, and Triple Junction.

At Lookout Mountain, and for 2.5 miles along Ratto Ridge, disseminated sediment-hosted gold mineralization has been found within the Lookout Mountain breccia, as well as the overlying Cambrian Dunderberg Shale. Gold occurs in jasperoid that caps Ratto Ridge through to depths of 1,500 feet and is associated with strong surface arsenic, mercury, and antimony anomalies in soil and rock samples. Alteration is widespread, with decalcification and silicification being the most common types. Argillic alteration is also present, as is sanding of dolomites. Gold is associated with pyrite, realgar, orpiment, quartz, and clay. The unoxidized mineralization at Lookout Mountain consists of disseminated arsenopyrite and arsenosiderite; assays ranging from 0.5 to over 1.0 oz Au/ton have been reported.

At South Adit, gold occurs in the same geological setting as the other occurrences along Ratto Ridge, i.e. at the Dunderberg-Hamburg contact associated with strong silicification/argillization and steeply dipping normal faults. The mineralized zone trends north and, like Triple Junction to the north, lies east of the crest of Ratto Ridge. At the top of the ridge above South Adit mineralization, a northwest-trending splay of the main north-trending structure appears. Mapping and drill-section interpretation suggest that a strong north-trending cross structure intersects the northwest-trending structure in this area. Large jasperoid bodies lie just above the South Adit mineralized zone with a strong east-northeast fault control.

1.3 Status of Exploration

The Lookout Mountain project has been drilled by Newmont, Amselco, Barrick, Echo Bay, Norse Windfall Mines, EFL, Staccato, and Timberline. The project database provided to RESPEC Company LLC (“RESPEC”) contains data from 754 holes, totaling 418,743 feet, including 75 core holes, 504 RC holes, 16 RC with core-tails, and 159 rotary holes. Amselco’s drilling program from 1978 through 1985 provided 45% of the holes in the current database. Timberline drilled a total of 220 holes from 2010 through 2022, of which 39 were core, 165 RC, and 16 as RC with core-tails.

Most of the various operators prior to Timberline used commercial laboratories for the preparation and analysis of their drill samples that were well recognized and widely used in the minerals industry. In-house mine laboratories were also used for the 20 Norse Windfall Mines holes and some of the Amselco holes, and many of these analyses utilized partial-gold extractions. Some of the Norse Windfall Mines gold data clearly understate grades in comparison to adjacent holes. RESPEC’s reconstruction of the Amselco database effectively limits the impact of the in-house assays by replacing many of them with check analyses performed at commercial laboratories.

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Staccato used ALS Laboratories for their drill samples from the 2005 through 2007 programs and Inspectorate America Corp. (“Inspectorate”) in 2008. Timberline used Inspectorate for most assaying of their primary drill samples until its most recent work from 2020-2022, for which it used ALS.

1.4 Development and Operations

No development activities or mining operations have been undertaken on the Eureka project during Timberline’s operating control. All activities to-date have been exploration and resource-related.

1.5 Mineral Resource Estimate

The gold resources at the Lookout Mountain project, including the Lookout Mountain and South Adit deposits, were modeled and estimated by evaluating the drill data statistically, utilizing the geologic interpretations provided by Timberline to interpret mineral domains on cross sections spaced at 50- and 100-foot intervals, refining the mineral-domain interpretations on level plans spaced at 10-foot intervals, analyzing the modeled mineralization statistically to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model. All modeling of the Lookout Mountain project resources was performed using Gemcom Surpac® mining software.

The Lookout Mountain project resources are presented in Table 1.1

Table 1.1 Lookout Mountain Project Gold Resources

Notes:

•	The estimate of the Lookout Mountain project Mineral Resources was completed by RESPEC.

•

The Mineral Resources are comprised of oxidized model blocks that lie within optimized pits at a cutoff grade of 0.005 oz Au/ton plus unoxidized blocks within the optimized pits at a 0.055 oz Au/ton cutoff.

•	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

•

The Mineral Resources are potentially amenable to open pit mining methods and are therefore constrained by optimized pits created using a gold price of US$1,800/oz, a throughput rate of 10,000 tons/day, assumed metallurgical recoveries of 80% for heap-leaching of oxidized materials and 86% for toll milling of unoxidized materials, a mining cost of US$2.50/ton, heap-leaching processing cost of $3.60/ton, toll milling cost of $80.00/ton, general and administrative costs of $0.83/ton processed, a reclamation cost of $0.25/ton processed, refining cost of $3.00/oz Au produced, and an NSR royalty of 3.5%.

•	The effective date of the resource estimate is December 31, 2022.

•	Rounding may result in apparent discrepancies between tons, grade, and contained metal content.

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1.6 Mineral Reserve Estimate

Not applicable to this TRS.

1.7 Capital and Operating Costs

Not applicable to this TRS.

1.8 Economic Analysis

Not applicable to this TRS.

1.9 Permitting Requirements

Timberline operated exploration activities at Lookout Mountain under a Plan of Operations (PoO) approved in 2010 by the BLM. Annual work plan amendments to the PoO allow drilling-related disturbance which is totaled annually as part of 266.4 acres of total approved impacts. Additional environmental and engineering studies will be required to support a mine plan of operations with the BLM to comply with NEPA, and to meet State of Nevada Bureau of Mine Regulation and Reclamation and other agency permit requirements.

1.10 Qualified Person’s Conclusions and Recommendations

RESPEC has reviewed the project data and has visited the site. RESPEC believes that the data provided by Timberline are generally an accurate and reasonable representation of the Lookout Mountain project.

The resources reported above are open along strike in both directions, as well as down dip. The possible extension of the Lookout Mountain deposit south through to the South Adit resource, located approximately 3,500 feet south of the southern limit of the modeled mineralization at Lookout Mountain, provides the best opportunity for near-term enhancement of project resources. In addition, there is excellent potential to add to the existing resources that lie west of the Ratto Canyon fault at the Lookout Mountain deposit.

A Phase I program is recommended to include infill drilling, resource-expansion drilling, further metallurgical testing, full three-dimensional geological modeling, and the completion of an Initial Assessment based on the current resources. The cost of this program is estimated to be about $4.5 million dollars.

If the Initial Assessment returns positive results, a Phase II program is recommended that is designed to prepare the project for a pre-feasibility study.  The Phase II program includes hydrologic, environmental, and preliminary design studies, as well as continuations of the drilling program and metallurgical studies of Phase I.  The cost of the proposed Phase II program is about $6.655 million (the Phase I and II estimated costs exclude all personnel, landholding, reclamation, reclamation bonding, permitting and related environmental costs).

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2 INTRODUCTION

In 2010 Timberline Resources Inc (“Timberline” or “the Company”) acquired Staccato Gold Resources (“Staccato”), a Canadian-based resource company and its wholly owned U.S. subsidiary BH Minerals USA, Inc. The Lookout Mountain project was the flagship project of Staccato Gold and was acquired by Timberline as a result of the acquisition. From 2010 through 2013, exploration work was performed on the Lookout Project. The work during that period delivered sufficient data to support a mineral resource estimate (including a technical report compliant with Canadian National Instrument 43-101 (“NI 43-101”)), conduct initial gold recovery studies, initiate environmental baseline investigations, better understand the controls of mineralization, and to outline additional exploration drill targets.

2.1 Registrant Information

This Technical Report Summary (TRS) for the Lookout Mountain project was prepared by Timberline’s QP with the Data Verification and Mineral Resources completed by RESPEC Company LLC (“RESPEC”), a mining consulting firm that is independent of Timberline.

2.2 Terms of Reference and Purpose

The effective date of this TRS was June 21, 2023, while the effective date of the Mineral Resource estimate was December 31, 2022. The mineral resources estimate, as reported, represents updates to resources initially completed between December 2012 through February 2013. The current updates of December 2022 include application of pit optimizations to constrain the resources using current economic parameters.

This TRS uses US English spelling. Costs are presented in constant US Dollars, as of April 11, 2013.

Except where noted, coordinates in this TRS are presented in US feet units using the North American Datum of 1927 – SPC Zone Nevada East 2701

The purpose of this TRS is to report Mineral Resources for Timberline’s Lookout Project.

Key acronyms and definitions for this Report include those items listed in Table 2.1.

Measurements are generally reported in English units in this report. Where information was originally reported in metric units, conversions may have been made according to the formulas shown below; discrepancies may result in slight variations from the original data in some cases.

2.3 Sources of Information

The information and data used in the development of this TRS was provided by Timberline as well as sourced from publicly available information.

A detailed list of cited reports is noted in Section 24.0 of this TRS.

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Table 2.1: Key Acronyms and Definitions

Abbreviation/Acronym	Definition
AA	atomic absorption spectrometry
Ag	silver
Au	gold
BLM	United States Department of the Interior, Bureau of Land Management
CSAMT	Controlled Source Audio-Frequency Magneto-Telluric geophysical survey
cm	centimeter; 1 cm = 0.3937 inch
°F	degrees Fahrenheit
ft	foot or feet; 1 ft = 0.3048 m
g/t	grams per tonne; 1 g Au/t = 1 ppm Au = 0.02917 oz/ton
ha	hectare; 1 ha = 2.471 acres
ICP	inductively coupled plasma
in.	inch or inches
IP	induced polarization geophysical survey
kg	kilogram; 1 kg = 2.205 pounds
km	kilometer; 1 km = 0.6214 mile
l	liter; 1 l = 1.057 US quarts
Ma	million years old
m	meter; 1 m = 3.2808 feet
mm	millimeter; 1 mm = 0.001 m = 0.003281 ft
oz	troy ounce; 12 troy oz = 1 troy pound; 1 oz Au/ton = 34.2857 g Au/t
ppm	parts per million
ppb	parts per billion
RC	reverse-circulation drilling method
SEM	scanning electron microscope
t, tonne	metric tonne = 1.1023 short tons
T	township

2.4 Personal Inspection Summary

Multiple site visits and inspections of the Lookout Mountain project area were completed by RESPEC, who is responsible for the preparation of Sections 9.0 and 11.0 of this TRS.

RESPEC is a third-party Qualified Person (QP) firm that as defined in S-K 1300 and is responsible for the preparation of the Mineral Resources for the Project. RESPEC visited the Lookout Mountain project on January 6 and November 16, 2011 and April 10, 2013, and again on October 6, 2020, and November 4, 2021.

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During the site visits, RESPEC reviewed mineralized core and reverse-circulation drill chips, examined drill-hole cross sections showing the geologic model, investigated representative exposures in road cuts and outcrops, inspected sampling and logging procedures at active reverse-circulation drill sites, and took confirmatory visits to almost every Timberline drill site at Lookout Mountain.

The Company’s non-independent QP, Dr. Steven Osterberg, is responsible for all sections of this TRS except 11.0 Mineral Resource Estimates. Dr. Osterberg is Vice President of Exploration for Timberline and has had continuous involvement with the project since 2012.

2.5 Previously Filed Technical Reports

No previous regulation SK-1300 TRS reports have been filed on the project.

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3 PROPERTY DESCRIPTION

3.1 Property Location

Lookout Mountain is one of several projects located on what Timberline calls its Eureka property, which covers an area of about 17,000 acres or approximately 27 square miles. The Eureka property lies within the Eureka mining district at the southeastern end of the Battle Mountain-Eureka (Cortez) mineralized trend of gold and base-metal deposits in north-central Nevada (Figure 3.1). The Eureka property consists of seven large claim blocks: the Lookout Mountain, Windfall-Hoosac, North Amselco, Hiero, South Ratto, Trail, and New York Canyon blocks (Figure 3.2). The focus of this report is on the Lookout Mountain claim group, which covers the Lookout Mountain project and is the largest of the seven claim blocks (Figure 4.3). The Lookout Mountain project includes both the Lookout Mountain and South Adit deposits described in this report.

The Eureka property is in the southern part of the Eureka mining district in Eureka County, Nevada, stretching for several miles south of the town of Eureka, the Eureka County seat. The property lies at the topographic junction of the south end of the Diamond Mountains with the east-central portion of the Fish Creek Range. The Lookout Mountain claim block covers Lookout Mountain and Ratto Ridge in the northern part of surveyed Township 17 North, Range 53 East and in much of unsurveyed Township 18 North, Range 53 East, Mount Diablo Base and Meridian. The approximate center of the Lookout Mountain project is located at 39° 24’ 16”N, 115° 58’ 56”W. The property is covered by the United States Geological Survey 7.5 minute Pinto Summit and Spring Valley Summit topographic quadrangle maps.

In this report, the Lookout Mountain resource area is split into two blocks, with the dividing line at 1696100N (the northing value in Nevada State Plane East, NAD27 coordinates, the coordinate system used for the project). The resource area lying north of this line is referred to as North Lookout Mountain, which includes the previously mined open pit. The South Lookout Mountain area, south of 1696100N, is generally less densely drilled and includes only Indicated and Inferred resources. The South Adit resource area is located about 3,500 feet to the southeast of the southern limits of the South Lookout Mountain resource area.

3.2 Mineral Titles, Claims, Rights, Leases and Options

The Lookout Mountain project has a total of 378 claims, and consists of one lease of 373 claims. The remaining 5 claims Timberline controls outright.

The lease for 373 claims covering 6,368 acres has a 20 year term that expires June 1, 2028. The current advance royalty payment is $72,000 annually.

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Figure 3.1 Location of the Lookout Mountain Project

Getchell Trend
Carlin Trend
Battle Mountain-Eureka Trend
Lookout Mountain Project
NEVADA
UTAH
CALIFORNIA
Orovada
Winnemucca
Trego
Lovelock
Elko
Gold Acres
Austin
Eureka
Ely
Reno
Carson City
Hawthorne
Bridgeport
Tonopah
Goldfield
Tempiute
Pioche
Fresno
Independence
Amargosa Valley
Las Vegas
Visalia
Bakersfield
Ridgecrest
Searchlight
Cima
Kingman
Henry
Park Valley
Lakeside
Gold Hill
Trout Creek
Sugarville
Cedar City
Saint George
Mount Trumbull
Vya
Alturas
Major Gold Deposit
Gold Trend
0 20 40 80 Miles
date of drawing: 31 March 2011
MINE DEVELOPMENT ASSOCIATES
Timberline Resources Corp.
Lookout Mountain Project
Eureka County
Nevada

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Figure 3.2 Eureka Property Map

MOUNTAIN BOY RANGE
Timberline Resources
SWISS MOUNTAIN
RICHMOND MOUNTAIN
N
New York Canyon Block
Simpson Creek
SIN
PROSPECT MOUNTAIN
Trail Block
Hiero-Syracuse Block
Windfall-Hoosac Block
EUREKA
WHITE PINE
9593 ft
9410 ft
WHITE MOUNTAIN
Rocky Canyon Mining Block (Lookout Mountain)
Lookout Mountain Gold Resource
North Amselco Block
Hiero-Syracuse Block
South Ratto Block
EEK RANGE
Q Claims Block
0
2miles
Claim Blocks
Property Outline
Highways
Gold Resource Area
20230613 Eureka Claim Blocks.pex

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3.3 Environmental Impacts, Permitting, Other Significant Factors and Risks

Timberline conducts exploration activities at Lookout Mountain under regulatory authority of the BLM and State of Nevada. Disturbance activities since September 2010 are authorized under Exploration Plan of Operations NVN-086574 which authorizes up to 266.4 acres of exploration-related surface disturbance within the project area. Timberline has assumed the responsibility and liability for all environmental impacts related to such exploration activities. The Nevada Division of Environmental Protection, Bureau of Mining Regulation and Reclamation (“BMRR”) approved a Nevada Reclamation Permit (No. 0307) for the project which has been most recently updated in May, 2022 to a bond in the amount of $433,910 covering up to 266.4 acres of surface disturbance as currently permitted. Work Plan Amendments are prepared and submitted to the BLM for approval typically on an annual basis and include a calculation of anticipated new disturbance acreage. With work completed through the 2022 Amendment, disturbance at Lookout Mountain currently totals 36.1 acres. Currently Timberline is deliberately over-bonded such that future work can be completed by re-allocating already approved and bonded disturbance, through either work plans or letters describing the reallocation of disturbance.

Expanded or additional baseline studies beyond the exploration Plan of Operations will be required if the project is to advance through mine permitting. Such studies were initiated in 2012-2013 but have not been completed (see Section 17.0 for further description).

The property was previously mined in the 1980s for gold. This mining operation resulted in the development of an open pit, a waste-rock dump, a haul road, and exploration drill roads and pads. All processing of the ore occurred off site. Some reclamation has been completed on the mining-related surface disturbance. Under the Plan of Operations, Timberline is not responsible for pre-1981 disturbance and is not held responsible for re-contouring or reclaiming the existing open pit and waste dump at Lookout Mountain. It is reasonable to expect that as long as Timberline does not reactivate the disturbance associated with the waste-rock dump or the open pit, Timberline will continue to not be liable for any additional reclamation.

3.4 Royalty Payments

The Lookout Mountain project is subject to a 3.5% Gross Value Royalty payable to Rocky Canyon Mining Company on production from the Rat and Selrat claim groups and the Dave and Trevor claims. Advanced minimum royalty payments of $72,000 per year are paid to RCMC and total $864,000 paid to-date. In addition, there is a 1.5% Gross Value Royalty payable to Geneve and Mary Bisoni on production from the Rat and Selrat claim groups, which is capped at $1,500,000.

An updated title review by Harris & Thompson (Thompson, 2011) found no transfers of these royalties of record, so they remain vested as described above.

As currently defined, the Lookout Mountain and South Adit resources discussed herein fall entirely within the Rat and Selrat claim groups.

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4 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1 Topography and Land Description

The Lookout Mountain project is located in the Basin and Range physiographic province, characterized by generally north-trending fault-bounded ranges separated by alluvial valleys. The terrain on the property is rugged, with high ridges, steep canyons, and narrow valleys. Elevations range from 7,000 to 9,000 feet. Ridges show abundant bedrock exposures; slopes and valleys are typically covered by soil and alluvium. Sagebrush abounds in lower-elevation areas, while juniper and pinion cover the higher elevations. Grasses and shrubs grow on the highest ridge tops.

4.2 Access to the Property

Access to the property is via U.S. Highway 50, which passes to the north and east of the Lookout Mountain property, and then by unpaved County roads maintained by Eureka County. The northern part of the Lookout Mountain claim group is accessed by the Windfall Canyon Road and its westward extension (the former haul road for the Lookout Mountain mine), which turns southwest off U.S. 50 approximately two miles south of Eureka. An alternative route provides access via the southern part of the Lookout Mountain group by traveling approximately eight miles south of Eureka on U.S. 50 to South Gate, then approximately two miles south-southwest on the Fish Creek Valley Road to a turnoff to the west and northwest on the Ratto Canyon Road.

4.3 Climate Description

The Lookout Mountain area is characterized by the high-desert climate of the Great Basin. The climate is semi-arid with moderate winter snow and occasional thunderstorms that can include heavy rain from time to time during otherwise hot and dry summers. November snow commonly lingers until April in the higher elevations, and several feet of snow often accumulate on the property during the winter months. Access is not publicly maintained off the paved roads during winter.

Temperatures range from as cold as -10ºF in winter to occasional days near 100ºF in summer. Summer temperatures usually consist of many consecutive days of over 90º F. Winter temperatures are usually in the 20º to 35ºF range. Precipitation amounts vary from year to year, averaging about 10.0 inches annually for the area.

At Eureka, located eight miles north of the property, the average temperature is 44°F, with an average high of 61.9°F and an average low of 26.7°F. Average annual precipitation is 10.1 inches.

Mining can be conducted year around, but heavy snow may impede exploration during the winter.

4.4 Infrastructure and Availability and Sources

The Lookout Mountain property is situated in central Nevada in an area with established mining infrastructure. Transmission power lines serve Eureka from the north. Essential services such as food and lodging are available in Eureka, including dockage for shipments of heavy equipment. Eureka’s estimated 2020 population was 411 (U. S. Census). A small airport at Eureka is available for private air transport, and regularly scheduled air service is available in Elko, Nevada, about a two hours’ drive north of the property. US Highway 50 that crosses Nevada in an east-west direction lies to the north and east of the property. The Union Pacific Railroad runs parallel to Interstate 80 about 85 miles north of the property.

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US Highway 50 that crosses Nevada in an east-west direction lies to the north and east of the property.  The Union Pacific Railroad runs parallel to Interstate 80 about 85 miles north of the property.

Skilled miners and mining professionals are available at Eureka and 100 miles to the north at Carlin, Elko, and Spring Creek. Mining supplies and services are available at Carlin and Elko.

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5 HISTORY

5.1 Exploration History

The following information is taken from Russell (2005, 2007), Morris (2007), Edmondo (2008a, 2008b), Shawe and Nolan (1989), and Emmons (1995, 1996), with additional references as cited.

Exploration in the Eureka area began around 1860, and the Eureka mining district was discovered in 1864. Production of lead-silver-zinc-gold mineralization from small bonanza mines dates from 1865. Early production from the district was from oxidized, gold-rich, manto-like replacement deposits in Paleozoic carbonate rocks near Cretaceous stocks. In addition to gold, the Eureka deposits produced substantial amounts of lead and silver. Several small lead-silver-gold mines were discovered in the South Eureka district (also known as the Secret Canyon district) about one mile east of Lookout Mountain/Ratto Ridge during this same time period. Incomplete production records prior to the 1950s suggest that production of gold, silver, copper, lead, and zinc from the Eureka district may have totaled $122 million (in 1962 dollars) (Nolan, 1962). About 1.65 million ounces of gold were produced from the Eureka district, mostly during the period from 1870 to 1890 (Shawe and Nolan, 1989).

Gold mineralization that contained no base metals and only minor, if any, silver was discovered in 1904 at Windfall Canyon, about 3.5 miles northeast of Lookout Mountain. The mineralization was largely oxidized and siliceous. The Windfall mine had early underground gold production from 1904 until 1908 and 1909 to 1912 (Vanderburg, 1938). The gold mineralization showed both structural and stratigraphic control, localized by the intersection of northeast-striking fissures with the uppermost beds of the Hamburg dolomite (Nolan, 1962).

Disseminated gold deposits were discovered in the region in the 1960s, and there has been extensive exploration for and development of such deposits since then. Renewed interest in the gold-only mineralization at Windfall brought modern-day prospectors into the Lookout Mountain area in the 1960s.

The ownership and exploration history of the Lookout Mountain area claims includes 12 companies prior to Timberline with programs including geologic mapping, geochemical rock and soil sampling, geophysical surveys, metallurgical testing, and drilling as summarized in Table 5.1.

Timberline acquired the South Eureka property, including the Lookout Mountain project, in June 2010 through its acquisition of Staccato (Timberline press releases dated March 23, June 1, and June 3, 2010). Timberline’s exploration is described in Section 9.0. The Company acquired new claims in the period since the acquisition of Staccato and renamed it the Eureka property in 2020.

5.2 Past Production

The first gold bar was poured from Lookout Mountain ores in January 1987 (Cargill, 1988). Norse Windfall Mines operated the heap-leach mine between 1987 and November 1988 (Jonson, 1991). Production from January through December 1987 totaled 180,200 tons averaging 0.12 oz Au/ton and yielded 17,700 ounces of gold; recovery was 81% (Cargill, 1988; Jonson, 1991). No information regarding the actual production between January and November 1988 is available.

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The ore was hauled 5.6 miles from the pit to the Windfall mine for crushing, agglomeration, and heap leaching.  Recovery was expected to be 85 to 90%, but problems reported by the mining contractor resulted in lower recovery (Jonson, 1991, citing an August 1988 report not available to Timberline).  The cutoff mining grade was 0.02 oz Au/ton due to the long haul to the agglomerator (Jonson, 1991).  Mining reportedly was discontinued due to unspecified financial, management, logistical, and metallurgical problems, as well as a lawsuit (Russell, 2005; Alta Gold Co., 1999).

Production has also come from the nearby Windfall, Rustler, and Paroni open-pit mines elsewhere on Timberline’s Eureka property, as well as from the Archimedes mine discovered by Homestake Mining Company, which is about five miles north of the Lookout Mountain property and one mile northwest of the town of Eureka.  Production from the Windfall, Rustler, and Paroni mines in the 1980s totaled about 2.8 million tons averaging 0.04 oz Au/ton (Russell, 2005).

Table 5.1.  Summary of Company Exploration History at Lookout Mountain

Company	Period	Description	Reference
Cordero Mining Co	1960s	Drilled several core and rotary holes investigating mercury anomalies	Jonson, 1991
Newmont	1963	Drilled 5 holes; results including 50 ft @ 0.023 opt Au; drilling during molybdenum exploration program	Jonson, 1991
Bisoni	1974	Claim staking on anomalous gold, arsenic, antimony, and mercury rock sample results
Amselco Exploration	1978-1985	Claim staking; geologic mapping, geochem sampling; drilled 307 holes; discovered sediment-hosted gold at depth
CFB and JV partner Norse Windfall Mines	1986	Rock sampling, 20 exploration drillholes; developed LM mine in 1987-1988; produced 17,700 oz @ 0.12 oz Au/ton and 81% recovery
EFL Gold Mine, Inc.	1990	Purchased asset; bulk sampling, trenching, 11 RC holes	Jonson, 1991
Summit Minerals, Inc.	1990	Purchased from EFL	GIS Land Services, 2008; Jonson, 1991
Barrick Gold	1992	Soil sampling, drilling, ground and airborne geophysics (magnetics,resistivity, VLF-EM, radiometrics), IP/resistivity ; drilled 40 RC holes	Mako, 1993a
Echo Bay Exploration	1993

Rock and soil sampling, CSAMT, 105 RC drillholes on Ratto Ridge, and drill-testing of Devonian section; best intercepts of 110 ft @ 0.043 in Dunderberg Shale, and 115 ft @ 0.043 in Devonian Nevada Group

Alta Gold	1997-1999	Metallurgical test work	Langhans, 1997
Century Gold	2003	Acquired claims by lease from RCMC	GIS Land Services, 2008
Staccato	2005-2010	Acquired Century Gold’s land holdings; drilled 32 core and 18 RC drillholes; extended soil sampling and ground magnetic surveys	GIS Land Services, 2008
Timberline	2010-present	Acquired Staccato Gold

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6 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1 Regional Geology

The following information on regional geology has been taken from Russell (2007), Nolan et al. (1956), Jennings and Schwarz (2005), and Cargill (1988), which in part summarize work by Roberts (1960) and Roberts et al. (1967).

Sedimentary rocks of Cambrian through Permian age are found in this region and were deposited in a shelf environment. Limestone, dolomite, quartzite, and shale make up the Paleozoic section. Ordovician units demonstrate two very different facies that have been juxtaposed by Paleozoic thrust faulting: autochthonous limestone, dolomite, and quartzite and allochthonous chert, quartzite, and graptolite-bearing shales originally deposited to the west but transported to their current position by eastward-vergent thrust faulting.

There were several periods of Tertiary igneous activity in this part of Nevada. Andesitic to rhyolitic volcanic rocks and granitic intrusions were emplaced between 43 and 34 Ma, which may have coincided with deposition of most of the gold mineralization in the region. Rhyolitic and quartz latitic ash-flow tuffs erupted from calderas between 34 and 17 Ma. From 17 to 15 Ma, basaltic andesite volcanism, dike emplacement, and related gold mineralization took place along the northwest-trending Northern Nevada Rift and parallel fractures, followed by peralkaline and rhyolitic volcanism in northernmost Nevada from 14 to 6 Ma.

The Paleozoic Antler Orogeny was characterized by east-directed compression and thrust faulting that transported siliceous and volcanic rocks from the west over shelf sequences in eastern Nevada along the Roberts Mountains thrust, which is exposed just west of the Eureka district. While the Roberts Mountain thrust does not cover the Lookout Mountain area, it exerted a major influence on the structural features of this area in the form of near-surface disturbances in front of the advancing thrust. There is also evidence of younger thrust faulting in the vicinity of the Eureka district associated with the Mesozoic Sevier Orogeny. In contrast, extensional tectonics dominated the Tertiary in northeastern Nevada, culminating in formation of the block-faulted Basin and Range physiographic province.

The South Eureka district lies on the southern end of the Battle Mountain-Eureka trend, also known as the Cortez trend, which hosts many sediment-hosted gold deposits and base-metal replacement deposits. The trend extends about 150 miles from Battle Mountain on the northwest through the Lewis, Hilltop, and Cortez districts and the Tonkin Springs, Goldridge, and Goldbar mines, ending southeast of the Eureka district beyond the Pan and Mt. Hamilton mines. The trend, which strikes N45°W, does not lie parallel to any topographic feature, known structure, or type of lithology.

6.2 Local Geology

The following information has been taken from Russell (2007), Shawe and Nolan (1989), Steininger et al. (1987), and Cargill (1988), which in part summarize the work of Nolan (Nolan et al., 1956, Nolan, 1962) and Roberts et al. (1967).

The Eureka district lies at the northern end of the Fish Creek Range and is underlain by a miles-thick sequence of Cambrian through Devonian calcareous sedimentary rocks and Ordovician clastic rocks that were affected by the Late Devonian to Early Mississippian Antler Orogeny. Just west of the Eureka district, the Roberts Mountain thrust system carried dominantly clastic rocks from the west over dominantly carbonate rocks of the same age to the east during the Antler Orogeny. Post-orogenic coarse clastic units commonly referred to as the Overlap Sequence of Mississippian to Permian age, Lower Cretaceous freshwater sedimentary rocks and megabreccia, Tertiary volcanic rocks, and Mesozoic and Tertiary intrusions occur locally within the Eureka district. Rocks as young as Permian were deformed and cut by thrust faults, which themselves were deformed into a series of north-trending folds by compression that continued into Cretaceous time. Basin-range normal faults subsequently formed the present mountains and valleys.

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The sedimentary rocks exposed in the South Eureka district are of Cambrian through Devonian age and are made up of limestone, dolomite, and minor amounts of mudstone/shale and quartzite that were deposited in a shallow-water miogeosynclinal environment. These sedimentary units, which total 14,500 feet in thickness in the Eureka area, were autochthonous with respect to the Roberts Mountains thrust. They have been intruded by a Cretaceous pluton, as well as felsic dikes thought to be of Eocene age. The Oligocene Ratto Springs rhyodacite and Sierra Springs tuff overlie the Paleozoic rocks. Figure 6.1 shows the stratigraphy of the South Eureka district.

The South Eureka district is underlain in part by the Ordovician Goodwin member of the Pogonip Group, the stratigraphic unit that hosts much of the gold at the nearby Ruby Hill (Archimedes) Mine. Portions of the property are also underlain by the Cambrian Dunderberg Shale and Hamburg formation, which host the Lookout Mountain, Windfall, Paroni, and Rustler gold deposits on Timberline’s Eureka property. The Devonian Bartine Limestone hosts gold mineralization at the Gold Bar mine to the northwest.

Figure 6.2 shows the geology of Timberline’s Eureka property and vicinity.

6.3 Project Geology

The following descriptions of the stratigraphic units that are important in the definition of major structures and/or are hosts of significant gold mineralization at Lookout Mountain are derived from a combination of the work of Nolan (1956) and several of the Timberline geologic staff.

At Lookout Mountain gold is hosted within the upper Cambrian, Silurian-Ordovician, and Devonian stratigraphic sections (Figure 6.1). The Secret Canyon Shale includes a lower unit of argillaceous calcareous to non-calcareous shale and an upper bioturbated limestone and seems to be the floor to known mineralization at Lookout Mountain. The lower Secret Canyon Shale Member is a calcareous shale- and argillite-dominant unit with lesser wackestone interbeds of variable thickness. The upper Clark Springs Member is a banded thin-bedded limestone that is rhythmically bedded with distinctive wavy bands of micrite and silty limestone. The limestones are composed of predominant quartz silty wackestones and packstones with beds from ¼- to ½-inch thick, separated by 1/8- to ¼-inch calcareous shale and argillite partings. This upper unit is structurally thinned along an overlying postulated thrust fault, averaging about 200 to 250 feet thick near Lookout Mountain. Both members are usually tightly folded by the thrusts above and below the unit in the Lookout Mountain resource area. Very little mineralization has been found in the Secret Canyon Shale to date.

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Figure 6.1 Stratigraphic Column of the South Eureka District

TERTIARY
Oligocene
Sierra Springs Tuff
Ratto Springs Rhyodacite
Eocene (?)
Felsic Intrusives (dikes)
CRETACEOUS (?)
"Rocky Canyon Pluton" (Informal)
DEVONIAN
Bay State Dolomite
Sentinel Mtn. Dolomite
Oxyoke Canyon Sandstone
Saddle Ranch Fm.
Bartine Limestone
Beacon Peak Dolomite
Nevada Group 2,400'
GOLD BAR
SILURIAN
Lone Mountain Dolomite 2,000'
ORDOVICIAN
Hanson Creek Fm. 300'
Eureka Quartzite 300'
Antelope Valley Limestone 400-1,000'
Nine Mile Fm. 300'
Goodwin Limestone 1,000'
WEST ARCHIMEDES
Pogonip Group 2,300-2,700'
CAMBRIAN
Bull Whacker Member 400'
Catlin Member 300'
Dunderberg Shale 200-1,000' (?)
Hamburg Dolomite 1,000'
KINSLEY
Windfall Fm. 650'
LOOKOUT MTN WINDFALL
Clark Springs Member 450'
Lower Member 225'
Secret Canyon Shale 675'
Geddes Limestone 300'
Eldorodo Dolomite 2,500'
Pioche Shale (Variable Thickness)
Au, Ag, Cu, Pb, Zn
Replacement
Deposits
RUBY HILL
Prospect Mountain Quartzite >1,500'

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Figure 6.2  Geology of the Eureka Property and South Eureka District

The Cambrian Hamburg formation is one of the principal hosts for gold mineralization at Lookout Mountain, as well as at the Windfall mine, north of Lookout Mountain.  The Hamburg is dominantly comprised of limestone and dolostone that is sometimes difficult to distinguish from the Eldorado Dolomite.  The unit is normally tan to light brown, quartz-silty, coarsely crystalline, saccharoidal, and porous.  It was apparently easily dissolved by meteoric waters or hydrothermal solutions, which have formed evidence of karst features and collapse breccias.  At Lookout Mountain, the Hamburg formation is dominantly limestone, but it is widely present as dolostone in the vicinity of Hamburg Ridge along Windfall Canyon. Dolomitization may be related to hydrothermal alteration.  Thickness varies widely, possibly partly from its tendency toward dissolution.  The combination of original and secondary porosity (from sanding and karsting) results in this formation being a good host for mineralization.  Sanding, silicification, and recrystallization are all common in the Hamburg.  The extensive jasperoid development along Ratto and Hamburg ridges is principally silicification of the Hamburg and overlying Dunderberg Shale.

The Cambrian Dunderberg Shale formation was considered by some to be the most economically significant unit at Ratto Canyon, according to Steininger et al. (1987).  The Dunderberg consists predominantly of grey non-calcareous fissile shale with significant quantity (10 to 20%) of beds and boudins of highly fossiliferous limestones consisting of micrite and wackestone throughout the formation.  A distinctive middle unit occurs locally and consists of 50 to100 feet of banded, tan, fossiliferous micrites and wackestones with thinner shale and calcareous shale partings.  Nearer the Ratto Ridge structural zone, these limestones have been silicified and form thick jasperoid breccias.  At Lookout Mountain, the formation has doubled in thickness, to about 600 feet, presumably resulting from thrust ramping.

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The Windfall Formation consists of two members: the upper Bullwhacker member and the lower Catlin member.  Both are limestones that have significant sand and silt, with intertidal subaqueous wave features.  The lower Catlin member, approximately 250 feet thick, has a conformable transitional contact with the underlying Dunderberg Shale over a thickness of about 30 feet, with micritic limes, black laminated chert, and shale giving way to a nearer-surface depositional environment.  The lowermost limestones are locally very rich in black and dark brown silty cherts.  The lower unit consists of sandy and quartz-silty, fossiliferous, platy wackestones, packstones and grainstones, with interbedded calcareous sands and siltstones.  Shaly partings are abundant in the lower half of the section.  These sediments are thin bedded and laminated, with calcareous sands often containing fecal matter that has been altered to brown and green fine-grained micas.  Coarse whole and partial fossils, rip-ups, sole markings, and wavy beds are common.  The upper Bullwhacker member, which is approximately 400 feet thick, has a gradual conformable transition from the Catlin that is largely obscure in drilling.  Nolan (1956) describes it as thin bedded, highly fossiliferous micrite and wackestone with ¼- to 1-inch thick sandy interbeds and platy, shaly, or silty partings.

Gold is also known to occur at least locally within the Devonian section at Lookout Mountain.  Drilling by Echo Bay identified thick sections of oxide mineralization (90 to 130 feet at grades of 0.020 to 0.047 oz Au/ton) in the Devonian Nevada group (Alta Gold Co., 1999) and the Ordovician Pogonip group at Rocky Canyon.  Mapping by Barrick (Cope, 1992; Mako, 1993a) identified eight mappable Devonian and Silurian units within what Amselco had identified as the Devonian Nevada group west of Ratto Ridge.  Timberline’s 2010 and 2011 mapping and drill-hole re-logging programs found sufficient issues with the identification of the different Devonian units mapped and logged by Barrick to indicate further study of the section is required.  It is difficult to distinguish the Devonian section in the Eureka district, as many units are very similar in composition, texture, and paleoenvironment.  Strong alteration, brecciation, and faulting along Ratto Ridge further serve to obscure lithologies and relationships.  Timberline is still evaluating the Devonian stratigraphy on the west side of the Ratto Ridge fault zone.

Drilling by Timberline in the Rocky Canyon area encountered unusual stratigraphy in the Ordovician Pogonip group that requires additional work before relationships with published stratigraphy in the district and elsewhere can be determined.  The Pogonip group contains three separate members.  The lower Goodwin member is transitional from the subaqueous Bullwhacker to shallower seas and resulting higher-energy intertidal and subaerial environments.  Limestones of the Goodwin member consist of quartz-silty grainstones, packstones, and fossiliferous wackestones with numerous fossil-hash beds, oncolites, and pisolites.  Paleokarst sediments mark the base of the Goodwin in New York Canyon, eight miles north of Lookout Mountain.  Cherts have formed in various portions of the Goodwin member and can be misleading marker horizons.

The Ordovician Goodwin member is overlain by 100 to 200 feet of laminated, silty, calcareous argillites that form a distinctive marker unit that is commonly sooty and rich in carbon and pyrite in the Rocky Canyon area.  Overlying this distinctive unit is a zone of sheared dark grey to black calcareous silty argillites with soft-sediment deformation and strongly disarticulated boudins of 1-inch thick interbeds of light grey, micritic wackestone with a distinctive dark and light spotted pattern.  Timberline staff has tentatively correlated this unit with the Ninemile formation.

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Above this unit are 200 to 300 feet of Antelope Valley fossiliferous quartz-silty wackestones and packstones with limy argillic partings.  The top 50 to 75 feet of the Antelope Valley have been locally dolomitized in the Lookout Mountain area, possibly due to trapping of fluids below the overlying Eureka Quartzite.  The uppermost Antelope Valley formation near the contact with the Eureka Quartzite appears to be transitional, with at least 5 to 10 feet of quartz-sandy dolomite grading upward to the lower dolomitic quartz sands of the lower Eureka Quartzite.  Timberline staff believes the units encountered in the three core holes represent the Antelope Valley Limestone and the Ninemile formation.

The lowermost Eureka Quartzite can have up to 25 feet of dolomitic quartz sands above the Antelope Valley sandy dolomites.  Above this lie 75 feet of pinkish, coarse quartz sands, with 10 to 15% non-calcareous shale and fine trilobite fragments.  Overlying the sands is massive, sheared, and brecciated white quartzite with cobbles and clasts of quartzite that show typical rounded and well-sorted quartz grains with a thin white clay matrix.

There are breccias of multiple origins in the Lookout Mountain pit and the Staccato drill core (Morris, 2007).  Most appear to be collapse breccias, but there are also tectonic and probably depositional breccias.  These are collectively referred to as the Lookout Mountain breccia in this report.

The prospective setting for significant gold deposits, whereby shale overlies limestone, is common in numerous Carlin-type gold deposit settings, and this setting is particularly conducive to the development of dissolution-induced collapse-breccia-hosted, high-grade gold deposits.  Examples include Meikle, Goldstrike, Deep Star, portions of Gold Quarry, Rain, and perhaps Cortez Hills.  At Lookout Mountain, high-grade gold mineralization is present almost exclusively within reduced (sulfidic) breccia of possible collapse breccia origin.  Low-grade mineralization, mostly oxide, is broadly distributed in the overlying limestone and shale of the Dunderberg formation and the underlying Hamburg formation.  The low-grade mineralization tends to occur spatially within oxidized and silicified and/or oxidized and dolomitized breccia zones.

Staccato and Timberline generated a new geological interpretation of Ratto Ridge as shown in Figure 6.3.  As had previous workers, they identified the Ratto Ridge fault zone, separating Devonian, and Cambrian rocks across Ratto Ridge, as the main control of alteration and mineralization along the ridge.  West of the fault zone lies a gently north-dipping, relatively undisturbed sequence of Devonian dolomites, while on the east side of the fault are the Cambrian Windfall formation, Dunderberg Shale, and Hamburg formation.  The trace of the Ratto Ridge fault zone is often indistinct due to alteration, colluvial cover, crosscutting faults, and jasperoid bodies.  There are numerous intrusive bodies along the fault zone.

Based on drill-hole re-logging and conodont age determinations, the Cambrian section appears to have been thrust over the top of the Silurian Lone Mountain Dolomite and Eureka Quartzite.  The Hamburg is present beneath both Lookout Mountain and South Lookout Mountain, occurring at the crest of an antiformal feature.  This flat-lying pocket of Hamburg is present the length of Ratto Ridge, from Lookout Mountain to the south end of South Lookout Mountain.  The limestone and dolostone show significant solution and collapse textures throughout, indicating either karst formation, dissolution during mineralization, or both have taken place.  In addition, an internal thrust in the Cambrian section has removed most of the Hamburg formation from between the Secret Canyon and Dunderberg shales on the east flank of Lookout and South Lookout mountains and has created ramp structures which are important controls of mineralization.

According to Timberline’s interpretation, most gold mineralization is hosted in a solution or karst breccia (Lookout Mountain breccia) formed in the overthrusted remnants of Hamburg that lie in the footwall of ramp faults and at the apex of the antiformal feature sitting below the ridgeline of Ratto Ridge.  Collapse-breccia sediment derived from the dissolution of multiple rock types, especially the Hamburg and other carbonates, and subsequent re-deposition of fine-grained sediment along fluid pathways is the primary host of low-grade mineralization (Edmondo, 2009).  These collapse-breccia sediments are usually lithified but maintain high permeability and are easily altered and mineralized, often with 5 to 10% or more of sulfides.  Drilling indicates there is very little mineralization in the Secret Canyon Shale, but the Dunderberg Shale hosts significant high-grade gold mineralization.

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6.4 Mineralization

The following information is taken from Russell (2007), Morris (2007), Steininger et al. (1987), Alta Gold Co. (1999), Mako (1993a), Edmondo (2010a), and Cargill (1988) with other references as cited.

At Lookout Mountain, and for 2.5 miles in a north-northwesterly direction along Ratto Ridge, disseminated sediment-hosted gold mineralization occurs within the Cambrian Dunderberg Shale and the Hamburg formation. The Ordovician Pogonip group outcrops immediately north and northeast of the Lookout Mountain resource (Figure 6.3) and is the host for the gold mineralization at the nearby Rocky Canyon prospect. This unit is also an important host at the Archimedes gold deposits, which lie seven miles north of Lookout Mountain. The stratigraphic section at Lookout Mountain is cut by the north-trending Ratto Ridge fault zone and by numerous other faults that may also control gold mineralization.

Alteration at the surface and in the subsurface is widespread, with decalcification and silicification being the most common types. This alteration is found for the entire length of Ratto Ridge and extends up to several thousand feet on either side of the main Ratto Ridge fault zone. Argillic alteration is also present, distinguished by the presence of abundant, multi-colored gumbo-like clays within the Dunderberg Shale. There appears to be a close spatial relationship between silicified zones and argillically altered zones (Hauntz, 1985). Dolomitization and formation of iron carbonates and iron-rich dolomite were identified in the Staccato drill holes but were not recognized in earlier drill programs. Sanding, in which calcareous matrix is removed, also occurs in dolomites in the area. Supergene oxidation is ubiquitous, but hypogene oxidation is only described at the Lookout Mountain deposit (Cargill, 1988). Formation of skarn is only known from the Newmont drill hole drilled on the Rocky Canyon magnetic anomaly (Cargill, 1988).

Mineralization has been discovered at the surface in jasperoid that caps Ratto Ridge downward to depths of up to 1,500 feet vertically below the highest surface exposure.  Gold is associated with pyrite, realgar, orpiment, quartz, and clay (Alta Gold Co., 1999).  Surface jasperoid bodies are associated with a trace-element geochemical signature consisting of arsenic, mercury, and antimony in both soil and rock chip samples.  Multielement geochemical analyses on drill samples (Mathewson, 2006; Edmondo, 2008a) demonstrate that gold mineralization in the Lookout Mountain area is rich in arsenic, with high-grade zones being particularly arsenic-rich.  The high-grade zones are generally unoxidized, sulfidic, and, in addition to arsenic, consistently anomalous in thallium, antimony, and mercury.  High-grade gold mineralization typically consists of 0.1 to 0.4 oz Au/ton, occasionally up to multiple ounces of gold per ton, and contains thousands of ppm to percent range arsenic.  Several tens to hundreds of ppm mercury, several tens of ppm antimony, and several tens to a few hundred ppm thallium are also typical.  Base metals are often at background levels, and silver is generally near or below detection within these high-grade gold zones (Mathewson, 2006).  Low-grade gold zones of 0.3 to 3 ppm contain anomalous arsenic in the upper hundreds of ppm to several thousand ppm, and are most commonly predominantly oxidized.  Antimony, mercury, and thallium persist as highly anomalous in the lower grade gold intervals.  Lead is present in the 100 ppm range, and zinc is common in the multiple hundreds to low thousands of ppm (Mathewson, 2006).  Electron-microscope studies indicate that gold in the unoxidized zones is generally associated with quartz veinlets and arsenian pyrite.  In the oxidized portions of the deposit, there appears to have been remobilization of the gold and re-deposition on iron-stained fractures (Steininger et al., 1987).

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Figure 6.3 Geologic Map of the Lookout Mountain Project Area (Mapping by Timberline, December 7, 2010)

380000
385000
1700000
1695000
1690000
limit of modeled mineralization
dump
Lookout Mountain Claim Block
0 500 1,000 2,000 Feet
N
Formations
breccia
Dump
Quaternary Landslide (Qls)
Quaternary Alluvium (Qal)
Quaternary Colluvium (Qc)
gosson
Tertiary Intrusive (Ti)
Tertiary Volcanics - undiff (Tv)
Devils Gate Limestone (Ddg)
Bay State Dolomite (Dbs)
Woodpecker Limestone (Dnw)
Sentinal Mountain Dolomite (Dsm)
Oxyoke Canyon Sandstone (Doc)
Sadler Ranch Formation (Dsr)
Bartine Limestone (Db)
Beacon Peak Dolomite (Dbp)
Lone Mountain Dolomite (Slm)
Pogonip Group (Op)
Opav
Opnm
Eureka Quartzite (Oe)
Windfall - Bullwhacker Member (Cwb)
Windfall - Catlin Member (Cwc)
Windfall Formation - undiff (Cw)
Dunderburg Shale (Cd)
Hamburg Dolomite (Ch)
Secret Canyon (Csc)
Secret Canyon (Css)
Geddes Limestone(Cg)
Eldorado Dolomite(Ce)
NAD 27 State Plane NV-E
11 Apr 2013

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Exploration groups have described the Lookout Mountain deposit in various ways, but all workers have described the mineralizing system as being strongly controlled by structures and favorable host rocks.  Steininger et al. (1987), reporting on Amselco's discovery, described Lookout Mountain as a mineralized zone trending north-northwest and dipping 20 to 70 degrees to the north-northeast.  Mineralization occurs in both jasperoid and in adjacent altered Dunderberg Shale, with the highest grades in altered shale adjacent to jasperoid.  Gold occurs where the contact zone between the Dunderberg Shale and Hamburg formation occupy the hanging wall of the Ratto Ridge fault zone and where east- and northeast-trending faults provided ground preparation for mineralization.  The thrust fault planes on Ratto Ridge probably formed a now-eroded cap to the system.  Steininger reported a great variation in grade over short distances.

Asher (1986) described the mineralizing system as a structurally controlled jasperoid body with an easterly dip of 60 degrees, and with several low-angle zones controlled by bedding occurring as offshoots of the main structure.  Cargill (1988) described the sulfide zone as consisting of disseminated arsenopyrite and arsenosiderite.  Notably, most subsequent workers have not described arsenopyrite.  The earlier workers may have been referring to arsenian pyrite, a term that has been popularized in Carlin-type geology research since the 1990s.  The volume percent of sulfide material is reported to be a few tenths of a percent.

Alta (Alta Gold Co., 1999) reported that gold mineralization in drill holes occurs in two forms: in jasperoid and silicified zones within the Dunderberg Shale and Hamburg formation, and in nearly flat-lying, strongly oxidized zones in the Devonian Nevada group.  In the Dunderberg Shale, mineralization occurs in steeply dipping stratabound lenses, extending outward from a well-defined jasperoid feeder system.  Drilling was not sufficient to determine the true nature of mineralization in the Devonian section.

Barrick distinguished five styles of gold mineralization (Mako, 1993a):

•	Low-grade gold disseminated in silicified Dunderberg Shale with locally higher grades in and near faults;

•	High-grade gold in carbonaceous Dunderberg Shale that appears to be stratabound, including the sulfide zone beneath the Lookout Mountain pit;

•	Gold-bearing jasperoid in the Hamburg formation;

•	High-grade gold mineralization in thin, fault-controlled zones; and

•	Gold mineralization in silicified Bartine Limestone.

What is now believed to be the main control on mineralization at Lookout Mountain was not recognized until 2006.  Mathewson (2006) recognized that extensive zones of hydrothermal-related dissolution and associated brecciation, dolomitization, sideritization, and ankeritization caused cavitation and collapse.  This collapse propagated in an upward stoping process that did not stop until well into the overlying shale unit, creating large, almost flat-lying breccia bodies.  This ‘ground preparation’ became highly conducive to the introduction of subsequent solutions, including the gold-bearing solutions.

Timberline's results indicate that karst and/or solution/collapse breccia within the Hamburg, at or beneath its upper contact zone with the Dunderberg Shale, is an important control on mineralization at Lookout Mountain along the entire length of Ratto Ridge and elsewhere on the Eureka property, such as at the Windfall and Rustler pits (Edmondo, 2010b).  Collapse breccia zones are characterized by a matrix of fine dolomite grains, silt, sand, and small grains of various rock types cementing clasts of jasperoid, dolomite, limestone, and shale.  Rare depositional textures, such as bedding, graded beds, and cross bedding, indicate fluvial deposition for the fine silt and sandy fractions.

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Large structural zones are important for the development of these zones, with cross structures and lesser parallel structures to the main fault zones acting as important modifiers to the overall morphology.  As discussed above, strong solution brecciation at Lookout Mountain has formed along a north-trending, 60° east-dipping structural zone that lies just east of the main fault separating Devonian from Cambrian stratigraphy at Lookout Mountain and Ratto Ridge.  This fault forms the contact between the Dunderberg Shale and remnants of the Hamburg formation in the apex of an antiformal feature beneath Ratto Ridge, and has been interpreted as a ramp fault in the hanging wall of a basal thrust.  The entire Hamburg section at Lookout Mountain displays strong karstic- and collapse-breccia textures.  This section of Hamburg and the overlying Dunderberg Shale host most of the mineralization at Lookout Mountain, and the combined solution/karst/collapse/structural breccia unit is referred to herein as the Lookout Mountain breccia.

Strong silicification and gold mineralization are present within the Lookout Mountain breccia, occurring along structures and the contact between the collapse breccia and the Dunderberg Shale.  The breccia is characterized by oxidized low- to moderate-grade gold mineralization, although unoxidized and mixed oxide-sulfide areas occur, especially at depth.

Strongly altered and mineralized northeast- and east-northeast-trending faults with moderate offset cut faults related to the main Ratto Ridge structural zone, with west-northwest-trending faults in the Lookout Mountain area potentially localizing higher-grade mineralization (>= 0.10 opt Au).  These high grade-zones are typically irregularly shaped discontinuous pods that occur at and near the contact between the Dunderberg Shale and the Hamburg formation.  There are three such high-grade zones presently identified by drilling: one at the surface at the Lookout Mountain pit, another about 200 feet in depth, and a third between 300 and 400 feet in depth.  The highest-grade zones are typically hosted within unoxidized to partially oxidized stratabound breccia bodies enclosed in limestones within the lower Dunderberg Shale (such relationships are evident in the Windfall and Rustler pits as well (Edmondo, 2010a)).

Other breccia bodies are also present in the overlying Dunderberg Shale but are not oxidized and are mineralized with varying amounts of sulfides.  These breccias also have a collapse-style character and contain locally abundant dolomite, siderite, or ankerite stringers.  Potassium ferricyanide/Alizarin red staining of carbonates was routinely utilized to macroscopically determine the various carbonate species encountered in drilling (Mathewson, 2006).  Within the dolomite, siderite, ankerite, and silica-mix breccias, tens of percent to massive amounts of brassy and sooty sulfides are locally present for up to tens of feet of thickness.  The sulfide zones in the breccias, although they look impressive, tend to be only weakly to moderately mineralized with gold, typically from about 1 to 2 ppm (Mathewson, 2006).

The mineralization modeled by RESPEC at the Lookout Mountain deposit (see Section 11) forms a continuous body with a northerly strike length of about 6,900 feet, a maximum width of 1,650 feet (based on the surface projection of down-dip extents), and a vertical extent of 1,400 feet.

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6.4.1  Lookout Mountain Deposit Paragenesis

The following is a summary of the paragenesis of the hydrothermal system and related mineralization taken from Mathewson (2006):

•	Onset of the hydrothermal event with dissolution by probable hydrothermal acidic solutions along multiple channel-ways developed within the upper Geddes Limestone. The overlying shale acted, at least in part, as an aquiclude to the essentially ascending probable sulfur-bearing hot solutions. These same solutions may also have been responsible for the transporting of magnesium and iron derived from the underlying units.

•	Simultaneous, or certainly near simultaneous, dolomitization, sideritization and ankeritization of limestone occurred. The dolomitization process caused volume loss that further increased permeability and permitted and enhanced additional carbonate dissolution. The limestone unit cavitated and collapsed under overlying lithostatic pressures. The collapsing process stoped well upward into the overlying shale and limestone. The large volumes of open space in the breccias provided permeability and porosity for simultaneous to subsequent mineralization.

•	Silicification of large portions of the breccia occurred with perhaps more simultaneous and/or episodic dissolution.

•	Extensive sideritization (iron transformation of carbonate) and sulfidation by both sooty and brassy pyrite with perhaps slightly later introduction of pathfinder elements, including arsenic, followed.

•	Gold-bearing solutions were introduced into and deposited within the breccias. High-grade gold zones developed in the zones of high concentrations of arsenical sooty-sulfides.

•	Multiple pulses of mineralization occurred. Many of the breccias exhibit a multi- stage character suggestive of zones of repeated collapse and related development of new breccias. This likely provided for overlapped and enhanced zones of mineralization.

•	The system may have undergone late-stage hypogene oxidation by introduction of oxygenated ground waters during the waning, cooling periods of the hydrothermal system. Oxygenating solutions penetrated throughout and very deep into the permeable portions of the system driven by the pressure gradients created by heat flow. Strong oxide to local massive gossanous material, comprised largely of hematite, including specularite, is present in the deepest portions of the system penetrated by core to date.

•	Local and limited extent, post-mineral supergene oxidation occurred as indicated by the presence of dominantly goethite in the shallow portions of the deposits. This oxidation probably occurred during the time of recent uplift commensurate with associated weathering processes.

6.4.2 South Adit

The initial discovery of gold mineralization by Amselco in the Ratto Canyon area was at South Adit, where gold occurs in the same geological setting as the other occurrences along Ratto Ridge, i.e., at the Dunderberg-Hamburg contact associated with strong silicification/argillization and steeply dipping normal faults.  The mineralized zone trends north and, like Triple Junction to the north, lies east of the crest of Ratto Ridge.  At the top of the ridge above South Adit mineralization, a northwest-trending splay of the main north-trending structure appears.  Mapping and drill-section interpretation suggest that a strong north-trending cross structure intersects the northwest-trending structure in this area (Edmondo, 2010c).  Large jasperoid bodies lie just above the South Adit mineralized zone with a strong east-northeast fault control (Edmondo, 2009).

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The first hole drilled on the property (RTR-1) hit mineralization in the South Adit area, but four later holes drilled around it were barren or encountered only very weak mineralization (Jonson, 1991).  Better grades were later found farther to the north.

The mineralization modeled by RESPEC at the South Adit deposit has a north-south extent of almost 2,000 feet, a maximum width of about 700 feet (based on the surface projection of down-dip extents), and a vertical extent of 800 feet.

6.4.3 Other Gold Occurrences in Ratto Canyon and Vicinity

Surface gold anomalies, geology, and alteration features in the Devonian Nevada Group define multiple exploration targets on the property (Alta Gold Co., 1999).  The following information on targets in the Nevada Group and other units is taken from Steininger et al. (1987) and Jonson (1991) (Figure 6.4).

North Lookout Mountain to Rocky Canyon

A mineralized zone containing over 0.01 oz Au/ton based on very widely spaced drill holes extends from the north end of the Lookout Mountain deposit to at least hole RCR-3 in Rocky Canyon.  Scattered silicified/argillized/sanded outcrops mark this north-trending zone, which appears to be at least 600 feet wide just north of the Lookout Mountain deposit and perhaps 1,400 feet wide near RCR-3.  The Haul Road anomaly lies in this zone and is about 3,500 feet northeast of the peak of Lookout Mountain; an outcrop of silty shale lies directly below massive Eureka quartzite and contains an 80-foot section averaging 0.03 oz Au/ton in rock chip samples (Jonson, 1991).

The Rocky Canyon area is underlain by a large magnetic anomaly believed to be caused by a Cretaceous intrusion.  Newmont drilled a deep core hole in a search for molybdenum and intersected skarn and a granitic intrusion (Cargill, 1988).  Hole 609 was drilled to a depth of 1,525 feet and intersected 50 feet averaging 0.023 oz Au/ton from 450 to 500 feet in a silicified, pyritized fault zone (Jonson, 1991).  That hole also intersected metasomatic alteration associated with granitic dikes containing magnetite, quartz, sericite, pyrite, molybdenite, fluorite, and calcite mineralization (Mako, 1993a).

Echo Bay drilled 75 holes in five targets in this area.  Of these holes, 42 were drilled into the South Pogonip Anomaly, where 16 holes encountered “significant” gold mineralization (Alta Gold Co., 1999).  Hole EBR-58-96 intersected 40 feet of 0.101 oz Au/ton, and EBR-77-97 intersected 45 feet of 0.131 oz Au/ton; it is not known whether the intersected lengths represent true widths.

South Lookout Mountain

At the South Lookout Mountain prospect, first identified as a target in 1983, a thrust fault appears to separate silicified Devonian Nevada group and/or Ordovician Eureka Quartzite in the upper plate from Dunderberg Shale and possible Hamburg formation in the lower plate.  The thrust fault is apparently cut by the Ratto Ridge fault, but jasperoid obscures the definition of structural relationships and lithologic contacts.  Limited drilling by Amselco identified moderate gold-rich zones in jasperoid, presumably at and below the thrust contact.  This target area is 2,500 feet long.

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South Ratto Ridge

South Ratto Ridge has a structural setting like that of South Lookout Mountain, except that the Eureka Quartzite is absent at South Ratto Ridge.  Gold mineralization is present and is stronger near the thrust contact in the jasperoids and sanded dolomites of the upper plate Devonian Nevada group.

Pinnacle Peak

This area is about 1,000 feet south of the South Lookout Mountain area.  It consists of three separate gold anomalies along a 1,500-foot strike length.  Amselco drilled 20 RC holes in the general area, of which the six closest to the geochemical anomaly had intersections with assays of 0.03 oz Au/ton or better.

Triple Junction

Gold mineralization at Triple Junction is found at the contact of the Hamburg formation and the Dunderberg Shale, associated with steeply dipping normal faults in the crest of a south-plunging anticline.  Triple Junction was first identified as a target by Amselco rock geochemical sampling in 1983 and lies east of the north-trending Ratto Ridge in an area of sparse outcrop.  Amselco drilled eight RC holes in the area, with intercepts of 0.04 to 0.085 oz Au/ton in three of them.

Water Well Zone

The Water Well Zone (WWZ) is located down-dip to the east and outside of the gold resource in the Lookout Mountain area and was discovered by Timberline in 2015.  It was more extensively drilled in 2021-2022. The zone is currently defined as an area of approximately 1,500 feet north to south and 200-300 feet east to west and is marked by multiple high grade gold (>3 g/t (0.09 oz/ton) and up to 25 g/t (0.7 oz/ton)) drill intercepts. Vertical depths to the top of the WWZ mineralization range from approximately 500 feet to 1,200 feet.  Gold is strongly associated with variably silicified (claystone to jasperoid) breccia with abundant arsenic and thallium typically at or near the base of the Dunderberg formation.  The underlying Hamburg formation is typically oxidized, variably brecciated and at least weakly gold anomalous.  Sooty pyrite ± carbon are also common.  Timberline continues to explore the WWZ, and it remains open to downdip to the east and southward.

Oswego Mine

The Oswego Mine occurs in a fault zone separating the Eldorado Dolomite from the Secret Canyon Shale approximately 4,000 feet east of Lookout Mountain.  Substantial oxide gold mineralization (historical sampling (Muto, 1988) of 0.35 oz Au/ton along 260 feet of strike) occurs at the surface along the fault zone.  Timberline collected two channel samples along the fault zone in 2021 and reported 85.0 ft of 0.42 oz Au/ton and 89.9 ft of 0.35 oz Au/ton (see Timberline press release dated December 6, 2021).  Drilling in 2021-2022 encountered widely variable grades and thicknesses, demonstrating that the gold at Oswego is strongly structurally controlled.  Insufficient drilling has been completed to assess the down-dip potential in this area.

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Figure 6.4 Exploration Targets

Timberline
RESOURCES
N
Rocky Canyon
Oswego
Lookout Mountain Gold Resource
Water Well Zone
South Lookout
Pinnacle Peak
Triple Junction
South Ratto Ridge
South Adit
Target Areas
Gold Resource Area
Claim Blocks
Property Outline
Highways
0
1miles
20230613 Eureka Target Areas.pex

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6.5 Deposit Type

The following information is taken from Russell (2007) with additional information as cited.

The Eureka district lies at the southernmost end of the Battle Mountain-Eureka trend of gold and base-metal deposits.  Russell (2007) proposed that base-metal replacement mineralization in the area was deposited in Paleozoic and Mesozoic calcareous rocks during Mesozoic time, while gold was deposited during the Tertiary.  Homestake geologists later confirmed this relationship at Archimedes (Ruby Hill Mine).

Similarly and more recently, most workers believe that gold in the South Eureka district occurs as Carlin-type, disseminated, sediment-hosted mineralization.  Gold in these deposits is typically hosted by carbonaceous silty limestones and calcareous siltstones, but locally significant deposits occur in dolomite, shale, and quartzite.

The characteristic alteration of these deposits includes decalcification, argillization, and intense silicification, which often forms jasperoid.  Gold is invariably accompanied by more or less silver and a halo of pathfinder elements that commonly include arsenic, thallium, mercury, antimony, and barium (Mako, 1993a).  Trace amounts of base metals are locally present in the gold systems, including lead, zinc, and copper.  Typical minerals accompanying gold include pyrite, arsenopyrite, stibnite, realgar, orpiment, and their oxidation products.  The gold mineralization was deposited in favorable Cambrian, Ordovician, and Devonian calcareous sedimentary units where they are intersected by major northwest-, northeast-, and north-trending faults and fractures that are commonly also mineralized.

i80 Gold Corp’s Ruby Hill Mine is located about 4.5 miles north of Timberline’s Eureka property. The West Archimedes deposit at Ruby Hill (formerly mined by Homestake and Barrick) is an example of the target for near-surface Carlin-type exploration in the district.  As of December 31, 2012, Archimedes had remaining proven and probable reserves of 326,000 ounces of gold and additional measured plus indicated resources of 3,463,000 contained ounces, as well as an inferred resource of 220,000 contained ounces of gold (Barrick Gold Corporation annual report 2012).  West Archimedes is a sediment-hosted gold deposit in the form of a tabular body approximately 2,560 feet long and 260 feet wide that is hosted by the silicified, often decalcified, upper Goodwin Formation.  Mineralization is controlled by a major north-striking fault and by the intersections of west-northwest- and north-northeast-striking faults.  The mineralization is also lithologically controlled, with a higher-grade central core of jasperoid grading about 0.25 oz Au/ton within an outer zone of decalcified limestone grading about 0.024 oz Au/ton.  Trace element geochemistry around Archimedes shows anomalous arsenic, mercury, and antimony, as is typical of this type of sediment-hosted gold deposits.  The Lookout Mountain project has similar stratigraphy to Archimedes, specifically the presence of the Goodwin Formation, and has the same geochemical signature in and near known mineralization.

There are additional examples of Carlin-type gold deposits approximately 3.3 miles northeast of the Lookout Mountain deposit on Timberline’s Eureka property at Windfall Canyon. The Windfall Mine, originally mined in 1904 with sporadic production until 1951, was rediscovered by Idaho Mining Corp. (“Idaho Mining”) in 1967.  Underground production prior to 1967 totaled about 65,000 tons grading 0.368 oz Au/ton, with the ore having been processed in a vat-leaching operation on site.  The mine was reopened by Idaho Mining in 1975 and continued through at least 1984, producing 1,458,274 tons of ore and recovering 31,077 ounces of gold.  Run-of-mine ore was leached without crushing or agglomerating and with 80% recovery (Cargill, 1988).  According to Pratt (2004), a total of 90,000 ounces of gold was produced from the Windfall deposit.  The Rustler deposit, an extension of the Windfall deposit located about 0.5 mile to the south was then put into production, producing 50,000 ounces (Pratt, 2004).  Production of an additional 30,000 ounces of gold also came from the North Paroni and South Paroni pits.

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Mineralization in the Windfall deposits is primarily hosted by the uppermost part of the Middle and Late Cambrian Hamburg formation, which in the vicinity of the deposit has been altered to sanded dolomite.  This is essentially the same stratigraphy as hosts the mineralization at Lookout Mountain.  The Windfall deposits are low grade, tabular, and have indistinct assay walls; they occur predominantly adjacent to the contact of the Hamburg with the Dunderberg Shale or a Tertiary rhyodacite dike.  Gold is accompanied by strongly anomalous antimony, arsenic, barium, mercury, and silver, but base metals are notably absent.  During the 1970s, the Windfall ores were treated by heap leaching of run-of-mine ore without crushing, and recoveries were greater than 80% (W. L. Wilson, 1986).  The Rustler deposit also occurs in the Hamburg formation near the contact with both the Dunderberg Shale and the rhyodacite intrusion.  Much of the Rustler mineralization occurred in zones that were thoroughly silicified, some of which were also brecciated (W. B. Wilson, 1986).

7 EXPLORATION

7.1 Introduction

Timberline acquired the Lookout Mountain project in June 2010 through acquisition of Staccato. Upon acquisition of the property, the Company carried out core and RC drilling (see Section 7.2.3 for details), detailed geologic mapping, channel sampling, bulk sampling within the historical Lookout Mountain pit for bench-scale metallurgical testing, and metallurgical testing on core samples to define the heap-leach characteristics and process parameters (Section 10.0).

Timberline geologists completed geologic mapping and collection of over 370 rock samples to further define additional exploration targets. The company also completed geophysical and geochemical exploration as described below.

7.2 Non-drilling Exploration

7.2.1 Geophysical Exploration

Timberline supplemented historical magnetic, radiometric, and VLF-EM data with new surveys between 2010 and 2013.  The magnetic data identified three significant anomalous areas: (1) a circular positive anomaly in the Rocky Canyon area; (2) a series of magnetic highs between the Lookout Mountain pit and Surprise Peak that extends approximately one mile south along Ratto Canyon; and (3) a linear zone in the drainage west of Grays Canyon in the southwest part of the property.  A follow-up induced polarization/resistivity (IP) survey along three lines in the Lookout Mountain pit area revealed a weak chargeability anomaly thought to be related to sulfide mineralization associated with gold below the pit.  Timberline also complemented historical surveys with follow-up ground magnetic surveys, which supported geologic mapping and recognition of areas underlain by Paleozoic rocks and suggested the presence of concealed intrusions.  Many of the magnetic anomalies appeared to be associated with outcrops of Tertiary volcanic tuff, but the resource area at Lookout Mountain is closely associated with a prominent NW-SE magnetic anomaly and the distribution of jasperoid.

A single line of historic controlled source audio magneto-telluric (CSAMT) data was collected in 1994 by Quantec Ltd., crossing the Lookout Mountain historical open-pit.  The CSAMT section identifies structures and a high-resistivity feature spatially associated with jasperoid along the west boundary of an area of low resistivity interpreted to be a graben.  The graben’s west boundary is extensively drilled and hosts the existing low-grade north-south trending gold resource at Lookout Mountain.  The east boundary of the graben structure remains undrilled.

Follow-up ground surveys in 2020 and 2021 included property-wide gravity, dipole-dipole IP, and additional CSAMT coverage (Figure 7.1).  A colored image of the gravity data suggests the presence of multiple structures and zones of alteration consistent with the architecture of a Carlin-Type gold district.

During the 2020 and 2021 field season, contractors completed IP over approximately 9.7 line miles at Lookout Mountain (Figure 7.1) and 11.8 line miles of CSAMT.  The IP survey data define a strong chargeability anomaly immediately east of the Lookout Mountain gold resource that spans at least two kilometers in a north-south direction.  The associated resistivity data along with CSAMT confirms that the anomaly correlates with and aids in the interpretation of stratigraphy and structure including that associated with known gold mineralization in the Lookout Mountain gold resource.

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Figure 7.1  Project IP Survey and Anomalies over Gravity Vertical Derivative Base Map

N
Timberline
open
> 20 msec IP anomaly
Lookout Mtn Open Pit
Gold Resource Area
Gravity (Vertical Derivative)
open
open
0.010
0.008
0.006
0.004
0.002
0.000
-0.002
-0.004
-0.006
-0.008
-0.010
mgals / m CI = .001
CSAMT Survey Line
IP Survey Line
Fault
Lookout Mtn Au Resource
Historic Open Pit
0
500
1000m

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7.2.2 Geochemical Exploration

A total of 206 surface rock grab samples were collected during field programs in the Lookout Mountain area (Figure 7.2) since 2013. Most of the samples were collected within and near the Lookout Mountain open pit. Seventy pit wall samples were analyzed to characterize gold content in various rocks including variably oxidized and brecciated shale, sanded dolomite, and jasperoid. Gold content ranged from <0.1 g/t to 1.725 g/t in pit-wall sampling, and up to 24.7 g/t in shall on the floor of the open pit, documenting that gold mineralization remains exposed in the pit.

Timberline geologists also conducted sampling within the resource area and just beyond it in the South Lookout Mountain and South Adit areas. There has been additional sampling beyond the resource area to the north and northeast of Lookout Mountain and along the haul road where road-cuts and adjacent outcrops expose Ordovician strata. Gold content in these samples range widely from <5 ppb to over 5 g/t, demonstrating potential for discovery of additional gold outside the existing resource.

Qualified personnel from Timberline were directly involved or had oversight of the sampling programs. The samples were transported to Timberline’s secure Eureka facility, where the samples were further described and/or photographed before being delivered to ALS USA Inc. (ALS) in Elko, Nevada for sample preparation. The Nevada ALS laboratories are accredited to ISO/IEC 17025:2017 for specific analytical procedures. The rock samples were assayed by ALS for gold by fire assay of a 30-gram charge with an AA or ICP-ES finish (ALS code Au-AA23). The overlimits for gold samples assaying above 10 g/t were determined by a 30-gram fire assay with gravimetric finish. Silver and other trace elements (up to 33 elements), when analyzed, were determined by four-acid digestion and ICP-ES finish (code ME-ICP61). Timberline’s standard methodology includes the insertion of analytical control samples before laboratory submission. Satisfactory results were achieved for all quality control samples related to the data reported herein.

7.2.3 Reverse Circulation and Diamond Drill-core Drilling

Historical drilling at Lookout Mountain was primarily conducted using reverse-circulation (RC) drilling systems with a down-hole hammer, although some of the early drilling was done by diamond core and conventional rotary with a down-hole hammer. Specific problems with drilling were discussed only in one unidentified report on the South Lookout Mountain area, where two of five drill holes were not completed because of lost circulation (Russell, 2007). Brecciated and vuggy rock is common on the Lookout Mountain claim group. Table 7.1 details the vintage and type of drilling in the database used for the mineral resource.

The majority of drill holes have vertical or subvertical orientations, which crosses the predominant mineralized zones at relatively high angles. A significant number of angle holes were also completed, which are approximately perpendicular to the mineralization. In either case, the drill data provided by the holes were appropriate for the modeling of the mineral resources.

RC drilling was completed with industry standard drill rigs utilizing hammer bits and dual tube drill rods, through which drill cuttings were directed from the bit under air pressure into a cyclone recovery system capable of capturing a representative sample of approximately 14 pounds from each 5-foot interval. At depth, particularly if groundwater was encountered, the hammer may have been changed to a tri-cone bit to allow continued penetration towards target depth.

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Figure 7.2  Surface Rock Samples in Lookout Mountain Project Area.

Timberline RESOURCES
N
Haul Road
Au: 5.4 g/t
Lookout Mountain
Au: 24.7 g/t
Au: 10.6 g/t
Au:10.6 g/t
South Lookout Mountain
Rock Sample Au (g/t)
0.005 to 0.01
0.01 to 0.05
0.05 to 0.25
0.25 to 0.5
0.5 to 5
5 to 10
> 10
Road
Lookout Mtn Au Resource
Historic Open Pit
Property Boundary
0
500
1000m

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Table 7.1 Lookout Mountain Project Drilling Database Summary

Company	Period	Hole Sequence	Core		RC or Rotary		Total
			No.	Feet	No.	Feet	No.	Feet
Newmont	1960s	NMT-609C	1	1,537			1	1,537
Amselco	1978-1979 1982-1985	RCR-, RTC-, RTR-	2	1,086	307	104,375	309	105,461
Norse Windfall Mines	1986	LM-			20	3,885	20	3,885
EFL	1990	EFL-			9	3,033	9	3,033
Barrick	1992-1993	BR-			40	33,282	40	33,282
Echo Bay	1994-1997	EBR-	3	671	102	70,769	105	71,440
Staccato	2005-2008	BH-, BHSE-	30	32,266	20	16,565	50	48,831
Timberline	2010-2011	BHSE-, BHMW-	9	5,827	93	57,510	102	63,337
Timberline	2012	BHSE-	17	9,206	31	16,995	48	26,201
Timberline**	2014-2015	BHSE-	2 (as RC pre-collars)	2,270	3	3,625	5	5,895
Timberline**	2020-2022	BHSE-	28 (includes 14 as RC pre-collars)	30,481	37	25,360	65	55,841
TOTAL			92	83,344	662	335,399	754	418,743

** - Drilling by Timberline in 2014-2015 and 2020-2022 was focused on exploration drilling outside the Lookout Mountain Resource. Nevertheless, all these data are included in the project drilling database.

For RC drillholes, representative rock chip samples for logging were collected on 5-foot intervals in industry standard chip trays.  Upon completion of drilling in each hole, or a subsection thereof, the chip samples were systematically logged for lithology, alteration, visible mineralization, and structures as possible.  Data was recorded in spreadsheets or by direct input into a drilling database.  Sample depths and intervals were systematically checked against drill contractor records for consistency in depth.

Core was drilled primarily as PQ (3.3-in diameter) near surface, and HQ (2.5-in diameter) sized to final depth in most cases.  The core was systematically collected in 10-foot core boxes which were laid out daily in the Company’s logging facility in sequence as drilling progressed.  Box numbers, drill depths and intervals, as noted on wooden blocks inserted by drillers, were checked for sequential and interval correctness.  Each box of core was washed and photographed prior to logging and sampling.  Core recovery percentage, rock quality designation (RQD) data, lithologic, alteration, mineralization, and structural data were recorded and compiled in spreadsheets or directly in the project drillhole database.

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Upon completion of logging, core was then cut in half using a 14-inch ceramic saw at the company’s facility.  One half of the core was placed in a marked bag for sampling, and the other half placed back in the appropriate position in the core box for reference.  Samples were then picked up by laboratory personnel and delivered to the lab.

Additional information on sampling of RC drill cuttings and core is provided in Section 8.

Timberline and RESPEC are unaware of any sampling or recovery factors that may materially impact the mineral resources discussed in Section 11.0.

The predominant sample length for the drill intervals used directly in the resource estimation is 5 feet, with 10-foot intervals used in some holes and intervals less than 5 feet common in some of the core holes.  These intervals are significantly less than the thickness of the bulk-tonnage style of mineralization at Lookout Mountain.  Timberline and RESPEC believes that the drill-sampling procedures provided samples that are sufficiently representative and of sufficient quality for use in the resource estimations discussed in Section 11.0.

7.2.4 Collar Surveys, Down-Hole Surveys, and Project Coordinates

Figure 7.3 shows all drillhole locations in the resource area relative to topography and the claim block outline.  All Staccato drill collars during the period 2005 - 2007 were surveyed by Carlin Trend Mining Services of Elko, Nevada using high-resolution GPS equipment.  Down-hole surveys were performed on regular intervals for most of the Staccato core holes, including vertical holes.  Most holes were surveyed within the first 100 feet, again at 500 feet, and then at or near the bottom of the hole (~1,000 feet).  All holes showed a plunge deviation of less than three degrees, except angle hole BH-06-16, which steepened from a 45-degree plunge at the collar to 52 degrees at the bottom of the hole.

The Staccato 2008 and Timberline 2010 - 2012 drill-hole collar locations were surveyed by company geologists utilizing a Trimble AG132 sub-meter GPS system.  The AG 132 unit utilizes Omnistar space-based differential correction services to achieve sub-meter (<1m) accuracy in the x and y directions.  All drill-hole surveys were collected into handheld data collectors utilizing ArcPad software.  Collection times for each point utilized 60-second averaging on spatial coordinate readings collected every second.  Due to the inherent inaccuracy in elevation data for non-survey grade GPS units, elevation values from the GPS were not used in the project database.  Timberline flew an aerial survey in July 2010 that enabled an engineering accuracy of +5 feet on scribed topography.  Drill-hole elevations were generated using the digital terrain model (DTM) data from the aerial survey.  RESPEC ‘pressed’ the Staccato and Timberline drill holes to this topography, essentially assigning the “z” value of these holes in the project database on the basis of the digital topography.

Staccato staff initiated a program in 2008 to re-survey existing historical drill holes after finding a Barrick document, and then speaking with a Barrick geologist, that discussed errors in the detailed topographic base generated by Echo Bay Exploration.  The errors were found when comparing the Echo Bay topographic base to the Pinto Summit and Spring Valley Summit 7.5' USGS topographic maps.

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Three different surveying methods were used to survey the historical holes.  In 2009, historical holes were surveyed using the Trimble AG132 GPS with Omnistar differential correction, as described above.  Prior to this, either a Trimble AG132 GPS with U.S. Coast Guard beacon differential correction, which provides variable accuracies depending on which beacon is captured by the unit, or handheld GPS units with approximately +5-meter accuracy were used (Edmondo, personal communication, 2011).  A total of 30 Amselco, one Barrick, and two Echo Bay holes were found and surveyed using the Trimble unit with Omnistar differential correction, while 16 Amselco, six Barrick, and one Echo Bay hole were surveyed using the US Coast Guard beacon differential corrections.  Handheld GPS units were used for four Amselco holes and one hole each for Echo Bay and EFL.  Reclamation of drill access roads and drill sites precluded the surveying of the remainder of the historical holes.

The 2009 sub-meter GPS survey data from historical drill holes and survey points were compared to original coordinates reported in Amselco documents, and these data, in combination with the detailed topography, were used to determine translation/rotation parameters for correcting the discrepancies in the historic coordinates.  The resultant first-order polynomial equation was used to transform the unsurveyed historical data into Nevada State Plane East, NAD27 coordinates that are used in the current project database.

International Directional Surveys (“IDS”), with an office in Elko, Nevada completed all down-hole surveys for the Staccato 2008 and Timberline 2010-2012 and 2020-2022 drill programs.  IDS utilized a surface recording gyro, which required an initial setup to establish true north for the gyro.  A technician shoots an azimuth from a point on the surface to the gyro and then utilizes that direction in a computer program to calculate the azimuth.  The survey tool has a built-in inclinometer to determine dip angle.  All data are recorded digitally to a computer, processed, and presented to the client on site.  There are no down-hole surveys for the following holes due to caving, loss of the hole, or stuck pipe: BHSE-127, -129, -129A, -136, and -160C.

7.3 Hydrologic Characterization

Between 2011 and 2013, Schlumberger Water Services (SWS) completed preliminary surface and groundwater characterization studies to support permitting of a proposed mining operation at Lookout Mountain. The Lookout Mountain project site is located within the northern portion of the Little Smoky Valley Hydrographic Basin, Northern Part (Basin 155A) where surface water drains from the project area southward into the northern part of Fish Creek Valley.

The SWS surface water survey identified actively flowing springs and seeps, and initiated monitoring physical parameters of them for NDEP Profile I parameters.  Eleven sites were accessed and sampled by SWS, including two immediately east of the gold resource area (Figure 7.4).

Spring water samples were collected in laboratory-supplied bottles, stored on ice, and transferred to WETLAB in Reno, Nevada under chain of custody protocol.  The samples were analyzed for NDEP Profile I parameters and are generally classified as calcium-magnesium bicarbonate type waters with slightly high pH and concentrations of Profile I constituents below Nevada Reference Values (NRVs) in Murry and Secret Canyon Springs.  Sierra and Ratto Springs, located within the immediate project boundary, produced water that exceeded MCLs for aluminum and arsenic, and arsenic, respectively. Quarterly monitoring of the springs continued in 2012 and 2013 and further documents the surface water quality baseline.

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Figure 7.3  Lookout Mountain Project Drillhole Locations

Timberline
RESOURCES
N
585,000mE
586,000mE
587,000mE
588,000mE
4,363,000mN
4,362,000mN
4,361,000mN
4,360,000mN
Lookout Mtn
Rocky
Canyon
Surprise Peak
Ratto Spring
Sierra Springs
Grays
Canyon
Pinnacle Pk
Ratto
Grays
PROSPECTS
0
0.5
1miles
Drillhole Collar
Lookout Mtn Au Resource
Historic Open Pit

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SWS also initiated groundwater studies in the project area in 2012 with completion of eight RC groundwater pilot test holes, four of which were dry.  The four successful holes were completed as monitoring wells located north, east, and southeast of the gold resource area (see Figure 7.5).  The wells were completed with 4-in diameter steel blank casing and mill-slotted screen with silica sand gravel packs, developed and air-lift tested, and equipped with industry standard Geokon electronic data logger pressure transducers.  In addition to completion of four monitoring wells, an RC drillhole located within the central portion of the gold resource area was completed for measurement of groundwater levels with a vibrating wire piezometer within a back-filled cement bentonite mix.

The monitoring wells were installed to depths of approximately 500 ft to 900 ft with static water levels of 54 to 326 feet below ground surface level at approximate elevations of 7,139 to 7,473 feet (Figure 7.5). Water quality samples were collected in each monitoring well after construction and well development and quarterly thereafter for one (1) year in one well that had a dedicated bladder pump installed.  Water samples were collected, stored, and analyzed at WETLAB under the same protocols as surface samples. The groundwater quality is characterized as a calcium-sodium bicarbonate type with neutral to slightly high pH and concentrations of Profile I constituents below Nevada Reference Values (NRVs) in all wells except BHMW-001.  The groundwater quality from well BHMW-001 periodically exceeded NRVs for aluminum, arsenic, iron, and manganese, and the pH also exceeded the NRV for the first sampling event.

7.4 Geotechnical Data, Testing and Analysis

In 2013, Golder Associates (Golder) completed a scoping-level pit wall stability study for a proposed open pit mine at Lookout Mountain. Three oriented PQ-size core holes were drilled with triple-tube method core recovery. Core was logged for rock type, recovery, rock quality designation (RQD), fracture frequency, average joint condition rating (JCR), rock strength index, and weathering/alteration index. Golder used the information to calculate the Rock Mass Rating for the rock.

Golder (2013) reported that “the summary of the rock strength index indicates that the rock strength for Jasperoid breccia and dolomite have a higher strength than units containing significant amounts of shale (Cd and Csc).” Although groundwater data is limited within the immediate resource area, Golder reported that groundwater may be encountered between an elevation of approximately 7,500 and 7,100 feet, but if so, only a small portion of the pit would be below groundwater level. Water was encountered in some exploration holes and likely represents perched groundwater that would likely not impact mining.

Golder concluded “…rock quality and structural conditions generally appear favorable for the development of moderately steep to steep inter-ramp slopes…” and recommended slope design angles of 45-50° in bedrock and 37° in soil units. Four additional geotechnical core holes were recommended with oriented televiewer survey and field point load testing, with follow-up laboratory testing of compressive strength, and triaxial or direct shear tests.

7.5 Opinion of Qualified Person

The geophysical and geochemical surveys completed by the Company demonstrate that distinct anomalies occur and are spatially associated with and provide valuable information in advancing understanding of the Carlin-type gold deposit at Lookout Mountain. The QP concludes that the anomalies indicate further expansion of the gold resource through additional exploration drilling is possible.

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The QP concludes that exploration drilling by both RC and coring methods utilized by the Company have been completed to industry standards with good follow-up documentation on drill logistics and data logging. Although documentation is limited, drilling of historical drillholes was completed by reputable companies and drilling contractors and, as such, the drilling data is considered to be valid.

The hydrologic characterization studies undertaken in 2012-2013 provide a foundation for understanding the surface and groundwater hydrologic systems at Lookout Mountain. Additional work will be required including installation of up-gradient monitoring wells and/or piezometers to assess groundwater quality and potentiometric levels to further advance the studies to a hydrologic and hydrogeologic model, which will provide an important design basis for mining planning.

The scoping level geotechnical investigations suggest pit walls will likely maintain slopes to provide stable mining conditions.  Additional oriented geotechnical core holes with optical survey will be required to confirm the scoping level conclusions.  Although the author is not an expert with respect to geotechnical investigations, he believes the information is sufficient for the purpose for which it used in this technical report, which is to support the scoping level pit-design utilized in the resource assessment.

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Figure 7.4 Lookout Mountain Spring Sampling Location Map

Timberline
RESOURCES
N
155
Northern
Boundary
Hydrobasin
Black Pitch Spring
Unnamed Spring 36
Unnamed Spring 37
Unnamed Spring 3
Pinto Sprin
Unnamed Sprig 35
Unnamed Spring 34A
Secret Canyon Spri
Ratto Spring
Sierra Spring
Wetland 1
Road
Lookout Mtn Au Resource
Historic Open Pit
Property Boundary
0
1000
2000m
Spring Locations
Sampled-Quarterly
Located, unsampled

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Figure 7.5 Lookout Mountain Monitoring Well Location Map

Timberline RESOURCES
N
BHMW-001A
7297
BHMW-002
7474
BHMW-005
Dry
BHSE-138 Pz
7439
BHMW-004
Dry
BHMW-007
7461
BHMW-003
7142
BHMW-003(2)
Dry
Lookout Mtn
Rocky
Canyon
Surprise Peak
Ratto Spring
Sierra Springs
Grays
Canyon
Pinnacle Pk
Ratto
Road
Lookout Mtn Au Resource
Historic Open Pit
Property Boundary
0
250
500m
Groundwater Wells
Monitoring Well
Dry Test Well Site
Vibrating Wire Piezometer
2278 Static Water Elevation (feet)
20230413 GW Monitoring Well Locations.pex

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8 SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1 Site Sample Preparation Methods and Security

Records are limited and incomplete on sampling management prior to Staccato drilling in 2005. Drilling by Staccato and Timberline since 2005 was completed under the direct supervision of staff professionals.

During drilling, RC drillhole samples were labeled with a unique sample ID with footages correlated to sample bags via a sampler’s log sheet and with pre-numbered chip trays showing depth from and to for each interval (typically in intervals of five feet). Samples were initially laid out sequentially at the drill site to dry until completion of each hole and demobilization of the rig. The samples were then relocated to Eureka where they were secured within the fenced and lockable Company facility.

The samples were sorted into numerical sequence and cross-checked with drillers logs for interval consistency. Analytical blanks and certified reference standards were then inserted under Company supervision. After drying, the samples were transported in batches sorted by drillhole (either by laboratory pick-up or transport by company personnel) to either Inspectorate America in Sparks, Nevada, or ALS Minerals (formerly ALS Chemex) in Elko, Nevada for sample preparation and analysis assay.

Sampling of drill core was completed under Company supervision. Sample intervals were designated by a geologist during core logging and marked in core boxes with breaks typically correlated to driller’s depths noted by wooden blocks, or at significant lithological breaks, typically not exceeding five feet intervals. The core was sawn or split by technicians under the supervision of company geologists. Certified reference standards and blanks were inserted blindly into the sample stream. Geologists and technicians recorded the sample interval data onto sample dispatch forms before being delivered to ALS or Inspectorate as with RC samples.

8.2 Sampling Preparation, Assaying, Analytical Procedures, and Assay Laboratories

The commercial analytical laboratories used by all operators that contributed data to the project drillhole database, as well as the analytical procedures used by the laboratories to obtain the gold assays for Lookout Mountain, are, or were at the time, well recognized and widely used in the minerals industry. In-house mine laboratories were used for all of the historical Norse Windfall Mines and some of the Amselco holes, however, and many of these analyses appear to have used partial-gold extractions. The Norse Windfall Mines gold data clearly understate grades in at least some of the holes. RESPEC’s reconstruction of the Amselco database effectively limits the impact of the in-house assays by replacing many of them with check analyses performed at commercial laboratories.

Records of drilling prior to that of Staccato have few details on sample preparation, QA/QC, or sample security. Available information is summarized below, along with details on analyses of samples taken from Russell (2007), unless otherwise cited. All of the historic operators were reputable, well-known mining/exploration companies, and there is ample evidence that these companies followed the accepted industry practices relating to sample-preparation and analytical techniques.

In consideration of this information, in addition to other data examined in accompanying sections of this report, Timberline and RESPEC believe the Lookout Mountain analytical data are of sufficient quality for use in the resource estimation.

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Table 8.1 summarizes analytical laboratory and analytical methods utilized during exploration by various companies that explored Lookout Mountain.

Table 8.1 Compilation of Lookout Mountain Analytical Laboratories and Assay Methods

Company	Assay Laboratory	Assay Method(s)
Amselco	Monitor Geochemical Laboratory	fire assay with unknown finish process
Rocky Mountain Geochemical
Hunter Mining Laboratory
	In-house (Sparks, NV)	fire assay following cyanide or aqua regia (partial) digestions
Norse Windfall	in-house	atomic adsorption following cold cyanide-shake leach digestion
EFL	American Assay	gold cyanide solubility assays, and fire assay
Barrick	American Assay	fire assay of 30-gram charges with gravimetric or AA finish
Echo Bay	Cone Geochemical, Barringer (check assays)	Fire assay of 20- and 30-gram charges with an AA finish
Staccato	ALS	Fire assay of 50-gram charges with AA finish; Samples >3 ppm re-analyzed by FA with gravimetric finish
Timberline	Inspectorate	Fire assay of 30-gram charges with AA finish; Samples >3 ppm re-analyzed by FA with gravimetric finish
Timberline	ALS	Fire assay of 30-gram charges with either AA or ICP-ES finish; Samples >10 ppm re-analyzed by FA with gravimetric finish

To the knowledge of the authors, the analytical laboratories that provided services to the Lookout Mountain project had no legal or commercial relationships with any of the companies.

During the drilling that predated Staccato’s involvement with the property, accreditation of laboratories was not common.  Neither RESPEC nor Timberline have any information on accreditation of those laboratories at that time.  However, Monitor, Hunter, Rocky Mountain, American Assay, Cone, Barringer, ALS, and Inspectorate were all widely used laboratories in the mining industry.

Currently, ALS is accredited to ISO/IEC 17025:2017 for the relevant analytical procedures discussed herein, according to their website.  Inspectorate is accredited to ISO 17025 standards, according to their website.

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8.3 Quality Control and Quality Assurance Programs

Little information is known regarding quality control and quality assurance (QA/QC) in pre-Staccato exploration at Lookout Mountain. Since Staccato initiated their exploration through the work of Timberline, extensive QA/QC programs have been implemented including:

•	Independent QP site and field office inspections
•	Re-assay of historical pulps
•	Twinning of historical drillholes
•	Collection of RC drillhole field duplicates and drillcore duplicate samples
•	Insertion of analytical blanks and certified reference standards

Results of these programs have been positive as discussed in Section 9.0 (Data Validation).

8.4 Opinion of Qualified Person

It is the opinion of the QP that the Company’s sample preparation, analyses, and security meet accepted industry standards and are acceptable as noted in this report.

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9 DATA VERIFICATION

9.1 Drillhole Database

RESPEC reviewed documentation of an audit of the project drillhole assays completed by SRK Consulting (“SRK”) in November 2009.  SRK used files provided to them by Staccato, including original and paper copies of assay certificates, drillhole logs, various other original and copied documents, and digital assay certificates provided directly to SRK by ALS.  Discrepancies between the original assay documentation and the assays found by SRK were corrected.

RESPEC confirmed that SRK corrections to the assays were included in the drillhole database provided to RESPEC by Timberline and then completed additional auditing of the project data as part of the 2011 resource study.  This verification was designed to complement the SRK audit, so much of the data checked by RESPEC had not been audited by SRK.

The collar coordinates of pre-Staccato holes were originally based on a local grid that was subsequently transformed into Nevada State Plane coordinates.  Drillhole collar coordinates, therefore, could not be checked against the historic documentation.  Instead, locations of many of the historic holes were checked against rectified aerial photography to assure they were located on roads and drill pads.  In some cases, original drillhole maps were used to check relative positioning of the holes.

The azimuths, dips, and total depths of 55 holes were audited against copies of handwritten drill logs.  No errors were noted.  The azimuth and dips of the entire collar table were then checked for consistency with the survey table data for all holes lacking down-hole survey data, and no inconsistencies were found.

A total of 47 pre-Timberline holes have down-hole survey data in the project database, including 18 BH-series, 23 BHSE-series, and six RTR/RTC-series holes.  No backup data were found to check the BH-series down-hole survey data.  Four of the 23 BHSE-series holes were audited using printouts from International Directional Services (IDS).  Of the 71 survey intervals audited in these holes, seven dip and 11 azimuth values were found to have discrepancies of +0.1 degree.  All the errors occur in one hole, and none of the discrepancies are material.  All six RTR/RTC-series holes with down-hole surveys were audited using a typed summary sheet of the survey data; no errors were found.

Auditing of the historical assays began by checking 4,800 assay intervals from 54 holes (3 BH-series, 6 BR-series, 11 EBR-series, 1 RTC-series, and 33 RTR-series holes).  Initial work on the RTR- and RTC-series resulted in three findings that changed the auditing approach for these holes.  First, the gold analyses are identified on various paper auditing materials as being either “AA” or “FA”, with the “AA” analyses found to represent analyses using cyanide shake-leach or aqua regia digestions, both of which are partial digestions and therefore quite different from fire assays (“FA”), which are assumed by the mining industry to represent total gold analyses.  However, the “AA” analyses were not differentiated in the project database, and in many cases were listed in the estimation field in the database when fire assay data were also available.  In addition, many values in the database for these holes represent inconsistent averaging of sets of assays, including the averaging of “AA” and “FA” analyses.  Finally, significant data-entry errors were identified.  In light of these discoveries, RESPEC opted to complete a comprehensive re-compilation of all assay data from RTR- and RTC-series holes.  The type of analysis was compiled into the database, as were all check-assay data.  No “AA” analyses were carried into the database field used in the resource estimation unless no other assay data were available.  The averaging of multiple assays was also discontinued.

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Exclusive of the Amselco holes, as well as Staccato and Timberline BHSE-series holes (discussed below), gold assays from 3,729 sample intervals were audited out of a total of 27,294 in the project database using the same original documentation as SRK.  Only one material input error was found and remedied.  Eleven  minor errors found in three Echo Bay holes were caused by the improper conversion of ppm values to oz/ton.  Further conversions of ppb and ppm values to oz/ton led to very minor errors in six Barrick, one EFL, and four Echo Bay holes.  Four instances in hole RCR-003 (Amselco) were found where <0.001 oz/ton values were recording in the database as 0.001 oz Au/ton.  Finally, four additional intervals in RCR-003 with less than detection assays were entered in the database as “-99” and one interval that was not sampled was listed as 0.001.

The 2012 resource study incorporated 37 holes drilled at Lookout Mountain and 14 at South Adit that were not part of the previous resource database.  Collar table data (x and y coordinates, hole azimuth and dip) were audited against the original handwritten tables compiled by Timberline geologists that surveyed the drillhole collars; one discrepancy was found in the angle of a hole.  No down-hole survey data were collected for eight of the 51 new holes, six of which were terminated prematurely due to drilling problems.  The down-hole data provided by Timberline for the 43 new holes that were surveyed were checked against original digital data provided to RESPEC by IDS; no errors were found.

A complete audit of the Staccato drillhole assay data for holes drilled in 2005 through 2008 was achieved using a computer script that compared the database values to those from digital assay certificates provided to RESPEC directly by Inspectorate.  Some significant errors were discovered and resolved, including nine from a single hole (BHSE-003 of Staccato).

The database assay table for all Timberline 2010 through 2012 holes was compiled by RESPEC using original assay certificates received directly from Inspectorate.  Original IDS down-hole survey files were used to update the survey table.  The northings and eastings of the drillhole collars were updated using digital files exported from the GPS instruments used by Timberline; the elevations of these drill-collar surveys are not sufficiently precise for use in the database, so the collars were pressed to the project digital topographic surface to obtain the database elevations.

9.2 Quality Control/Quality Assurance Data

The following discussion, presented in the order of which the holes were drilled, summarizes RESPEC’s detailed review of the QA/QC data collected by various project operators. RESPEC independently compiled all available QA/QC data and completed detailed statistical evaluations of the results.

9.2.1 Amselco Drill Data

Amselco drill holes contribute 35% of the assays used directly in the resource estimation discussed in Section 11. Available drillhole records indicate that Amselco regularly inserted control samples into the drill-sample stream for assaying. The expected values of these control samples are not known and therefore could not be evaluated. It is not known if further Quality Control/Quality Assurance (“QA/QC”) procedures were implemented by Amselco.

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Staccato completed check assaying of drill cuttings from Amselco RC holes in 1990.  A discussion of the results of these checks, along with some Alta check assay data, follows, along with summaries of the results of duplicate assays compiled into the project database by RESPEC during the database audit.

Staccato Preparation Duplicates.  Preparation duplicates are new pulps prepared from splits of the original coarse rejects created during the first crushing and splitting stage of the primary drill samples.  Duplicate-pulp data provide information about the sub-sampling variance introduced during this stage of sample preparation.

Rocky Canyon Mining Company provided Staccato with vials of coarse-reject material from Amselco’s drill samples.  Each vile held up to approximately 500 grams of material.  Staccato filled plastic chip logging trays with a portion of the samples and sent the remainder to ALS for analysis.  These samples can be considered as unconventional preparation duplicates, since: (1) the samples were analyzed by a different laboratory (ALS) than the original samples (Monitor); (2) the duplicate samples were analyzed years after completion of the drilling program; (3) the sub-sampling of the original coarse rejects to create the vial samples may not have been done by the original laboratory; and (4) an additional splitting stage was undertaken by Staccato when the chip trays were filled, which involves sub-sampling variance that is additional to ‘conventional’ preparation duplicates.  ALS analyzed the duplicates by fire assay with an AA finish, while the original samples were analyzed by Monitor by either fire assay or fire assay of one-assay-ton charges (no finishes specified).

presents a relative-difference graph that shows the percentage of the relative-difference, plotted on the y-axis, of each ALS assay relative to its paired original Monitor fire assay, calculated as follows:

100 x ((duplicate – original))/(lesser of (duplicate, original) )

The x-axis of the graph plots the means of the paired data.  The red line shows the moving average of the relative differences (“RDs’) of the pairs and provides a visual guide of trends in the data.

The x-axis of the graph plots the means of the gold values of the paired data (the mean of the pairs, or “MOP”) in a sequential but non-linear fashion.  The red line shows the moving average of the RDs of the pairs, thereby providing a visual guide to trends in the data that aids in the identification of potential bias.  Positive RD values indicate that the duplicate-sample analysis is greater than the primary-sample assay. A total of 827 assay pairs from 32 Amselco drill holes are shown on the plot, which excludes 23 pairs where both analyses are below detection and 37 outlier pairs.  The exclusion of the outlier pairs assists in visually evaluating the data.  While there are many pairs exhibiting high variability, no bias is apparent (a bias would be evidenced by the moving-average line tending to be more on one side or the other of the blue 0% RD line).

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Figure 9.1 ALS Preparation Duplicates Relative to Original Monitor Assays – Staccato

Figure 9.2 shows the absolute values of the RDs of the same paired data.  This plot helps to evaluate the variability (precision) of the data at various grade ranges.  The graph demonstrates the gradually diminishing variability of the paired data up to an MOP of about 0.012 oz Au/ton, following which the variability fluctuates between about 25 and 50%.

Figure 9.2 Absolute Value of Relative Differences of ALS vs. Monitor - Staccato

Table 9.1 summarizes the descriptive statistics of the data, excluding the 37 outlier pairs, at various cutoffs of the MOPs.  The means of the analyses of the preparation duplicates generally compare well with those of the original assays at all cutoffs.  If the 37 outlier pairs are included, the means of the preparation-duplicate analyses vary from 1% higher to 1% lower than the original assay means at the same cutoffs.

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The average variability at grades in excess of about 0.01 oz Au/ton, as indicated by both Figure 9.2 and the mean of the absolute value of the RDs shown in Table 9.1, is about 35%.  This level of precision is not unusually high for preparation duplicates considering it incorporates additional analytical and sub-sampling variability, as discussed above.

Table 9.1 Descriptive Statistics of ALS Pulp Duplicates and Original Monitor Assays

All Pairs	Mean	Original	Duplicate	Diff.	Rel. Diff.	A.V. Rel. Diff.
Count	827	827	827		827	827
Mean	0.051	0.051	0.052	2%	-4%	47%
Median	0.020	0.020	0.019
Std. Dev.	0.105	0.105	0.108
CV	2.044	2.064	2.084
Min.	0.001	0.001	0.001	0%	-400%	0%
Max.	1.219	1.130	1.307	16%	400%	400%

Mean >0.005	Mean	Original	Duplicate	Diff.	Rel. Diff.	A.V. Rel. Diff.
Count	762	762	762		762	762
Mean	0.056	0.055	0.056	2%	-4%	42%
Median	0.022	0.022	0.021
Std. Dev.	0.109	0.109	0.112
CV	1.954	1.974	1.992
Min.	0.005	0.002	0.002	0%	-400%	0%
Max.	1.219	1.130	1.307	16%	400%	400%

Mean >0.010	Mean	Original	Duplicate	Diff.	Rel. Diff.	A.V. Rel. Diff.
Count	644	644	644		644	644
Mean	0.064	0.064	0.065	2%	1%	36%
Median	0.025	0.026	0.025
Std. Dev.	0.116	0.116	0.119
CV	1.800	1.823	1.833
Min.	0.010	0.004	0.005	25%	-280%	0%
Max.	1.219	1.130	1.307	16%	400%	400%

Mean >0.100	Mean	Original	Duplicate	Diff.	Rel. Diff.	A.V. Rel. Diff.
Count	85	85	85		85	85
Mean	0.303	0.298	0.309	4%	12%	38%
Median	0.284	0.266	0.283
Std. Dev.	0.185	0.193	0.194
CV	0.611	0.647	0.628
Min.	0.101	0.073	0.072	-1%	-99%	0%
Max.	1.219	1.130	1.307	16%	330%	330%
CV = coefficient of variation = (Std. Dev./Mean); A.V. = absolute value

Additional duplicate assay data of various types from Amselco and other project operators are discussed below and were evaluated using the same methods shown in Figures 9.1 and 9.2 and Table 9.1, although the charts and tables are not shown.

Preparation-duplicate data are also available for 62 vial samples from two Amselco drill holes that were originally analyzed by Rocky Mountain.  The data indicate the preparation-duplicate analyses tend to be lower grade, especially at MOPs less than about 0.03 oz A/ton, with higher-grade pairs masking this effect and overwhelming the statistics.  For example, if the highest-grade pair is removed, the mean of the preparation duplicates becomes 7% lower than the mean of the original analyses.  In consideration of the limited dataset, RESPEC does not believe there is a significant issue.

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A total of 32 preparation duplicates were prepared from the Amselco coarse-reject vial samples that were originally analyzed by Amselco’s in-house laboratory by AA methods (aqua regia or cyanide shake-leach digestions).  The mean of the ALS fire assays of the preparation duplicates is 24% lower than the Amselco mean, although this reduces to 11% higher if the highest-grade pair is excluded.  The dataset is not sufficient to allow for definitive conclusions, but it is nonetheless surprising that the fire assays yield lower results than the AA analyses.

Alta Preparation Duplicates.  Alta sent 48 samples from four Amselco drill holes to ALS for fire assay analyses.  The ALS laboratory certificate indicates the samples were crushed and pulverized, so they presumably represent preparation duplicates.  The ALS results were compared to the original Amselco analyses, which were fire assayed by Monitor.

The following conclusions were drawn from the evaluation of the preparation duplicate fire assay analysis:

•	There is high variability in the data up to about 0.014 oz Au/ton and above 0.05 oz Au/ton

•	The mean of the check assays is 13% lower than the originals, which is reduced to 11% when the four highest grade pairs are removed.

•	The check assays tend to be higher than the original analysis at mean grades of less than about 0.031 oz Au/ton.

Check Assays of Uncertain Type.  Alta performed additional fire assays on 29 drill samples from three Amselco holes.  The type of material used for the check assaying is not known.  RESPEC believes these drill samples were analyzed at Alta’s in-house laboratory by fire assay, while one of the original fire analyses was completed by Rocky Mountain and the remainder by Monitor.  The dataset is too limited to be conclusive, but the Alta checks are systematically higher than the original analyses, and the mean of the Alta check analyses is 13% higher than the mean of the original analyses.

During the compilation of Amselco drillhole data into the resource database, RESPEC included analyses from multiple laboratories when available.  The resulting paired assay data are summarized below.

•

RESPEC found 20 samples from a single Amselco hole that were analyzed by both Rocky Mountain and Monitor using fire assay methods. The Rocky Mountain analyses are 7% lower than Monitor, excluding pairs that were less than detection limits for both labs. The difference is systematic at MOP grades above about 0.02 oz Au/ton., although there are too few pairs to derive meaningful conclusions.

•

A total of 120 pairs from nine holes were also compiled whereby Amselco AA analyses (thought to be aqua-regia or cyanide-shake leach digestions) and Rocky Mountain fire assays were performed on the same samples. Four pairs in which both analyses are less than the detection limit and four additional pairs that are extreme outliers were excluded.

•	High variability is evident up to 0.025 to 0.030 oz Au/ton. The means of the AA analyses range from 3% higher for the entire dataset to 5% higher at MOPs of greater than 0.05 oz Au/ton.

•

A subset of these samples was also analyzed by Rocky Mountain using “bulk fire” assay methods. These analyses tend to be slightly lower than the fire assays. Excluding a single high-grade outlier pair, the mean of the “bulk fire” analyses is 1% lower than the mean of the fire assays.

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9.2.2  Barrick Drill Data

Pulp Checks.  Staccato sent 46 original pulps from two Barrick holes to ALS for check assays.  The pulps were originally prepared by American Assay and analyzed by fire assaying of 30-gram charges; some of the higher-grade results were re-fired using gravimetric methods.  ALS analyzed the samples by fire assay with AA finishes, with results exceeding 0.3 oz Au/ton re-analyzed by fire assay-gravimetric methods.  The check assays are systematically lower than the original analyses at MOPs of about 0.01 oz Au/ton and higher, and the divergence increases with increasing grades.  The mean of the check analyses is 12% lower than the original assays.

It is important to note that the dataset is unrepresentatively high grade with respect to the Lookout Mountain mineralization (the check and original analyses average 0.132 and 0.149 oz Au/ton, respectively).

9.2.3  Echo Bay Drill Data

Pulp Checks.  Staccato sent 209 original pulps from 17 Echo Bay holes to ALS along with the Barrick pulps discussed above.  The original Echo Bay analyses were completed by Cone using fire assays of 20- and 30-gram charges with AA finishes.  The mean of the ALS check analyses is 3% higher than the mean of the original Cone assays.  This relatively close agreement is a consequence of the pairs with average grades in excess of about 0.07 oz Au/ton dominating the statistics.  The RD plot indicates that the ALS checks are systematically ~10% higher in the grade range of about 0.005 to 0.07 oz Au/ton.  Variability is unusually high for pulp-check data.

9.2.4  Staccato Drill Data

Pulp Checks.  Staccato submitted 178 ALS pulps from 10 holes of the Staccato 2005 through 2007 drilling programs to Assayers Canada (now SGS) for check assaying.  The original ALS pulps were analyzed by fire assaying of 50-gram charges with AA finishes, with over-limit results re-assayed gravimetrically.  RESPEC is not certain of the type of analysis used by Assayers Canada.

The check assays compare well, with a mean that is 1% higher than the mean of the original ALS analyses at cutoffs of the MOPs of 0, 0.005, 0.050, and 0.100 oz Au/ton.  Excluding 12 extreme outlier pairs and 10 pairs whereby both the check and original assays returned less than detection limits, the checks are 2% higher than the original analyses.  The of the absolute values of the RDs of the pairs above a grade of 0.005 oz Au/ton average 10%, which is expected for re-assaying of pulps.  No bias is evident.

9.2.5  Timberline Drill Data - 2010 and 2011 Programs

Timberline completed a drill program in late 2010 to early 2011, discussed in this subsection and referred to herein as the 2010-2011 program.  A second drill program was undertaken in mid- to late-2011 and is referred to as the 2011 drilling program.

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Timberline’s QA/QC program associated with the 2010-2011 drilling included the insertion of certified reference materials, non-certified standards, preparation blanks, and field duplicates into the drill-sample stream. Preparation duplicates were also analyzed by the primary laboratory (Inspectorate), and Inspectorate pulps were sent to ALS for pulp-check analyses.

Certified Reference Materials. Certified Reference Materials (CRMs) are used to monitor the analytical accuracy and precision of the assay laboratory during the time the drill samples were analyzed. In the case of normally distributed data (note that most assay populations from metal deposits are positively skewed), approximately 95% of the CRM analyses should lie within two standard-deviations of the certified (expected) value, while only about 0.3% of the analyses are expected to lie outside of three standard deviations. As it is statistically unlikely that two consecutive samples would lie outside of the two standard-deviation limits, such samples are considered to be potential failures unless further investigation proves otherwise. All samples outside of the three standard-deviation limits are also deemed to be failures. Failures should trigger investigation and, if warranted, laboratory notification of potential problems and a re-run of all samples included with the failed CRM result.

Timberline used fourteen CRMs acquired from Rocklabs of Aukland, New Zealand. These CRMs have certified gold values that range from 0.002 to 0.25 oz Au/ton, which represents the Lookout Mountain gold-grade distribution well. Table 9.2 provides the details of the Rocklabs CRMS utilized by Timberline.

RESPEC compiled 436 analyses of these CRMs, which were inserted into the original sample stream at a nominal rate of one CRM for every 20 drill samples. The Inspectorate analyses of the CRMs resulted in a total of 53 three-standard-deviation failures, or about one in every eight CRM analyses, with 42 of them being low-side failures (Inspectorate analyses of the CRMs being lower than the certified values). Fifteen of the failures are from one CRM (HiSilk2; all low-side failures).

The complete dataset for the 14 CRMs is shown in Figure 9.3 (three outlier analyses are outside of the plot limits), which graphs the Inspectorate CRM analyses in terms of their differences from the expected values, expressed in normalized standard-deviation units. The data are ordered by the date of the assay certificates on the x-axis. The normalized expected value of the CRMs is represented by the red line, and the + two and + three normalized standard-deviation limits of the CRMs are shown as blue and green lines, respectively. A slight low overall bias in the CRM analyses is evident. Excluding the three outlier results, the Inspectorate analyses of the CRMs have an average difference from the expected values of about -0.5 standard-deviation units.

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Table 9.2 Timberline Certified Standards

Standard	Source	Certified Value (ppm Au)	Standard Deviation	Drill Program
SL34	Rocklabs	5.893	0.14	2010 - 2011
SN38	Rocklabs	8.573	0.158	2010 - 2011
OxA71	Rocklabs	0.0849	0.0056	2010 - 2011
OxE74	Rocklabs	0.615	0.017	2010 - 2011
HiSilK2	Rocklabs	3.474	0.087	2010 - 2011
OxD87	Rocklabs	0.417	0.013	2011
OxG83	Rocklabs	1.002	0.027	2011
OxG84	Rocklabs	0.922	0.033	2011
OxH66	Rocklabs	1.285	0.032	2011
OxJ68	Rocklabs	2.342	0.064	2011
OxN33	Rocklabs	7.378	0.208	2011
SE58	Rocklabs	0.607	0.019	2011
SG40	Rocklabs	0.976	0.022	2011
SN50	Rocklabs	8.685	0.18	2011

Figure 9.3 Normalized Results of Inspectorate Analyses of All 2010 and 2011 Certified Standards

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Uncertified Reference Materials. In addition to the certified Rocklabs CRMs, four uncertified standards were used from late October 2010 through early February 2011. Each of these reference materials was analyzed 10 times by ALS and one time by Assayers Canada, and these analyses were used to assign expected and standard-deviation values. At a minimum, a proper certification process includes round-robin analyses by a number of commercial laboratories to establish well-founded statistical values, which is not the case for the four standards. At a minimum, a proper certification process includes round-robin analyses by a number of commercial laboratories to establish well-founded statistical values, which is not the case for the four ‘standards.’ At a minimum, a proper certification process includes round-robin analyses by a number of commercial laboratories to establish well-founded statistical values, which is not the case for the four ‘standards.’ Other than to note that the Inspectorate analyses were systematically lower than the uncertified expected values, these results are not discussed further.

Pulp Checks. Timberline sent Inspectorate’s pulps of most samples from mineralized intervals intersected in the 2010-2011 drill program to ALS for check assaying. These 811 pulp checks serve as an additional tool to evaluate analytical accuracy. RESPEC’s evaluation compared the check assays to the original Inspectorate analyses, excluding 21 outlier pairs and 12 additional pairs whereby the original and check assays both returned less than detection limits.

The ALS check assays are systematically higher than the original Inspectorate analyses over the entire grade range of the data, and the mean of the check assays is 7% higher than the mean of the original analyses for all data as well as at MOP cutoffs of up to 0.01 oz Au/ton. The mean of the absolute values of the RDs is 10%.

An additional 1,352 Inspectorate pulps from the 2011 drill program were sent to ALS for check assaying. The mean of the ALS analyses is 3% higher at MOP cutoffs up to 0.01 oz Au/ton, and the mean of the absolute value of the RDs is 10% (all data) to 3% (0.01 oz Au/ton cutoff).

Timberline included 23 Rocklabs CRM samples with the 2010-2011 Inspectorate pulps sent to ALS for check assaying, but only two of the CRM pulps had sufficient material to assay. The ALS analyses of these CRM pulps were both higher than the expected values by 0.7 and 0.9 standard-deviation units. No CRM pulps were submitted with the drill-sample pulps from the 2011 drill program.

Preparation Blanks. Preparation blanks are coarse samples of barren material that are used to detect possible laboratory contamination, which is most common during sample-preparation stages. In order for analyses of blanks to be meaningful, they must be sufficiently coarse to require the same crushing stages as the drill samples. It is also important for many of the blanks to be placed into the sample stream immediately after mineralized samples (which would be the source of most cross-contamination issues). Blank results that are greater than five times the detection limit (25 ppb Au based on the five ppb detection limit of the Inspectorate analyses) are typically considered failures that require further investigation and possible re-assay of associated drill samples. Dimension stone sold in 50-pound sacks available from garden/hardware stores was used as the coarse blank material.

A total of 324 of the Inspectorate analyses of blanks returned less than detection limits. Four of the 345 blank analyses examined by RESPEC from the 2010-2011 drill program exceed the 25 ppb (0.0007 oz Au/ton) threshold, with a maximum value of 71 ppb (0.002 opt). None of these "failures" have previous samples with significant gold values (two less than detection limits, 0.003, and 0.008 oz Au/ton). While these results suggest that cross contamination was not a problem, most of the blank samples were inserted into the sample stream after unmineralized or weakly mineralized drill samples, so the opportunity for cross contamination of the blank samples was limited.

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Of the 377 blank analyses derived from the 2011 drilling program, only four exceed the 25 ppb Au threshold.  Only one of these ‘failures’ was preceded by a sample assaying greater than 0.005 oz Au/ton (0.057 oz Au/ton), and the highest blank analysis is 0.004 oz Au/ton.  Twenty-one of the drill samples analyzed immediately before a blank sample have values in excess of 0.01 oz Au/ton, and one (5%) of these blanks were failures.

Preparation Duplicates.  Timberline instructed Inspectorate to prepare duplicate pulps from the coarse rejects of 175 drill samples from the 2010-2011 drilling program.  Excluding two outlier pairs, the means of the preparation duplicates match those of the original analyses at MOP cutoffs of 0, 0.005, and 0.010 oz Au/ton, and no bias is evident in the data.

Inspectorate analyses of preparation duplicates from the 2011 drilling program, excluding five outlier pairs, show a consistent high bias relative to the original Inspectorate analyses at MOP grades up to about 0.04 oz Au/ton, and the means of the preparation-duplicate analyses are 4% to 7% higher than the means of the assays of the original pulps at MOP cutoffs of up to 0.01 oz Au/ton.

The absolute values of the RDs between the preparation duplicates and original assays from both the 2010-2011 and 2011 drilling programs were also evaluated.  The mean of the absolute values of the RDs is 19% for all data (excluding the 12 outlier pairs) and decreases to 8 to 9% for MOPs in excess of 0.01 oz Au/ton.

Field Duplicates.  Rig or field duplicates are secondary splits of drill samples.  In the case of core drilling, field duplicates are obtained by re-splitting the core remaining after the primary samples have been taken.  RC field duplicates are splits of the cuttings collected at the drill rig at the same time as the primary samples.  Field duplicates are used to assess inherent geologic variability and sampling variance.

Timberline collected RC rig-duplicate samples at a nominal rate of one duplicate for every 20 samples; no field duplicates were collected from core holes.  Out of the 511 RC rig-duplicate/original pairs from the 2010-2011 and 2011 drill programs, there are 232 pairs in which both the duplicate and original Inspectorate assays exceed detection limits.  These 232 pairs, excluding 15 outlier pairs, were evaluated by RESPEC.  Only four of the excluded outlier pairs have mean grades in excess of 0.004 oz Au/ton.

A high bias is evident at MOPs up to about 0.006 oz Au/ton. There are insufficient pairs at higher grades to allow for statistically significant conclusions.  A comparison of the absolute values of the RDs between the rig duplicates and the original analyses shows that at MOP grades higher than about 0.004 oz Au/ton variability gradually declines from about 25% to 15% (seen at MOPs in excess of about 0.015 oz Au/ton).

9.2.6  Timberline Drill Data - 2012 Program

Timberline’s 2012 drilling program incorporated a QA/QC program similar to those used in the 2010 through 2011 drilling programs.

Certified Reference Materials.  Fourteen Rocklabs CRMs were used in the 2012 drilling program, including 11 of those listed on Table 9.2.  Details of the three new standards are presented in Table 9.3

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Table 9.3 Timberline Certified Standards

Standard	Source	Certified Value (ppm Au)	Standard Deviation	Drill Program
OxC102	Rocklabs	0.207	0.011	2012
OxF100	Rocklabs	0.804	0.019	2012
OxG99	Rocklabs	0.932	0.020	2012

The Inspectorate analyses of the CRMs used in the 2012 program show generally similar results as those inserted into the 2010 and 2011 drill-sample streams. While the failure rate is relatively high, most of the ‘failures’ are caused by an overall low bias in the Inspectorate analyses relative to the certified values of the CRMs, which is evident up until the analyses done in Fall 2012 (Figure 9.4).

Excluding the two probable cases of mis-identified CRMs, the Inspectorate analyses of the CRMs have an average difference from the expected values of about -0.5 standard-deviation units, with an average difference of -0.8 for analyses on certificates dated up to mid-September.

Pulp Checks. RESPEC compiled a total of 1,116 ALS check analyses of Inspectorate’s original assay pulps from the 2012 drilling program. RESPEC compared these ALS fire assays to the original Inspectorate fire assays after 27 pairs where the original and check assays both returned less than detection limits and seven outlier pairs were removed. A clear high bias in the ALS check assays is evident at MOP grades of about 0.010 oz Au/ton and higher. The mean of the absolute value of the RDs is 11% for all data and 8% at a 0.010 oz Au/ton cutoff.

These results of the 2012 check-assaying program are consistent with Inspectorate analyses of the 2012 certified standards, as well as with the results of the 2011 check-assaying program.

Preparation Blanks. None of the 354 Inspectorate analyses of the 2012 preparation blanks constituted a failure. The highest blank assay returned was 0.001 oz Au/ton, but only 46 of the samples immediately preceding the blanks assayed over 0.01 oz Au/ton.

Preparation Duplicates. A total of 227 preparation duplicates were analyzed by Inspectorate in 2012; less than detection limits were returned from both the original and duplicate-pulp assays for 67 of these samples. Half of the preparation duplicate/original pairs have MOPs greater than or equal to 0.005 oz Au/ton. The means of the assays of the preparation duplicates are 2% lower than those of the original samples for all samples and at MOP cutoffs of 0.005 and 0.010 oz Au/ton (there are insufficient samples at higher cutoffs for meaningful statistics).

The mean of the absolute values of the RDs between the preparation duplicates and original assays is 16% at a MOP cutoff of 0.005 oz Au/ton, but it drops to 8% if two outlier pairs within this dataset are removed.

Field Duplicates. A total of 146 RC field duplicates were collected and analyzed in 2012; only 58 of these have assays of the field duplicate and/or original split that exceed the detection limits. The mean of the assays of the 58 field duplicates is 4% lower than those of the original samples, although the data are somewhat limited. The mean of the absolute values of the RDs between the rig duplicates and the original analyses is 16% at a MOP cutoff of 0.005 oz Au/ton.

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Figure 9.4 Normalized Results of Inspectorate Analyses of All 2012 Certified Standards

9.2.7  Discussion of QA/QC Results

Amselco drill holes comprise half of the holes that contribute assay data directly used in the estimation of resource grades at both Lookout Mountain and South Adit.  Staccato’s analyses of preparation duplicates provide the best check-assay dataset available for the Amselco analytical data, and these duplicates compare very well with the original Amselco analyses.  Other QA/QC datasets available for the Amselco holes are generally of insufficient size for statistically meaningful conclusions to be drawn.

Pulp checks undertaken by Staccato using pulps from Barrick’s drill samples yielded results that are systematically lower than the original analyses.  There are no additional data available to support either the original or check analyses.  Barrick drilled 5% of the holes that contribute assays to the resource estimations at both Lookout Mountain and South Adit.  Similar pulp checks were undertaken using original Echo Bay drill samples, which make up 7% of the resource holes at Lookout Mountain; Echo Bay did not drill at South Adit.  In this case, the duplicates are systematically higher than the original analyses.  In the absence of corroborative data, no definitive conclusions can be made.  The checks of both the Barrick and Echo Bay pulps were assayed by ALS.

Staccato drilled 21% of the holes used in the Lookout Mountain resource estimation and 10% at South Adit.  Pulp checks completed by Staccato are consistent with the original analyses.

There is no QA/QC information for the Newmont, Norse Windfall Mines, or EFL drill samples.  Norse Windfall Mines holes comprise about 6% of the resource drill holes at Lookout Mountain, while the EFL holes contribute less than 1%; neither company drilled at South Adit.  The EFL assay data at least partially are comprised of cyanide shake-leach analyses, and many of the holes are clearly lower in grade than surrounding holes from other drill campaigns.  No Newmont holes contribute assay data to the Lookout Mountain or South Adit resource estimations.

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CRMs inserted into Timberline’s drill-sample stream returned results from Inspectorate that are generally slightly lower than the certified values. The original analyses are also systematically lower than pulp checks undertaken by ALS. These datasets suggest that the original 2010 to early 2011 Inspectorate analyses may understate gold grades, perhaps by as much as about 7%; this potential understatement drops to about 3% in subsequent programs. Timberline drill holes comprise about 30% of the drill holes used in the resource grade estimation at Lookout Mountain and 36% of the holes at South Adit.

The Timberline QA/QC data allow for an examination of precision at various stages. The lack of duplicate analyses on the same pulp by the original analytical laboratory (Inspectorate) does not allow for an estimate of the analytical precision of the assays, but the variability is typically low (usually a few percent). The preparation duplicates, which incorporate the analytical precision as well as variability due to subsampling of the coarse rejects, indicate a relatively low variability (less than about 10%) in the laboratory sub-sampling stages. The rig duplicate data, which incorporate the analytical, laboratory sub-sampling, field sub-sampling variances, and inherent geological variability, suggest a total variability of about 20%. This means that a little less than about 10% of the variability (the rig-duplicate variability less the duplicate-pulp variability) can be attributed to the RC sub-sampling in the field (a small percentage is due to analytical variability).

Timberline should continue to attempt to maximize the quantity of preparation and rig duplicates at grades that are representative of the mineralized population distribution. Significantly more blanks that immediately follow mineralized samples are also needed. Core duplicates need to be added to the field-duplicate dataset in future drilling programs that are not using the core for metallurgical testing. Finally, results of the QA/QC program need to be monitored as the results are received, and all failures identified should be acted upon as soon as possible.

9.3 Site and Field Office Inspections

Mr. Gustin visited the Lookout Mountain project on January 6 and November 16, 2011, April 10, 2013, October 6, 2020, and November 4, 2021. These site visits included reviews of mineralized core and reverse-circulation drill chips, examination of drillhole cross sections showing Timberline’s geologic interpretations, investigations of representative exposures in road cuts and outcrops, the inspection of sampling and logging procedures at active reverse-circulation and core drill sites, and confirmatory visits to most of the Timberline drill sites at Lookout Mountain. Project procedures related to logging, sampling, and data capture were discussed with the Timberline geologic personnel, and recommendations were provided as needed.

The site visits contributed significantly to RESPEC’s understanding of the project and confidence in the project data.

9.4 Additional Data Verification

In addition to the verification completed that is discussed above, verification of the project data was undertaken throughout the process of the resource modeling. RESPEC’s detailed explicit modeling of the gold mineral domains within the context of the project geology resulted in the recognition of potentially anomalous drill results that led to further investigation. For example, contaminated RC sample intervals were identified during the sectional gold modeling, as were the anomalously low-grade Norse Windfall drillhole gold assays.

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RESPEC’s initial resource modeling was completed in mid-2011, and the resources were updated in 2012 and 2013 following successive Timberline drilling programs. The additional drilling led to only minor modifications of the geologic interpretations at North Lookout Mountain and the northern portion of South Lookout Mountain, which progressively increased RESPEC’s confidence in the gold resource modeling in these areas.

9.5 Summary Statement

RESPEC experienced no limitations with respect to data verification activities for the Lookout Mountain project. In consideration of the information summarized in Sections 5 through 9 and Section 11 of this report, RESPEC has verified that the Lookout Mountain project data are acceptable as used in this report, most significantly to support the estimation and classification of the project Mineral Resources.

Timberline’s non-independent QP completed routine review of the project database, QC/QA protocols and implementation thereof, sampling methods, incorporation of assay standards, blanks and duplicates, and field checks of drillhole locations and orientations. The Lookout Mountain data is considered verified and it is the QP’s opinion that it is acceptable for use by RESPEC in development of the project Mineral Resources.

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10 MINERAL PROCESSING AND METALLURGICAL TESTING

Several metallurgical gold recovery programs have been conducted on surface rock and drillhole samples from the Lookout Mountain gold resource area between 1985 to 2014. The programs were conducted by Amselco, Tenneco, Norse Windfall Mines, Alta Gold, and Timberline Resources (Table 10.1).

Table 10.1  Summary of Historical Metallurgical Testing

Date	Metallurgists	Company	Sample Type	Tests
07/10/1985	Hazen	Amselco	composites of cuttings from 6 RC holes	bottle roll
04/23/1986	Hazen	Amselco	2 composites of drill core	4" column leach
05/28/1986	Heinen Lindstrom	Tenneco	10 composites of drill-hole cuttings	bottle roll
04/08/1987	KCA	Norse Windfall Mines	1-ton bulk sample	3 column leach crush tests
11/04/1997	McClelland	Alta	bulk samples	bottle roll
2010 – 2014	KCA, McClelland	Timberline Resources	bulk samples, multiple composites of drill core	bottle roll, 6” column leach

Other than a single column leach test (CLT) on a bulk sample, no further metallurgical testing has been completed to-date on unoxidized, high-grade sulfidic shale exposed in the open pit or intercepted in RC or core drilling.

10.1 Nature and Extent of Metallurgical Testing and Analytical Procedures

The scope of metallurgical testing on mineralized material at Lookout Mountain includes approximately 7,200 drill samples assayed for NaCN- leachable gold, approximately 450 bottle roll tests (BRT) on RC or core drill samples and 21 CLTs on bulk samples and from composites of drill core material.

The NaCN- assays provide an initial assessment of the leachability of gold and have proven useful for assessing oxidized vs unoxidized mineralized rock. Only limited metallurgical testing has been completed to-date on un-oxidized mineralized rock.

10.2 Representative Metallurgical Test Samples

Samples collected for metallurgical testing were selected from the gold resource area and chosen by rock type and area including North Lookout Mountain to South Lookout Mountain, and from surface bulk samples through shallow to deeper drill core depth.

Lithologic samples selected for CLTs represent composites of oxidized claystone (shale), jasperoid/silicified breccia, or collapsed breccia/fault gouge (representing dominantly sanded dolomite). Rock material was typically composited from multiple drillholes within a given area (Figure 10.1).

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Figure 10.1 Lookout Mountain Project Metallurgical Testing Sample Sites

Timberline RESOURCES
N
Column Leach Tests
Pit-Bulk Samples
Drill Core Composites
Jasperoid
Shale (oxidized)
Collapse Breccia
Road
Lookout Mtn Au Resource
Historic Open Pit
Property Boundary
0
200
400m
LMr Met CLT Composite Locations

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The samples on which the Lookout Mountain project metallurgical test work has been performed were selected as representative of the oxide resources in terms of grade and areal distribution. The Amselco samples are understandably clustered in the area of the existing open pit at North Lookout Mountain. Timberline has tested a number of samples from this area as well but has also tested a significant number of samples from various drillholes at South Lookout Mountain.

10.3 Metallurgical Laboratories

Three metallurgical laboratories have completed BRTs or CLTs on Lookout Mountain gold mineralized rock. These include: Hazen Laboratories (Hazen) of Denver, Colorado, and Kappes, Cassiday & Associates (KCA) and McClelland Laboratory (McClelland) of Reno, Nevada. The laboratories are independent of Timberline Resources or previous explorers and have no beneficial relationships to the Company.

Hazen holds analytical certifications or accreditation from state regulatory agencies and from the US Environmental Protection Agency (EPA). The company participates in performance evaluation studies to demonstrate competence in these areas of certification.

McClelland is certified through the International Accreditation Service, ilac-MRA, and they are NDEP approved (Nevada State Certified NV-00933 for MWMP & HC Testing Procedures & Wastewater Certification on select analytes associated with MWMP & HCT.

KCA is a well-respected, Nevada-based consultancy founded and led by Mr. Daniel Kappes (P.E.) and provides services to the international mining industry. KCA specializes in all aspects of heap leaching, cyanide process, laboratory testing, project feasibility study engineering design, construction, and operations management since 1972.

10.4 Metallurgical Recovery Testing Results

CLTs are considered the most representative laboratory test of the potential for NaCN- heap leach processing of Lookout Mountain oxidized ore as is common in Nevada gold mining operations. Bulk samples collected from surface exposures in the historical open pit, and composite samples from drill core (Figure 10.1) have been tested by CLT.

10.4.1 Column Leach Tests – Surface Bulk Samples

CLT programs were completed in 1987 and 2010-2011 on surface bulk samples of various mineralized lithology types exposed in the historical Lookout Mountain open pit (Table 10.2).

Gold recoveries in samples of high-grade shale were generally high (≥ 90%) with little variability at various crush sizes. Gold recovery in unoxidized shale with pyrite, orpiment, and realgar was high but required high reagent consumption.

Other rock types including collapse breccia, dolomite, and mixed lithologies typically exhibited good (≥ 75%) recoveries under test conditions.

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Table 10.2  Summary of Column Leach Test Gold Recovery in Bulk Samples from

Historical Lookout Mountain Open Pit

Year	Company	Sample Size	Rock Type	Lab	n	Au Assay Grade (oz/ton)	Au Recovery (%)	Leach (days)	Crush size	NaCN- lbs/ton	CaOH- lbs/ton

1987	Norse-Windfall	~1 ton	Shale (oxidized)	KCA	1	0.301	91	7	-3 in.	UNK	UNK
					1	0.298	90		-1.5 in.
					1	0.286	90		-0.5 in.
2010 - 2011	Timberline	597 kg	Shale (unoxidized)	KCA	1	0.347	*91	112	-3 in.	6.52	34.3
		1045 kg	Mix of collapse breccia, jasperoid breccia, and sanded dolomite		1	0.018	79	112		0.63	4.02
			Sanded dolomite with jasperoid		1	0.032	76			0.62	4.02
		1001 kg
		597 kg	Jasperoid breccia		1	0.0821	74	112		0.57	4.07
n: number of leach tests
* Sulfide (realgar)-bearing; very high NaCN- and Ca(OH)2 consumptions required for recovery

10.4.2   Column Leach Tests – Core Composite Samples

CLTs were completed on composites of three rock types from the gold resource area at North Lookout and South Lookout Mountains (Figure 10.1).  As noted in Table 10.3, high-grade (> 0.1 oz/ton) oxidized shale demonstrated high (88%) recovery.  Composite of collapse breccia/fault gouge (generally dolomitic rock) representing lower grade (0.030 oz/ton) rock leaches moderately (77-84%) with improved recovery at finer crush size of -0.75 in.

Table 10.3  Summary of Column Leach Test Gold Recovery in Drill Core Composite Samples

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10.4.3 Preliminary HPGR Crushing Test

A preliminary 2014 BRT recovery study of crushing by high pressure grinding roll (HPGR) compared to conventional crushing suggests recovery in jasperoid could increase by approximately 10%.

Table 10.4  Comparison of Bottle Roll Test Gold Recovery in Jasperoid by

HPGR Crush vs. Conventional Crush

Additional work will be required to further evaluate the potential of HPGR crushing on gold recovery.

10.4.4 Historical Recoveries

Norse Windfall Mines mined about 180,000 tons of mostly oxide gold mineralization reportedly grading 0.12 oz Au/ton during 1987 (Cargill, 1988; Jonson, 1991). They hauled the mineralized rock 5.6 miles from the Lookout Mountain pit to cyanide heap-leach pads at the Windfall Mine, where they achieved an estimated 81% recovery from the pit material.

10.5 Opinion of Qualified Person

Although the authors are not experts with respect to metallurgy, the metallurgical test data have been reviewed, and it is believed that the information is sufficient for the purpose for which it used in this report, which is to support the calculation of a gold resources (Section 11.0) and to qualitatively assess the potential mineability of the project.

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11 Mineral Resource Estimates

11.1 Introduction

The Lookout Mountain project Mineral Resource estimates presented herein were completed by RESPEC. The Lookout Mountain project includes the Lookout Mountain and South Adit deposits. While the modeling of the project resources was primarily completed in December 2012 through February 2013, the resources were updated in December 2022 by applying pit optimizations to constrain the resources using current economic parameters.

11.2 Lookout Mountain Project Data

The project Mineral Resources were estimated using data generated by Timberline and historical operators, including Amselco, Barrick, Echo Bay, Norse Windfall Mines, EFL, Staccato. This data, as well as digital topography of the project area, were provided to RESPEC by Timberline and incorporated into a digital database in State Plane coordinates expressed in US Survey feet, Nevada East zone, using the NAD27 datum. All modeling of the Lookout Mountain project resources was performed using GEOVIA Surpac® mining software, which in some instances was enhanced by proprietary RESPEC macros.

11.3 Deposit Geology Relevant to Resource Modeling

The gold mineralization at the Lookout Mountain deposit is primarily hosted by the Lookout Mountain breccia, which has a northerly strike and moderate dip to the east. The breccia is quite wide at the surface and within the resource area it typically thins down dip, which creates a wedge shape in cross section that tilts in a westerly direction. Jasperoid-rich zones are common in the upper portion of the breccia near its contact with the Dunderberg Shale, while the lower portion near the Secret Canyon Shale is often marked by a clear structural zone; both zones are frequently characterized by higher-than-average gold grades. The highest-grade zones at Lookout Mountain appear to be controlled by favorable structural settings in both the breccia and overlying Dunderberg Shale. The Secret Canyon Shale, which immediately underlies much of the breccia, rarely hosts mineralization.

Gold mineralization at the much smaller South Adit deposit is similar to that at Lookout Mountain in several respects. Gold occurs at or near the Dunderberg-Hamburg contact and is associated with strong silicification, argillization, and a series of steeply to moderately dipping normal faults that form a westerly tilted and downward-pinching wedge of prospective ground.

11.4 Geologic Modeling

Timberline provided RESPEC with a set of 50- and 100-foot cross sections that define the various stratigraphic units across the full extents of the Lookout Mountain resource model areas, as well as the Lookout Mountain breccia and various structures. These interpretations were derived from careful study of the drill data, including extensive re-logging of drill chips from the pre-Timberline holes. The sectional interpretations were digitized and used as the base for the mineral domain modeling (discussed below).

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11.5 Oxidation Modeling

Timberline also provided RESPEC with a set of cross sections for the Lookout Mountain and South Adit deposits with interpretations of the boundaries between oxidized and unoxidized rocks, based on drill-hole logging codes. RESPEC subsequently made modifications to these sections, primarily by incorporating cyanide shake-leach data into the oxidation boundary definition. The revised set of oxidation sections were then further refined by RESPEC at 20-foot-spaced, vertical sectional (long section) intervals that match the center of the 20-foot-long blocks that comprise the resource block model.

11.6 Density Modeling

RESPEC was provided with a total of 214 specific-gravity determinations from the resource area. These data were derived from dry bulk specific-gravity determinations completed on core samples by the water immersion method using samples coated with wax, including 12 determinations by Thurston Testing Laboratory and 202 from KCA. There are 167 determinations on samples that lie within mineral domains (discussed in Section 11.7) modeled at Lookout Mountain. Descriptive statistics of these density data, converted into tonnage factors (TF), are summarized in Table 11.1.

Table 11.1 Density Data

RESPEC does not believe that the differences between the tonnage factors from samples within the low- (domain 100), medium- (domain 200), and high-grade (domain 300) mineral domains are statistically significant; therefore, a single tonnage factor (13.5 ft3/ton) is applied to all modeled mineralization.  This tonnage factor is slightly higher than the mean and median values due to in situ open spaces present within the Lookout Mountain breccia that cannot be captured in samples of drill core and therefore cannot be accounted for in the specific-gravity determinations.  A tonnage factor of 20 was assigned to the partial percentage of a block coded to alluvium, and this value was weight-averaged with the bedrock tonnage factor to obtain the full-block density.

All unmineralized blocks are assigned a tonnage factor of 13.0 ft3/ton in the Lookout Mountain model.  There are a number of different formations and lithologies present in the model area, so this average number has spatial inaccuracies.  This simplified modeling of the density of the host rocks will warrant additional evaluation to support future economic studies.  Only two density determinations are available from mineralization modeled at South Adit, which yielded tonnage factors of 14.0 and 13.6.  The same tonnage factors used at Lookout Mountain were applied to the South Adit model.

For the purposes of density assignment, RESPEC created a solid of the historical Lookout Mountain mine dumps using existing topography and pre-mine topography digitized from an historical topographic map of the mine area.  The waste-dumps were then assigned a tonnage factor of 20.

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11.7 Gold Modeling

11.7.1 Mineral Domains

RESPEC modeled the Lookout Mountain and South Adit gold mineralization by explicitly interpreting mineral-domain polygons on north-looking cross sections that span the extents of the Lookout Mountain and South Adit resource areas. A mineral domain encompasses a volume of rock that ideally is characterized by a single, natural, grade population of a metal or metals that occurs within a specific geologic environment.

In order to define the mineral domains at Lookout Mountain and South Adit, the natural gold populations were first identified on population-distribution graphs that plot the gold-grade distribution of the drill-hole assays. This analysis led to the identification of five separate populations, not all of which show sufficient continuity to model effectively. Ultimately, RESPEC modeled low-grade (~0.003 to ~0.015 oz Au/ton), medium-grade (~0.015 to ~0.080 oz Au/ton), and high-grade (>~0.080 oz Au/ton) populations, assigned to gold domains 100, 200, and 300, respectively. Ideally, each of these populations can then be correlated with specific geologic characteristics that are captured in the project database, which can be used in conjunction with the grade populations to interpret the bounds of each of the gold mineral domains.

In addition to these hard-rock mineral domains, alluvial/colluvial material that was shed from areas of outcropping mineralization at Lookout Mountain was modeled where the alluvium consistently contains gold (domain 10).

Vertical north-looking cross sections spanning a north-south distance of 6,700 feet were used for the initial modeling of the Lookout Mountain mineral domains. Sections spaced at 50-foot intervals were used for the 850-foot-long section of dense drilling at North Lookout Mountain, while the remainder of the modeling utilized 100-foot sections. A total of 20 100-foot spaced sections were utilized for the South Adit modeling. The drill-hole traces, topographic profile, and Timberline geologic and gold interpretations were plotted on the sections, with gold assays (colored by the grade-domain population ranges) and pertinent alteration codes plotted along the drill-hole traces. Mineral-domain envelopes were interpreted on the sections using available and reasonably assumed geologic criteria to encompass gold values that more-or-less correspond to each of the defined grade populations. With few exceptions, the mineral domains only model zones with demonstrable continuity. At North Lookout Mountain, the mineral domains were modeled through to the pre-mine surface using all available drill data, so that assay data that have been ‘mined out’ were also modeled and used in the grade interpolations described below.

RESPEC was not always able to correlate the three mineral domains with specific geologic characteristics that are consistently captured in the project datasets. This is primarily due to the preponderance of RC holes, the chips from which are not of sufficient size to characterize specific textures within the Lookout Mountain breccia. However, the high density of drilling at North Lookout Mountain, which includes most of the core holes drilled in the resource area, ultimately led to the high-quality geologic modeling by Timberline, which in turn significantly increased the confidence of the modeling of gold in this area.

The mineral domains modeled by RESPEC at Lookout Mountain occur predominantly within the Lookout Mountain breccia, with exceptions including mineralization in the Dunderberg Shale in the hanging wall of the breccia, minor mineralization in Secret Canyon limestone immediately below the breccia, and the gold occurring in alluvium. South Adit mineralization has similar structural and lithologic controls.

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Higher-grade mineralization (domain 300) is most extensive at North Lookout Mountain. In cross-sectional view, the high-grade zones in this area are characterized by a central more-or-less cylindrical core of mineralization that has thin extensions emanating outwards that are slightly oblique to the upper contact of the Lookout Mountain breccia. These high-grade zones transgress the Lookout Mountain breccia – Dunderberg Shale contact, occurring in both units. The long axes of the cylindrical, cigar-shaped zones plunge at shallow angles to the south-southeast. One of the core zones occurs near the present-day surface and is largely mined out, while the other lies about 400 to 500 feet down dip of the upper contact of the breccia (Figure 11.1). The thin extension from the upper high-grade pod extends downwards along a shear within the Dunderberg Shale, sub-parallel to the upper breccia contact.

Mid-grade mineralization (domain 200) at North Lookout Mountain occurs primarily in two continuous zones: one immediately below and along the upper contact of the breccia and the other immediately above the lower contact. These zones periodically branch off to form related sub-parallel zones of lesser continuity. Based on limited core data, the upper mid-grade zone is characterized by jasperoid-dominant breccia, while the lower domain 200 mineralization is associated with a well-defined structural zone that has likely experienced post-mineral movement. Domain 200 mineralization at South Lookout Mountain and South Adit is believed to be controlled by structures of various orientations, some of which include the southern extensions of the two main zones of domain 200 mineralization at North Lookout Mountain.

Domain 100 low-grade mineralization encompasses the extents of the mineralized system in the resource areas, which in many more-or-less outline the extents of the Lookout Mountain breccia.

Representative cross sections showing gold mineral-domain interpretations at Lookout Mountain are shown in

Figure 11.1and Figure 11.2; Figure 11.3 shows the mineral-domain interpretations at South Adit.

11.7.2 Assay Coding, Capping, and Compositing

Drill-hole gold assays were coded to the mineral domains using the cross-sectional mineral-domain envelopes. Descriptive statistics of the coded assays are provided in Tables 11.2 and 11.3 for Lookout Mountain and South Adit, respectively.

Table 11.2 Descriptive Statistics of Lookout Mountain Coded Gold Assays

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Table 11.3 Descriptive Statistics of South Adit Coded Gold Assays

Assay caps were determined by the inspection of population distribution plots of the coded assays, by domain, to identify high-grade outliers that might be appropriate for capping.  The plots were also evaluated for the possible presence of multiple grade populations within each of the metal-domains distributions.  Descriptive statistics of the coded assays by domain and visual reviews of the spatial relationships of the possible outliers, and their potential impacts during grade interpolation, were also considered in the definition of the assay caps.  In addition to the assay caps, restrictions on the search distances of the higher-grade portions of some of the domains were applied (search restrictions are discussed further below).

The descriptive statistics for the composites from Lookout Mountain and South Adit, are included in Tables 11.4 and 11.5, respectively.

 Table 11.4 Descriptive Statistics of Lookout Mountain Gold Composites

Table 11.5 Descriptive Statistics of South Adit Gold Composites

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Figure 11.1 North Lookout Mountain Cross Section 1697700 Showing Gold Mineral Domains

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Figure 11.2 South Lookout Mountain Cross Section 1694900 Showing Gold Mineral Domains

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Figure 11.3 South Adit Cross Section 1687300 Showing Gold Mineral Domains

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11.7.3 Block Model Coding

The cross-sectional gold and silver mineral-domain envelopes were pressed horizontally to the drill data within each sectional window and sliced at 10-ft vertical intervals for the Lookout Mountain deposit and 20-foot intervals at South Adit. These slices were then used to create a new set of gold mineral-domain polygons to rectify the domain interpretations to the drill-hole data. The completed level-plan mineral-domain polygons were used to code three-dimensional block models comprised of 20-foot (wide) x 20-foot (long) x 20-foot (high) blocks. In order for the block models to better reflect the irregularly shaped limits of the various gold domains, as well as to explicitly model dilution, the percentage volume of each mineral domain within each block is stored (the “partial percentages”). At Lookout Mountain, the stored block percentage is the average derived from two 10-foot levels within each 20-foot block, while one level plan is used to code each South Adit block.

Each block is assigned a tonnage factor according to Table 11.1. The percentage of each block that lies below the topographic surface is also stored for use in the calculation of block tonnages. The 20-foot spaced oxide envelopes (see Section 11.5) were used to code the blocks on a partial percentage basis model column-by-model column. If 50% or more of a block is thereby coded, the block is considered as oxidized and the remaining blocks as unoxidized for the purposes of the application of the resource cutoffs (described below).

11.7.4 Grade Interpolation

A variographic study was performed using the Lookout Mountain gold composites from each mineral domain, collectively and separately, at various azimuths, dips, and lags. The study was complicated by the fact that gold mineralization occurs in multiple orientations at South Lookout Mountain. Acceptable structures modeled on variograms were obtained from composites from domain 300, as well as domain 100 and 200 together (Figure 11.4). Maximum ranges of 120 to 135 feet were obtained in both the horizontal direction at an azimuth of 000° and at an orientation of -40° at an azimuth of 090°, which are geologically reasonable orientations for the global strike and dip of the mineralization, respectively. At South Adit, reliable variograms in the strike direction could not be generated due to insufficient data; the longest range defined in the dip direction is 60 feet. Parameters obtained from the variography study were used in an ordinary-krige interpolation and also provided information relevant to both the estimation parameters used in an inverse-distance interpolation and resource classification.

As discussed above, core zones of mineral-domain 300 mineralization at North Lookout Mountain plunge to the southeast. This contrasts with the north-striking, moderately east-dipping mineralization that characterizes the remainder of North Lookout Mountain and some of the South Lookout Mountain mineralization, which is characterized by two additional orientations. The presence of multiple mineral orientations necessitated the use of multiple search ellipses for the Lookout Mountain model.

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Figure 11.4 Variogram of Lookout Mountain Domain 100 and 200 Composites in Dip Direction

The parameters applied to the gold-grade estimations at Lookout Mountain are summarized in Table 11.6.

Multiple populations were captured in the low-grade, high-grade, and alluvial domains (domains 100, 300, and 10, respectively) at Lookout Mountain and the mid-grade domain (domain 200) at South Adit. Search restrictions were therefore implemented on these populations during grade interpolation. The use of search restrictions allows for minimizing the number of samples subjected to capping while properly respecting the highest-grade populations within each domain.

Hard-rock grades were interpolated using inverse distance to the third power, ordinary krige, and nearest-neighbor methods; the minor amounts of colluvial/alluvial resources at Lookout Mountain were estimated using inverse distance to the second power. The mineral resources reported herein were estimated by inverse-distance interpolation, as this technique was judged to provide results superior to those obtained by ordinary kriging. The nearest-neighbor estimation was also completed as a check on the other interpolations.

The maximum number of composites allowed for the estimation of a block was decreased from 18 to 10 in the low-grade domain (domain 100) in order to limit the influence of some erratically distributed higher-grade samples within the domain. Estimation parameters used at South Adit are listed in Table 11.7.

The major and semi-major axes of the search ellipses approximate the average strike and dip directions of the gold mineralization in each estimation domain. The first-pass search distances take into consideration the results of both the variography and drill-hole spacing. The second passes were designed to estimate grade into all blocks coded to the mineral domains that were not estimated in the first passes.

The estimation passes were performed independently for each of the mineral domains, so that only composites coded to a particular domain were used to estimate grade into blocks coded by that domain. The estimated grades were coupled with the partial percentages of the mineral domains and unmodeled waste stored in the blocks to enable the calculation of a single weight-averaged block-diluted grade for each block.

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Table 11.6 Summary of Lookout Mountain Estimation Parameters

Search Ellipse Orientations

Estimation Domain	Major Bearing	Plunge	Tilt
North Lookout Mountain Au domain 300	330°	20°	-40°
North & South Lookout Mountain subvertical structures	0°	0°	80°
North & South Lookout Mountain moderately steeply dipping structures	0°	0°	-60°
North & South Lookout Mountain subhorizontal mineralization & alluvium	0°	0°	-10°

Au Domains 200 & 300
Estimation Pass	Search Ranges (ft)			Composite Constraints
	Major	S-Major	Minor	Min	Max	Max/hole
1	150	150	75	2	18	3
2	350	350	350	1	18	3

Au Domain 100
1	150	150	75	2	10	3
2	350	350	350	1	10	3

Search Restrictions

Domain	Grade Threshold (oz Au/ton)	Search Restriction (ft)	Estimation Pass
Au 100	>0.010	125	1
Au 300	>0.15	85	1 & 2
Au 10	>0.009	100	1 & 2
Au 10	>0.040	50	1 & 2

Ordinary Krige Parameters
Model	Domain	Nugget	First Structure				Second Structure
		C0	C1	Ranges (ft)			C2	Ranges (ft)
SPH-Normal	10, 100, 200	0.151	0.250	50	50	35	0.120	120	120	105
SPH-Normal	300	0.100	0.146	60	60	30	0.037	80	60	30

1 krige interpolation used as a check against the reported inverse-distance interpolation

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Table 11.7 Summary of South Adit Estimation Parameters

Search Ellipse Orientations
Estimation Domain	Major Bearing	Plunge	Tilt
South Adit Au domains 100, 200 & 300	0°	0°	-60°

Au Domains 100, 200, 300
Estimation Pass	Search Ranges (ft)			Composite Constraints
	Major	S-Major	Minor	Min	Max	Max/hole
1	200	200	100	2	18	3
2	400	400	400	1	18	3

Search Restrictions
Domain	Grade Threshold (oz Au/ton)	Search Restriction (ft)	Estimation Pass
Au 200	>0.035	100	1

Ordinary Krige Parameters
Model	Domain	Nugget	First Structure				Second Structure
		C0	C1	Ranges (ft)			C2	Ranges (ft)
SPH-Normal	100,200,300	0.176	0.228	40	40	28	0.098	60	60	40

1 krige interpolation used as a check against the reported inverse-distance interpolation

11.7.5 Model Checks

Gold domain volumes coded into the block model as partial percentages were compared to the volumes of both the cross-sectional and level-plan mineral-domain polygons to assure close agreement, and all block-model coding was checked visually. A polygonal estimate using the cross-sectional domain polygons, as well as the nearest-neighbor and ordinary-krige estimates, were used as checks on the ID3 estimation results. No unexpected relationships between the check estimates and the inverse-distance estimate were identified. Various grade-distribution plots of assays, composites, and the nearest-neighbor, ordinary-krige, and inverse-distance block grades were evaluated as a check on both the global and local estimation results. Finally, the inverse-distance grades were visually compared to the drill-hole assay data in detail to assure that reasonable results were obtained.

In addition to these statistical and visual evaluations of the grade models, the resources modeled within the historical open-pit were compared to the recorded production. At a cutoff of 0.020 oz Au/ton, which was the reported cutoff grade employed at the time of mining (Jonson, 1991), Measured, Indicated, and Inferred oxide material within the historical pit estimated in the resource model totals 323,000 tons grading 0.091 oz Au/ton (29,500 ounces). Production data for 1987 indicate that Norse Windfall Mines mined 180,200 tons grading 0.12 oz Au/ton at North Lookout Mountain, for a total of almost 22,000 ounces (Cargill, 1988; Jonson, 1991). The lack of data for 1988, the last year of production, limits the usefulness of the comparison.

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11.8  Lookout Mountain Project Mineral Resources

The Lookout Mountain and South Adit deposits have the potential to be mined by open-pit methods.  The Mineral Resources were estimated to reflect potential open-pit extraction with heap-leach processing of oxide materials and off-site toll milling of unoxidized materials.  To meet the requirement of reasonable prospects for eventual economic extraction of the Mineral Resources, Whittle pit optimizations were run using the parameters summarized in Table 11.8.

Table 11.8 Pit Optimization Parameters

Item	Value	Unit
Mining cost	2.50	$/ton
Heap leach processing cost	3.60	$/ton processed
Toll milling processing cost	60.00	$/ton processed
Toll milling transportation cost	20.00
General and administrative cost	3.00	M$/yr
Processing rate	10	Ktons-per-day processed
Processing rate	3,600	Ktons/yr
General and administrative cost	3.00	$/ton processed
Reclamation cost	0.25	$/ton processed
Au Refining cost	3.00	$/oz produced
Au price	1,800	$/oz
Heap leach Au recovery	80	percent
Toll milling Au recovery	86	percent
Royalty	3.50	NSR %

The gold price used in the pit optimizations ($1,800/oz) is derived from three-year moving-average prices as of the end of December 2022 ($1,790/oz). The pit shells created by the optimizations were used to constrain the Mineral Resources potentially amenable to open-pit mining methods.

The optimization parameters in Table 11.8 can be used to calculate the internal cutoff grades that define which blocks lying withing the pit optimizations would be potentially available for heap leaching of oxidized materials (cutoff of 0.003 oz Au/ton) and toll milling of unoxidized materials (cutoff of 0.055 oz Au/ton). However, due to potential uncertainties with respect to some of the historical assay data at grades less than 0.005 oz Au/ton (see Section 11.8.1), a cutoff grade of 0.005 was implemented as an override of the 0.003 cutoff grade that otherwise would have applied to the oxidized materials in the resource pit optimizations.

The mining cost is not included in the determination of the cut-off grades, as all materials within the optimized pits are conceptually mined, which means the cut-off grades determine whether the mined materials are sent to be processed or to waste-rock storage facilities. The reference point at which the Mineral Resources are defined is therefore at the top rim of the pit, where material equal to or greater than the applicable cutoff grades would be processed.

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The Lookout Mountain project block-diluted mineral resources, including both the Lookout Mountain and South Adit deposits, are presented in Table 11.9.

Table 11.9 Lookout Mountain Project Gold Resources

Notes:

•	The estimate of the Lookout Mountain project Mineral Resources was completed by RESPEC.
•

The Mineral Resources are comprised of oxidized model blocks that lie within optimized pits at a cutoff grade of 0.005 oz Au/ton plus unoxidized blocks within the optimized pits at a 0.055 oz Au/ton cutoff.

•	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
•

The Mineral Resources are potentially amenable to open pit mining methods and are therefore constrained by optimized pits created using a gold price of US$1,800/oz, a throughput rate of 10,000 tons/day, assumed metallurgical recoveries of 80% for heap-leaching of oxidized materials and 86% for toll milling of unoxidized materials, a mining cost of US$2.50/ton, heap-leaching processing cost of $3.60/ton, toll milling cost of $80.00/ton, general and administrative costs of $0.83/ton processed, a reclamation cost of $0.25/ton processed, refining cost of $3.00/oz Au produced, and an NSR royalty of 3.5%.

•	The effective date of the resource estimate is December 31, 2022.
•	Rounding may result in apparent discrepancies between tons, grade, and contained metal content.

The modeled mineralization within the optimized pits that constrain the total current project resources is tabulated at various cutoffs for the Lookout Mountain (Table 11.10) and South Adit (Table 11.11) deposits, with the current resources highlighted in bold.  These tables are presented to provide grade-distribution information, which allows for a more detailed assessment of the project resources.

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Table 11.10 Lookout Mountain Deposit In-Pit Mineralization at Various Cutoffs

Note: Rounding may result in apparent discrepancies between tons, grade, and contained metal content.

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Table 11.11 South Adit Deposit Mineralization at Various Cutoffs

Note: Rounding may result in apparent discrepancies between tons, grade, and contained metal content.

All South Adit mineralization is oxidized

Figure 11.5, Figure 11.6, and Figure 11.7 show cross sections of the block models that correspond to the mineral-domain cross sections in Figures 11.1, 11.2, and 11.3, respectively.

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Figure 11.5 North Lookout Mountain Cross Section 1697550N Showing Block Model Gold Grades

Block Model &
Drill Hole Legend
Mineralized Domains:
blue = lower grade
green = medium grade
red = higher grade
MINE DEVELOPMENT
ASSOCIATES
Reno
Nevada
Timberline Resources Corp.
Lookout Mountain Project
Block Model Section

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Figure 11.6 South Lookout Mountain Cross Section 1694900N Showing Block Model Gold Grades

Block Model &
Drill Hole Legend
Color: oz Au/t:
gray = 0.000 - 0.003
blue = 0.003 - 0.015
green = 0.015 - 0.040
brown = 0.040 - 0.080
red = 0.080 - 0.250
magenta = > 0.250
Mineralized Domains:
blue = lower grade
green = medium grade
red - high grade
0 50 100 300
MINE DEVELOPMENT ASSOCIATES
Nevada
Timberline Resources Corp.
Lookout Mountain Project
Block Model Section

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Figure 11.7 South Adit Cross Section 1687300N Showing Block Model Gold Grades

Drill Hole Legend
Color: oz Au/t:
gray = 0.000 - 0.001
blue = 0.001 - 0.015
green = 0.015 - 0.040
brown = 0.040 - 0.080
red = 0.080 - 0.250
magenta = > 0.250
Mineralized Domains:
blue = lower grade
green = medium grade
red = high grade
MINE DEVELOPMENT ASSOCIATES
Timberline Resources Corp.
Lookout Mountain Project
Block Model South Adit 1687300N

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11.8.1 Project Risks and Resource Classification

Uncertainties that could impact resource classification include: (i) the potential of unrecognized poor sample quality in some portions of some RC and rotary holes; (ii) potential uncertainties with respect to the veracity of some of the lowest-grade gold assay data derived from some of the historical project operators; (iii) the modeling of gold mineralization and oxidation in less-densely drilled portions of the South Lookout Mountain area; and (iv) the assignment of rock densities, especially in unmineralized areas.

There is strong evidence of local down-hole contamination in certain intervals of the RC and rotary drill data, and such intervals were removed from use in the resource estimation. However, the identification of suspect intervals is interpretational, and RESPEC believes it is possible that some relatively small amount of the excluded mineralization is not actually contaminated, while some mineralized samples included in the resource estimation may be affected by contamination. Unrecognized contamination could locally affect grade and/or tonnage of the project resources. Due to the nature of the drilling methods, rotary drill samples are inherently more prone to sample-quality issues than those from RC.

At very low grades (< ~0.005 oz Au/ton), some of the older historical assays may not have the precision or accuracy of modern analytical methods. The resource cutoff grade applied to in-pit materials was therefore chosen to be 0.005 oz Au/ton, which overrides the lower cutoff of 0.003 oz Au/ton that could have otherwise been used based on the economic parameters applied to the pit optimization.

Subsequent resource modeling could be improved by the incorporation of geologic criteria into the project databases that assist in the definition of the various mineral domains, especially the mid- and higher-grade domains. RESPEC was not always able to correlate the mineral domains that constrain the resources with specific geologic characteristics that are consistently captured in the project databases. This is primarily due to the preponderance of RC and rotary holes, the chips from which are not of sufficient size to characterize specific textures within the Lookout Mountain breccia. The high density of drilling at North Lookout Mountain, which includes most of the core holes drilled in the resource area, ultimately led to the high-quality geologic modeling by Timberline and therefore high-confidence mineral-domain modeling by RESPEC. However, portions of the South Lookout area and the South Adit deposit could benefit from infill drilling to verify the current resource modeling.

Oxidation modeling can also be improved by standardizing the codes in the database, which are derived from the work of many different geologists from the various drill campaigns. Significantly more cyanide-leach analyses would also aid the oxidation modeling.

More density measurements are needed, especially in unmineralized units. While density uncertainties in unmineralized units have minimal impact on the current resources, as the project proceeds accurate assignment of density to all units, mineralized or unmineralized, will be required.

In consideration of the uncertainties discussed above, as well as the steps taken to mitigate these uncertainties, the Lookout Mountain resources are classified using the criteria listed in Table 11.12.

Measured resources are restricted to lie within the densely drilled North Lookout Mountain area and the northernmost portion of South Lookout Mountain, where the geology that supports the resource modeling is very well constrained.  Composites from rotary holes are not used to meet the minimum criteria that apply to the definition of Measured resources.  Indicated resources are defined using composites from all holes.  All estimated blocks that are not classified as Measured or Indicated, or that are coded as alluvium, are assigned to the Inferred category.  No waste-dump resources have been estimated.

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Table 11.12 Lookout Mountain Classification Parameters

Class	Min. No. of Comps	Additional Constraints
Measured	3	Minimum of 2 holes, excluding rotary holes, within an average distance of 45ft from block for all blocks lying between 1695270N and 1698700N
Indicated	3	Minimum of 2 holes within an average distance of 110ft from block
Inferred	All blocks coded as > 50% alluvium and all other estimated blocks not classified as Measured or Indicated

Classification parameters used to classify the South Adit resources are listed in Table 11.13.

Table 11.13 South Adit Classification Parameters

Class	Min. No. of Comps	Additional Constraints
Indicated	2	Minimum of 2 holes within an average distance of 60ft from block
Inferred	All other estimated blocks

The Indicated criteria at South Adit are more restrictive than those used at Lookout Mountain, which again reflects the somewhat lower confidence in the underlying geologic modeling; there are no Measured resources at South Adit.

11.8.2 Further Comments on the Resource Modeling

Mineralized alluvium was modeled and estimated at the Lookout Mountain deposit, with blocks coded as including more than 50% alluvium included as resources and classified as Inferred. A total of 283,000 tons of alluvium grading 0.009 oz Au/ton (2,600 ounces) are included in the resources at the reportable oxide cutoff of 0.005 oz Au/ton.

A total of 839 sample intervals lie within the modeled mineral domains at the Lookout Mountain deposit and are known or suspected to have been analyzed by cyanide shake-leach or aqua regia / AA methods only; no fire-assay data are available for these intervals. This represents 7% of the coded assays used in the resource estimation of Lookout Mountain; there are no cyanide-only assays at South Adit. Since both analytical techniques are partial-gold analyses, the inclusion of these data could result in some under-estimation of the resources. An estimate that excluded these analyses yielded only about 1,000 fewer ounces of gold at the reporting cutoffs than the actual resource estimate reported above. The actual impact is likely to slightly exceed this, however, since artificially lower analyses can lead to samples being modeled into lower-grade domains than otherwise might be the case, i.e., the partial-gold analyses could lead to lower volumes of higher-grade domains, an impact that can only be partly examined by a re-estimation that excludes the analyses.

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12 MINERAL RESERVE ESTIMATES

This section is not applicable to this TRS.

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13 MINING METHODS

This section is not applicable to this TRS.

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14 PROCESSING AND RECOVERY METHODS

This section is not applicable to this TRS.

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15 INFRASTRUCTURE

Access to the Lookout Mountain project site is southward approximately 8.5 miles from US Highway 50 south of Eureka along the Windfall Canyon Road and the Windfall Cutoff Road. The Windfall Cutoff Road extends past the project site approximately 7.5 miles southeasterly where it becomes the Ratto Canyon Road which can be taken to intersection with the Duckwater Road. Although the country is rugged in part, the Windfall Cutoff Road is excellent and was originally developed as an ore-haulage road.

The Lookout Mountain development project is envisioned as an open pit oxide heap leach operation with a load-out facility for direct shipment of high-grade refractory ore. Newfields completed a scoping-level facilities location study in 2012 and identified prospective sites for rock storage area, leach pad, ponds, and a process facility located west of the north-south trending open pit (Figure 15.1). This siting would limit the facilities to within a single drainage basin with minimal up-gradient drainage area and require only small upstream diversion channels.

In addition, there would be no/minimal impact to county roads and no/minimal impact to Ratto and Sierra Springs. The facilities sited as such would be largely within the existing Plan of Operations area.

No power exists at the proposed mine site. Power would likely either be supplied from grid sources to the north near Eureka, or from on-site generation sources.

At present the project controls no water rights. Such rights would either be purchased or leased from an existing user(s) to the south and east. Based on monitoring wells currently in place it is anticipated that water supply production wells could be sited down-gradient of the resource area with water pumped to the process facility and leach pads.

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Figure 15.1 Lookout Mountain Project Scoping-level Facilities Siting

Timberline RESOURCES
Haul Road
Access Road
N
Pond
Heap Leach Pad
Rocky
Lookout Mtn
Mine Facilities
Open Pit
Surprise Peak
Ratto Spring
Sierra Springs
Grays
Waste Rock Storage
Canyon
Pinnacle Pk
Ratto
Existing Road
Lookout Mtn Au Resource
Historic Open Pit
Property Boundary
0
400
800m

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16 MARKET STUDIES

This section is not applicable to this TRS.

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17 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

In March 2009, Staccato submitted the Lookout Mountain Exploration Project Plan of Operations (PoO) to the BLM Mount Lewis Field Office to support exploration-related activities. The BLM completed an environmental assessment (EA) to meet their requirements under NEPA and approved the Plan of Operations (NVN-086574) in September 2010.

Additional environmental and engineering studies will be required to support mine permitting at Lookout Mountain. These include baseline-studies in preparation for possible submission of a mine plan of operations to the BLM.

17.1 Environmental Studies

Baseline data collection will be necessary for the completion of the environmental permit applications and for NEPA compliance include biology, cultural, spring/riparian, groundwater characterization, and waste rock and ore characterization. In addition, geotechnical data will be necessary for completion of engineering design work required for permit applications.

17.1.1 Baseline Biological Resources Survey

An updated survey of vegetation and wildlife will be completed and include consideration of spring/summer flowering and faunal breeding seasonal requirements.

17.1.2 Cultural Survey and Report

In support of exploration activities and as an update to current regulatory standards, Timberline initiated a review and an expansion of the Lookout Mountain cultural resources field survey area in 2021 with completion of field work in 2022. As part of the 2022 Work Plan Amendment, the BLM preliminarily identified site-specific cultural avoidance areas within which, until final reviews and site classifications are complete, disturbance activities will require direct disturbance oversight by qualified archeologists.

Additional cultural surveys will be completed if proposed development facilities have not yet been reviewed.

17.1.3 Spring/Riparian Baseline Data

Based on the hydrologic characterization completed in 2013 (Section 7.5) surface water sampling and water quality analysis will be re-initiated to current regulatory standards.

17.1.4 Groundwater Data Collection

In addition to those previously described (Section 7.3), four additional monitoring wells and pressure transducers are planned for installation where associated with the proposed sites of the open pit, rock waste storage facility, heap leach pad, and other facilities. All sites, including previously installed monitoring wells will be surveyed to allow determination of existing groundwater elevations, hydraulic gradients, aquifer parameters, and advancement of a conceptual hydrologic model for the site.

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In addition to installation of additional monitoring wells, investigations will be undertaken to identify potential water supply well source(s), installation, and test-pumping of production test well(s) and to provide data adequate for water rights permitting.

17.1.5 Waste Rock and Ore Geochemical Characterization

BLM and Nevada regulators require geochemical characterization of waste rock and ore materials to develop a complete and defensible geochemical database suitable for permitting under NEPA and to define preliminary operational and closure strategies. Data will be appropriate for predictive work on pit wall runoff or seepage chemistry from mine and processing facilities where waste and ore rocks may be exposed to the environment. Testing is required to include static and kinetic methods to determine short and long-term geochemical characterization of mine materials.

A baseline work plan was developed in 2012 and initiated for the project with samples identified from drill core. Characterization work in 2012-2013 included six humidity cell kinetic tests (HCTs), five of which reported Non-PAG (non-potential acid generating) material and one reported PAG (potential acid generating) material, and with metal production below or near Nevada reference values stable or trending downward. Six MWMP (meteoric water mobility procedure) static tests were completed with non-deleterious results.

With changes in the regulatory requirements since 2013, five additional HCTs are planned and anticipated to run for up to 50 weeks. In addition, approximately 150 samples will be required for ABA/NAG pH, 10 to 20 samples for additional MWMP testing are planned to be initiated in 2023.

17.2 Requirements and Plans for Waste Rock Disposal, Site Monitoring, and Water Management

The Plan of Operations and Water Pollution Control Permit are the primary permits which will define plans for management and monitoring and closure of waste rock storage area(s) at Lookout Mountain. These permits are further described below.

17.3 Project Permitting Requirements

Several federal, state, and local permits will be required to continue exploration and to build and operate a mine at Lookout Mountain. Key permits include:

Exploration Plan of Operations Work Plan Amendment

Exploration PoO NVN-086574 authorized up to 266.4 acres of exploration-related surface disturbance within the project area in August 2010. The Nevada Division of Environmental Protection, Bureau of Mining Regulation and Reclamation (“BMRR”) approved a Nevada Reclamation Permit (No. 0307) Nevada Reclamation Permit for the project which has been most recently updated in May 2022 to $433,910 covering up to 266.4 acres of surface disturbance as currently permitted. Work Plan Amendments are prepared and submitted to the BLM for approval typically on an annual basis and include a calculation of anticipated new disturbance acreage. With work completed through the 2022 Amendment, disturbance at Lookout Mountain currently totals 36.1 acres.

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Timberline has assumed the responsibility and liability for, and is currently operating under, the PoO. A reclamation bond is required based on existing and proposed disturbance and is reviewed annually. Future exploration work under the PoO or mine development will require further adjustments to the bond.

Exploration activities covered by the PoO consist of exploration drilling from existing disturbance and constructed drill sites that would be accessed by existing roads and new road construction, construction of trenches or bulk sampling, and the installation of groundwater monitoring wells. Timberline provides both the BLM and NDEP a map showing existing disturbance, new disturbance created during the reporting year and, any reclamation completed. Timberline must also provide a plan map outlining the proposed drilling activities for the current-year exploration program. Timberline is allowed to utilize any approved disturbance created in prior-year work plans and to construct any disturbance that was authorized in prior-year work plans.

Plan of Operations/Nevada Reclamation Permit

A Plan for submittal to the BLM, Nevada Department of Environmental Protection (NDEP), Bureau of Mining Regulation and Reclamation (BMRR) must be prepared from baseline data describing procedures for the construction, operation, and closure of a mine project. The Plan will address waste rock management, storm water spill contingency, reclamation, monitoring, and a management plan. A Reclamation Cost Estimate (RCE) will be prepared for closure of the operation. The Plan will require an Environmental Assessment (EA) or Environmental Impact Statement (EIS) to be prepared per NEPA.

The initial baseline dataset collected for the Exploration Plan will be expanded to support the Plan of Operations/Nevada Reclamation Permit application. Follow-up or initial baseline investigations will include resource, pit-wall geotechnical, metallurgy, and hydrology studies.

Water Pollution Control Permit

A Water Pollution Control Permit (WPCP) permit will be required to advance to mining at Lookout Mountain. The WPCP application will be prepared for the open pit, waste rock storage area, heap leach pad, and processing facilities. The scoping level facilities investigation will be advanced to construction level engineering drawings to support the permit application.

Air Quality Operating Permit and Mercury Operating Permit

The Air Quality Operating Permit (AQOP) requires a description of the proposed facility and a detailed emissions inventory. No work has been completed to date by the Company on these permits.

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Industrial Artificial Pond Permit

An Industrial Artificial Pond Permit (IAPP) from the Nevada Department of Wildlife (NDOW) is required for development and operation of the water storage pond for the proposed mine. No work has been completed to date by the Company on this permit.

Water Rights Permit

In addition to the above listed permit requirements, additional requirements will include a water rights permit from the Nevada State Engineer (NSE). Options to obtain water rights for production purposes will include purchase or lease of an existing right(s). No work has been completed to date by the Company on this permit.

Other Permits

In addition to the listed permit requirements, approximately 15 minor or ministerial permits from federal and state agencies will be required for development and operation of a mine at Lookout Mountain.

17.4 Plans, Negotiations, or Agreements with Local Individuals or Groups

Timberline maintains an annual Memorandum of Understanding with Eureka County for minor road maintenance on County Roads used by the Company to access the Lookout Mountain area during each field season when exploration activities are on-going.

17.5 Mine Closure Plans

Mine closure plans will be included in the Plan of Operations and WPCP and as such have not yet been developed for the project.

17.6 QP’s Opinion

It is the opinion of the QP that the existing baseline studies are adequate to support continued exploration of the resource area and are adequate to advance the project to an Initial Assessment.

17.7 Commitments to Local Procurement and Hiring

The Company has no agreements or commitments to ensure local procurement and hiring at the present time.

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18 CAPITAL AND OPERATING COSTS

This section is not applicable to this TRS.

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19 ECONOMIC ANALYSIS

This section is not applicable to this TRS.

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20 ADJACENT PROPERTIES

Timberline’s Eureka property includes other claim groups in addition to the Lookout Mountain group. In addition to Lookout Mountain, historical mining has taken place at the Paroni mine, Rustler mine, and Windfall mine in similar geologic settings as at Lookout Mountain with mineralization focused in the Cambrian-aged Dunderberg and Hamburg stratigraphy.

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21 OTHER RELEVANT DATA AND INFORMATION

Neither Timberline nor RESPEC are aware of any other data or information relevant to this TRS.

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22 INTERPRETATION AND CONCLUSIONS

RESPEC reviewed the project data, including the Lookout Mountain drill-hole database, and visited the project site. RESPEC believes that the data provided by Timberline, as well as the geological interpretations Timberline has derived from the data, are generally an accurate and reasonable representation of the Lookout Mountain project.

The modeled gold mineralization at the Lookout Mountain resource extends for almost 7,000 feet in length and is primarily hosted by the Lookout Mountain breccia, which strikes in a northerly direction and dips moderately to the east. The breccia is quite wide at the surface and typically thins down dip, which creates a wedge shape in cross sectional view that tilts to the west. Gold mineralization at South Adit is generally like that at Lookout Mountain. Gold occurs at or near the Dunderberg-Hamburg contact and is associated with strong silicification, argillization, and a series of steeply to moderately dipping normal faults that form a westerly tilted and downward-pinching mineralized wedge. Gold mineralization at the Lookout Mountain project is of the disseminated sediment-hosted type.

The primary controls on the Lookout Mountain mineralization are the north-trending, high-angle Ratto Ridge fault system, which has localized jasperoids and gold mineralization in sedimentary units along more than 2.5 miles of strike length, and the Lookout Mountain breccia. The mineral domains modeled by RESPEC occur predominantly within the Lookout Mountain breccia, with exceptions including mineralization in the Dunderberg Shale in the hanging wall of the breccia, which is often high grade, minor mineralization in the underlying Hamburg limestone and Secret Canyon formations where brecciated, and the gold occurring in colluvium/alluvium. Critical controls to the mineralization at South Audit have yet to be definitively established.

About 180,000 tons of mostly oxide gold mineralization, reportedly grading 0.12 oz Au/ton, were mined from the Lookout Mountain open pit during 1987. The ore was hauled 5.6 miles to cyanide heap-leach pads at the Windfall mine, where an estimated 81% recovery was achieved from the ore. Metallurgical testing completed by Timberline and previous operators suggests that the oxidized gold mineralization remaining at Lookout Mountain and South Adit is amenable to extraction by cyanidation via heap leaching, although projected recoveries are variable for some materials and require further test work.

Timberline provided RESPEC with a project database consisting of information derived from 92 core holes and 662 RC and rotary holes completed by Newmont, Amselco, Norse Windfall Mines, EFL, Barrick, Echo Bay, Staccato, and Timberline. RESPEC audited the database and completed a comprehensive re-compilation of all assay data from Amselco’s RTR- and RTC-series holes. In-house mine laboratories were used for the 20 Norse Windfall Mines holes and some of the Amselco holes, and many of these analyses utilized partial-gold extractions. Some of the Norse Windfall Mines gold data clearly understate grades in comparison to adjacent holes. RESPEC’s reconstruction of the Amselco database effectively limits the impact of the in-house assays by replacing many of them with check analyses performed at commercial laboratories. RESPEC believes the Lookout Mountain analytical data are of sufficient quality for use in the resource estimation. The mineral resources reported herein were estimated using this database.

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Project risks that could impact the Lookout Mountain project mineral resources include: (i) the potential of unrecognized poor sample quality in some portions of some RC and rotary holes in the form of down-hole contamination; (ii) potential uncertainties with respect to some of the lowest-grade gold assay data derived from some of the historical project operators; (iii) the modeling of gold mineralization and oxidation in less-densely drilled portions of the South Lookout Mountain area; and (iv) the assignment of rock densities, especially in unmineralized areas. As discussed in Section 11.8.1, these risks were at least partially mitigated, as in the case of down-hole contamination, specifically addressed by the choice of resource estimation parameters, as in the case of the application of a higher resource cutoff grade than might otherwise be chosen, and/or by the classification of the resources.

The Lookout Mountain project gold resources, which include both the Lookout Mountain and South Adit deposits, are tabulated using cutoff grades of 0.005 oz Au/ton for oxidized material and 0.055 oz Au/ton for unoxidized material. These cutoffs are chosen to capture mineralization that is potentially available to open-pit extraction, with the lower cutoff applied to oxidized material that can reasonably be assumed to be amenable to heap-leach processing, while the higher cutoff is applied to unoxidized material and reflects probable lower heap-leach recoveries and/or more costly sulfide processing. Measured and Indicated resources total 25,819,000 tons averaging 0.017 oz Au/ton (423,000 ounces), with an additional 7,322,000 tons averaging 0.011 oz Au/ton (84,000 ounces) assigned to the Inferred category.

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23 RECOMMENDATIONS

The Lookout Mountain project has advanced to the stage where economic studies are warranted, as reflected in the Phase I recommendations discussed below. With positive results, significant expenditures should be invested in various studies that would support a pre-feasibility study (Phase II).

Project resources remain open in all directions. Drill holes have intersected mineralized zones along the strike of the resources both to the north (Rocky Canyon) and to the south, with the 3,500-foot strike extent between the southern limit of the Lookout Mountain deposit and the northern limit of the South Adit deposit affording the best opportunity for resource expansion in the near term. Significant exploration expenditures that include surface sampling, channel sampling in areas of difficult access, and approximately 15,000 feet of drilling are warranted.

Irrespective of the results of the exploration drilling, the existing resource base also justifies further investment. Approximately 10,000 feet of infill RC and core drilling within the project resources is recommended, with the goal of converting current Inferred resources to higher categories. Ongoing metallurgical testing programs should also continue under the guidance of metallurgical experts; this program will require about 10,000 feet of additional core drilling to provide the necessary materials for testing. The program should include additional bottle-roll and column testing of various particle sizes, further crush-size fraction testing, SEM and other mineralogical characterizations, material-type volumetrics, and density measurements.

During the Phase I program, three-dimensionally accurate modeling of the geology needs to be undertaken, including all lithologic and alteration/geochemical interpretations, as well as the complex structural interpretations. This work will support all future economic studies, where waste-rock modeling has increased importance (only sectional-type geologic modeling has been completed to date). This work will entail finalizing all geologic modeling on cross sections and then rectifying the interpretations three-dimensionally to the drill data, which would likely be accomplished on a comprehensive set of level plans.

Estimated costs of the Phase I work program are summarized on Table 23.1.

Table 23.1 Recommended Phase I Lookout Mountain Work Program

Item[1]	Estimated Cost
Drilling (~35,000 feet) - Includes exploration, infill, and metallurgical RC and core drilling	$2,900,000
Drill Access - construction and upgrading	150,000
Hydrology	450,000
Drill and Surface Sample Assaying – includes QA/QC samples	350,000
Metallurgical Testing	250,000
Geologic Modeling and Resource Estimation	250,000
Initial Assessment	150,000
Total	$4,500,000

1Excluding all landholding, personnel, environmental (reclamation, reclamation bonding, permitting, etc.), and travel costs

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If the results of the Lookout Mountain project Phase I program are favorable, i.e. the Initial Assessment yields positive results, a Phase II program that prepares the project for a pre-feasibility study should be initiated. A pre-feasibility and its accompanying baseline environmental studies are required for the submission of a mine Plan of Operation to the BLM. The following Phase II work is recommended to achieve these goals:

•

Additional drilling, including: continuation of the infill (5,000 feet of core and RC), exploration (15,000 feet of RC and core), and metallurgical (5,000 feet of core) drill programs initiated in Phase I; condemnation drilling (10,000 feet of RC) to define potential sites for waste rock, leach pad, and mine facilities; and drilling to support hydrologic studies (10,000 feet of rotary/RC);

•	Continuation of the Phase I metallurgical work;

•	Geotechnical program, including pit-slope work, shear and compression tests, and stability analyses; the work would include four to eight oriented core holes that would double as metallurgical holes;

•	Completion of environmental baseline studies required for a mine Plan of Operation, including biological (threatened and endangered species, migratory birds, critical habitat, sage grouse, etc.) and cultural surveys;

•	Detailed hydrologic studies, including modeling, preparation of a hydrogeochemical characterization report, and the completion of water monitoring and production wells; and

•	Preliminary facilities design, including soil geotechnical studies, determination of utility pathway locations and needs, and determination of the location, size, and type of crusher.

Estimated costs of the Phase II work program are summarized on Table 23.2.

Table 23.2 Recommended Phase II Lookout Mountain Work Program

Item[1]	Estimated Cost
Drilling (~45,000 ft). Includes exploration, hydrologic, condemnation, infill, and metallurgical RC and core drilling	$4,000,000
Drill Access - construction and upgrading	75,000
Drill Sample Assaying – includes QA/QC samples	350,000
Metallurgical Testing	250,000
Hydrologic Studies	500,000
Environmental Baseline Studies	1,330,000
Preliminary Facilities Design-Related Work	150,000
Total	$6,655,000

1Excluding all landholding, personnel, environmental (reclamation, reclamation bonding, permitting, etc.), and travel costs.

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24 REFERENCES

Alta Gold Co., 1999, Lookout Mountain property; a disseminated gold system along the Battle Mountain-Eureka trend: Internal company report, 9 p. plus figures.

Asher, R., 1986 (May 2), Ratto Canyon submittal, Eureka County, Nevada: Internal Memorandum of Tenneco Minerals Company, 7 p. plus attachments.

Barrick Gold Corporation, 2010, A new era in gold: Annual report for 2009 of Barrick Gold Corporation, 170 p.

Campbell, Foss and Buchanan, Inc., 1986 (April 30), Amselco Ratto Canyon project; overview of data and property examination: Report prepared for Norse Petroleum (U.S.) Inc., 5 p. plus attachments.

Cargill, C., 1988 (July 30), Report on the Eureka property of Norse-Windfall Mines Inc.: Report prepared by Cargill Geological Consultants Limited for Moneta Porcupine Mines Inc., 29 p.

Cope, E. L., 1992 (June 15), Geologic evaluation of the area west of Ratto Ridge, Ratto project, Eureka County, Nevada: Report prepared for Barrick Gold Exploration, 5 p. plus attachments.

Creel, L., 2006 (December 3), Lookout Mountain resource estimation: Report prepared by Creel Consulting for Staccato Gold Resources Ltd., 2 p.

Creel, L., 2007 (January 3), Lookout Mountain resource estimation: Report prepared by Creel Consulting for Staccato Gold Resources Ltd., 2 p.

Dix, R. B., 1987 (April 8), Ratto property bulk sample cyanide leach tests; final report: Report prepared by Kappes, Cassiday & Associates for Norse Windfall Mines Inc., 21 p.

Edmondo, G., 2007, Property evaluation report on properties controlled by Staccato Gold Resources Ltd.: Report prepared by MinGIS for Metallica Resources Inc., 5p.

Edmondo, G., 2008a, Property evaluation report on properties controlled by Staccato Gold Resources Ltd.; Follow up report on short term recommendations: Report prepared by MinGIS for Metallica Resources Inc., 11p.

Edmondo, G., 2008b, Summary of exploration activities at Lookout Mountain and vicinity: Internal report for Staccato Gold Resources Ltd., 2 p.

Edmondo, G., 2009, Lookout Mountain report of 2009 activities and work program for Rocky Canyon Mining Company: Report prepared by Staccato Gold Resources Ltd. and BH Minerals US Inc. for Rocky Canyon Mining Company, 14 p.

Edmondo, G., 2010a, A summary of mineralization in terms of metallurgical type and grade characterization: Internal report for BH Minerals USA Inc., 5 p.

Edmondo, G., 2010b, Eureka district exploration update, Eureka County, Nevada, in 2010 Fall Field Trip Guidebook: Geological Society of Nevada Special Publication no. 51, p. 406-407.

Edmondo, G., 2010c, Lookout Mountain report of 2010 activities and work program for Rocky Canyon Mining Company: Report prepared by Timberline Resources Corp. and BH Minerals US Inc. for Rocky Canyon Mining Company, 14 p.

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Emmons, D. L., 1995 (August 23), 1995 Ratto Canyon annual report: Report prepared by Echo Bay Exploration Inc. for Rocky Canyon Mining, 2 p. plus attachments.

Emmons, D. L., 1996 (September 4), 1996 Ratto Canyon annual report: Report prepared by Echo Bay Exploration Inc. for Rocky Canyon Mining, 1 p. plus attachments.

Emmons, D. L., 1998 (January 2), 1997 Ratto Canyon annual report: Report prepared by Echo Bay Exploration Inc. for Rocky Canyon Mining, 1 p. plus attachments.

Gathje, J. C., 1985 (August 21), HRI Project 6172, Cyanidation of gold ore samples: Letter from Hazen Research, Inc. to Amselco Exploration Inc., 3 p.

Gathje, J. C., 1986 (April 21), HRI Project 6319, Column leach tests, interim report: Letter from Hazen Research, Inc. to Amselco Minerals Inc., 4 p.

G.I.S. Land Services, 2008 (November 26), Lookout Mountain title review, 373 lode claims, Eureka County, Nevada, executive summary, Report 2008-15-LM,Report prepared for Staccato Gold Resources, Ltd., 56 p.

Golder Associates Inc., 2013 (February), Lookout Mountain project scoping-level pit slope evaluation, Eureka, Nevada: Report prepared for Timberline Resources, 43 p. plus appendices.

Gustin, M. M., 2011 (May 2), Technical report on the Lookout Mountain project, Eureka County, Nevada, USA: Report prepared by Mine Development Associates for Timberline Resources Corp., 124 p.

Gustin, M. M., 2012 (May 31), Updated technical report on the Lookout Mountain project, Eureka County, Nevada, USA: Report prepared by Mine Development Associates for Timberline Resources Corp., 129 p.

Hauntz, C. E., 1985 (January 30), Amselco Exploration Inc. Great Basin precious metals project; Ratto Canyon report: Internal report of Amselco Exploration Inc., 75 p. plus appendices.

Jennings, D., and Schwarz, F., 2005 (March 10), Technical report on the South Eureka district property, Eureka County, Nevada: Draft of report prepared for Staccato Gold Resources Ltd., 38 p. (incomplete draft).

Johns, K. M., 1990, EFL Gold Exploration drill program, August 27 – September 8, 1990: Internal report for EFL Gold Exploration, 4 p.

Jonson, D. C., 1991 (May 6), Exploration potential for gold deposits in the Ratto Canyon area, Eureka County, Nevada: an analysis of Amselco Minerals, Norse Windfall, BP Minerals /Kennecott, and EFL Gold Mines data 1978-1990: Report prepared for Summit Minerals Co., 40 p.

Kappes, Cassiday & Associates, 2011a (February 18), Lookout Mountain project bulk samples, report of metallurgical test work, February 2011: Report prepared for Timberline Resources Corp., 34 p.

Kappes, Cassiday & Associates, 2011b (May), Lookout Mountain project bulk samples, report of metallurgical test work, May 2011: Report prepared for Staccato Gold Resources Ltd./BH Minerals US Inc., 94 p. plus appendices.

Kappes, Cassiday & Associates, 2011c (June), Lookout Mountain project core composite samples, report of metallurgical test work, June 2011: Report prepared for Staccato Gold Resources Ltd./BH Minerals US Inc., 104 p. plus appendices.

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Kappes, Cassiday & Associates, 2013 (February), Lookout Mountain project report of metallurgical test work February 2013: Report prepared for Staccato Gold Resources Ltd./BH Minerals US Inc., 59 p. plus appendices.

Klessig, P., 1985a (July 10), Letter describing the samples sent for preliminary metallurgical test work: Letter from Amselco Exploration Inc. to Hazen Research Inc., 2 p.

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Lightner, F., 2007 (December 13), Staccato Gold – metallurgy Lookout Mountain property: Internal report for Staccato Gold Resources Ltd., 3 p.

Mako, D. A., 1993a (February 19), Ratto project, Eureka County, Nevada; 1992 exploration summary: Internal Barrick Gold Exploration Inc. report, 26 p.

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25 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

As summarized in Section 9.0, RESPEC verified the data that formed the basis for the resource estimation summarized in Section 11.0. RESPEC did not rely on Timberline for any of the conclusions or interpretations summarized in the Sections of this TRS for which RESPEC is responsible.

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